The information in this preliminary prospectus is not complete and may be amended. We may not sell the notes described in this preliminary prospectus until we deliver a final prospectus. This preliminary prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS
DATED August 1, 2005
$750,000,000
Floating Rate Auto Dealer Loan Backed Notes, Series 2005-1
Volkswagen Credit Auto Master Owner Trust
Issuer
Volkswagen Dealer Finance, LLC
Transferor
VW Credit, Inc.
Servicer

      The assets of the trust consist of a revolving pool of receivables arising under automobile dealer revolving floorplan financing agreements with retail automobile dealers to finance their inventory of new and used automobiles and light duty trucks, payments due on those receivables, security interests of the trust in the financed vehicles and related property, amounts on deposit in accounts of the trust, and the rights of the transferor under the receivables purchase agreement. Neither the offered notes nor the underlying trust assets are insured or guaranteed by any governmental agency.

       Investing in the offered notes involves risks. Before you purchase any of the offered notes, you should carefully consider the “Risk Factors” beginning on page 7.
      Certain characteristics of the offered Series 2005-1 notes include:

			Expected		Expected			Underwriting
Principal		Interest	Principal	Stated	Rating:	Price to		Discounts and		Proceeds to
Amount	Interest Rate	Payment Date	Payment Date	Maturity Date	(Moody’s/S&P)	Public		Commissions		Transferor

$750,000,000	One-month LIBOR plus % per year	Monthly on the 20th, beginning September 20th, 2005	July 21, 2008	July 20, 2010	Aaa/AAA		%		%	$
Credit enhancement for the notes:

•	The residual interest in the trust is subordinate to the offered notes to the extent of the available subordinated amount, which is initially $99,858,357, assuming the incremental subordinated amount is zero.

•	A reserve account, with an initial balance of $2,625,000.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these notes or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The underwriters will purchase the offered notes from the issuer and will offer them to the public at the price set forth in the table on this page. The underwriters expect to deliver the offered notes to purchasers on August 11, 2005 through DTC, Euroclear and Clearstream.

MORGAN STANLEY	SG CORPORATE & INVESTMENT BANKING

DRESDNER KLEINWORT WASSERSTEIN	WACHOVIA SECURITIES
The date of this prospectus is August      , 2005

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED
IN THIS PROSPECTUS
Content of Prospectus
           You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date at the bottom of the front cover page.
           We include cross-references in this prospectus to the captions herein under which you can find additional related information. The table of contents lists the pages on which these captions are located.
           You can find a listing of the pages where the principal terms are defined under “Index of Principal Terms” beginning on page 99.
           In this prospectus, the term “we” refers to Volkswagen Dealer Finance, LLC.
Limitations on Offers or Solicitations
           We do not intend this document to be an offer or solicitation:

(1)	if used in a jurisdiction where the offer or solicitation is not authorized;

(2)	if the person making the offer or solicitation is not qualified to do so; or

(3)	if the offer or solicitation is made to anyone to whom it is unlawful to make the offer or solicitation.
Dealer Prospectus Delivery Requirements
           Until 90 days after the date of this prospectus, all dealers that effect transactions in the notes, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.
           Volkswagen Credit Auto Master Owner Trust and Volkswagen Dealer Finance, LLC have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement under the Securities Act of 1933, as amended, with respect to the notes being offered in this prospectus. This prospectus does not contain all of the information in the Registration Statement. The Registration Statement is available for inspection and copying at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. VW Credit, Inc., on behalf of the issuer, will also file or cause to be filed with the Commission periodic reports required under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.
NOTICE TO RESIDENTS TO THE UNITED KINGDOM
           THIS PROSPECTUS SUPPLEMENT MAY ONLY BE COMMUNICATED OR CAUSED TO BE COMMUNICATED IN THE UNITED KINGDOM TO PERSONS AUTHORIZED TO CARRY ON A REGULATED ACTIVITY (“AUTHORIZED PERSON”) UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA”) OR TO PERSONS OTHERWISE HAVING PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFYING AS INVESTMENT PROFESSIONALS UNDER ARTICLE 19 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED OR TO PERSONS QUALIFYING AS HIGH NET WORTH PERSONS UNDER ARTICLE 49 OF THE ORDER OR TO ANY OTHER PERSON TO WHOM THIS PROSPECTUS SUPPLEMENT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR CAUSED TO BE COMMUNICATED.

           NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE NOTES ARE OR WILL BE AVAILABLE TO OTHER CATEGORIES OF PERSONS IN THE UNITED KINGDOM AND NO ONE FALLING OUTSIDE SUCH CATEGORIES IS ENTITLED TO RELY ON, AND THEY MUST NOT ACT ON, ANY INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE COMMUNICATION OF THIS PROSPECTUS SUPPLEMENT TO ANY PERSON IN THE UNITED KINGDOM OTHER THAN THE CATEGORIES STATED ABOVE IS UNAUTHORIZED AND MAY CONTRAVENE THE FSMA.
TRANSACTIONS THAT MAY AFFECT THE PRICE OF THE NOTES
           The underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes, and transactions that may include stabilizing and the purchase of the notes to cover syndicate short positions. For a description of these activities see “Underwriting”. The underwriters will offer the notes, subject to prior sale, if and when the notes are issued to and accepted by them. The underwriters reserve the right to reject an order in whole or in part and to withdraw, cancel or modify the offer without notice.

i

ii

SUMMARY OF TRANSACTION PARTIES*

*	This chart provides only a simplified overview of the relations between the key parties to the transaction. Refer to this prospectus for a further description.

iii

SUMMARY
           This summary highlights selected information from this prospectus and may not contain all of the information that you need to consider in making your investment decision. This summary provides an overview of certain information to aid your understanding and is qualified in its entirety by the full description of this information appearing elsewhere in this prospectus. You should carefully read this entire prospectus to understand all of the terms of the offering.

Trust:	Volkswagen Credit Auto Master Owner Trust
Transferor:	Volkswagen Dealer Finance, LLC
Originator:	VW Credit, Inc.
Servicer:	VW Credit, Inc.
Indenture Trustee:	JPMorgan Chase Bank, N.A.
Owner Trustee:	The Bank of New York (Delaware)
Closing Date:	August 11, 2005
Clearance and Settlement:	DTC/Clearstream/Euroclear
Primary Trust Assets:	Receivables arising under automobile dealer floorplan financing agreements
Basic Terms of the Notes

Principal Amount:	$750,000,000
Anticipated Ratings:*(Moody’s/ Standard & Poor’s)	Aaa/ AAA
Credit Enhancement:	Available subordinated amount, reserve account
Interest Rate:	One-month LIBOR plus % per year
Interest Accrual Method:	Actual/360
Interest Payment Dates:	Monthly on the 20th
Interest Rate Index Reset Date:	2 LIBOR business days before each interest payment date
First Interest Payment Date:	September 20, 2005
Expected Principal Payment Date:	July 21, 2008
Stated Maturity Date:	July 20, 2010
Annual Servicing Fee Rate:	1.0%

*	It is a condition to issuance that one of these ratings be obtained.
           Subject to the discussion under “Certain ERISA Considerations,” the series 2005-1 notes may be acquired by pension, profit-sharing or other employee benefit plans, as well as individual retirement accounts, Keogh plans and other plans covered by Section 4975 of the U.S. Internal Revenue Code.
Transaction Structure
The Parties

Issuer/ Trust
           Volkswagen Credit Auto Master Owner Trust, a New York common law trust, was formed by the transferor and The Bank of New York, a New York banking corporation, on August 3, 2000. The transferor is the sole holder of the residual interest in the trust, which represents the sole ownership and beneficial interest in the trust. Prior to the issuance of the series 2005-1 notes, the trust will elect to become a Delaware statutory trust.

Transferor
           Volkswagen Dealer Finance, LLC, a Delaware limited liability company and a wholly-owned subsidiary of VW Credit, Inc.

Servicer
           VW Credit, Inc., a Delaware corporation and a wholly-owned subsidiary of Volkswagen of America, Inc. and an indirect subsidiary of Volkswagen AG.

Owner Trustee
           The Bank of New York (Delaware).

Indenture Trustee
           JPMorgan Chase Bank, N.A.
Closing Date
           The closing date of the transaction will be August 11, 2005.
Pool Data Date
           Close of business on June 30, 2005.
The Series 2005-1 Notes
           The trust will issue $750,000,000 aggregate principal amount of series 2005-1 notes. Only the series 2005-1 notes are being offered by this prospectus. The trust may issue additional series of notes after the issuance of the series 2005-1 notes.
Payment Dates
           The trust will make payments on the series 2005-1 notes on September 20, 2005, and on the 20th day of each month thereafter or, if the 20th day of any month is not a business day, on the next succeeding business day.
Interest
           The series 2005-1 notes will bear interest at one-month LIBOR, as determined each month, plus           % per annum.
           Interest will be calculated for the series 2005-1 notes as follows:

Principal balance of the series 2005-1 notes at end of prior monthly interest period	X	Number of days in interest period 360	X	Interest rate
           Each interest period begins on and includes a payment date and ends on but excludes the next payment date. However, the first interest period will begin on and include the closing date. See “The Series 2005-1 Notes — Interest” and the definition of “LIBOR” and “Designated Maturity” for additional discussion of how interest will be calculated for the first interest period.
Principal
           The trust is expected to pay principal in full on the series 2005-1 notes on the July 2008 payment date. However, special circumstances could cause principal to be paid earlier or later or in reduced amounts. See “Maturity and Principal Payment Considerations.”

           If the trust has not previously paid the invested amount of the series 2005-1 notes, the outstanding principal amount of the series 2005-1 notes, up to the invested amount, will be payable in full on the stated maturity date for the series 2005-1 notes, which is the July 2010 payment date.
Revolving Period
           The series 2005-1 notes will have a revolving period during which no principal will be paid on the series 2005-1 notes. The revolving period will begin at the close of business on the closing date and end when the accumulation period for the series 2005-1 notes begins. However, the revolving period will end before the accumulation period for the series 2005-1 notes begins if an early amortization period that is not terminated begins.
Accumulation Period
           The series 2005-1 notes will have an accumulation period, unless an early amortization period that is not terminated begins before the start of the accumulation period. The length of the accumulation period will be calculated as described in “The Series 2005-1 Notes—Principal.” The trust will make no principal payments on the series 2005-1 notes during the accumulation period. However, the trust is expected to pay the entire principal balance of the series 2005-1 notes, up to the invested amount, on the July 2008 payment date, which is the first payment date following the end of the accumulation period.
Early Amortization Period
           The series 2005-1 notes will have an early amortization period if an early amortization event occurs and is not cured. See “The Series 2005-1 Notes—Early Amortization Events” in this prospectus for a description of the events that might cause an early amortization period to start and, in some cases, terminate. During an early amortization period, the trust will make principal payments on the series 2005-1 notes to the extent of funds available for that purpose.
Credit Enhancement

Subordination of the Residual Interest
           The residual interest in the trust (which is currently held by the transferor) is subordinated to the rights of the holders of the series 2005-1 notes to the extent described in this prospectus. A portion of collections on the receivables otherwise allocable to the residual interest may be used to pay interest and principal on the series 2005-1 notes, but only to the extent of the series 2005-1 available subordinated amount.
           The series 2005-1 available subordinated amount will initially be $99,858,357 plus any incremental subordinated amount, but is subject to reduction from time to time. See the definition of “Series 2005-1 Available Subordinated Amount” in the glossary and “The Series 2005-1 Notes—Allocation of Collections; Limited Subordination of Residual Interest” for more information about the series 2005-1 available subordinated amount.
           Collections on the receivables will be allocated to the series 2005-1 notes based on the series 2005-1 invested amount. The series 2005-1 invested amount will initially be $750,000,000 but is subject to reduction from time to time as described in this prospectus under the caption “The Series 2005-1 Notes—Allocation Percentages.”

Reserve Account
           The servicer will establish and maintain a reserve account in the name of the indenture trustee for the benefit of the holders of the series 2005-1 notes. The transferor will deposit $2,625,000 into the reserve account on the closing date. The reserve account required amount for any payment date will equal 0.35% of the outstanding principal balance of the series 2005-1 notes for that payment date, after giving effect to any change in the principal balance on that payment date.

           Amounts on deposit in the reserve account will be available to pay monthly interest, the monthly servicing fee, to reverse series 2005-1 noteholder charge-offs, and to cover receivables that become defaulted and that have been allocated to the holders of the series 2005-1 notes. In addition, on the stated maturity date for the series 2005-1 notes, if the invested amount of the series 2005-1 notes has not been reduced to zero, amounts on deposit in the reserve account will be available to pay any unpaid principal balance on the series 2005-1 notes.
Excess Principal Collections
           Principal collections allocable to other series of notes that are in Group I, to the extent not needed to make payments on the other series of notes, will be applied to make principal payments on the series 2005-1 notes and to make principal payments on notes of other series that are in Group I and entitled to principal payments.
Excess Non-Principal Collections
           Non-principal collections allocable to other series of notes that are in Group I, to the extent not needed to make payments on the other series of notes, will be applied as non-principal collections for the benefit of Series 2005-1 and to make payments required with respect to other series that are in Group I and entitled or required to payments or deposits from non-principal collections.
Other Securities
           The trust may issue additional series of notes from time to time.
Assets of the Trust
           The primary assets of the trust will be a revolving pool of receivables arising under revolving floorplan financing agreements entered into with VW Credit, Inc. by retail automobile dealers to finance their inventory of new and used automobiles and light duty trucks.
           The receivables will be sold by VW Credit, Inc. to the transferor, and then transferred by the transferor to the trust. Pursuant to the indenture for the notes, the trust has granted a security interest to the indenture trustee for the benefit of the holders of the notes in the receivables and the other property of the trust. The trust property will also include:

•	security interests in the collateral securing the dealers’ obligations to pay the receivables, which will include unsold vehicles and which may include parts inventory, equipment, fixtures and service accounts and real estate;

•	amounts held on deposit in trust accounts maintained for the trust or for the notes;

•	recourse VW Credit, Inc. may have against the dealers under the financing agreements, including in some cases personal guarantees securing the receivables;

•	the transferor’s rights under its purchase agreement with VW Credit, Inc.; and

•	all rights of the trust under the trust sale and servicing agreement.
           New receivables arising under the revolving floorplan financing agreements relating to the accounts designated to the trust generally will be transferred to the trust on a daily basis. The trust generally will transfer the principal collections on the receivables to the transferor, if there are sufficient assets in the trust, prior to the date on which funds are required to be set aside for payment on a series of notes. If there are insufficient assets in the trust, the trust will retain the principal collections and invest them in eligible investments.

Collections
           Collections consist of all collections of principal under the receivables, as well as all collections of interest and other non-principal collections.
Allocation of Cash Flows
           Collections of interest generally will be used monthly on each payment date to (a) to repay servicing advances, (b) make payments of interest on the series 2005-1 notes, (c) to pay the servicing fee; (d) to make deposits as required into the reserve account and (e) to cover defaults, investor charge-offs and reductions in the Series 2005-1 available subordinated amount.
           During the revolving period, no principal payments are to be made on the series 2005-1 notes, and collections of principal will be paid to the holder of the residual interest in the trust, deposited to the excess funding account, used to cover shortfalls in interest due to series 2005-1 noteholders or allocated to the noteholders of other series of notes. If, however, an early amortization event for the series 2005-1 notes occurs, principal allocated to the series 2005-1 notes will be paid to the holders of the series 2005-1 notes on each payment date until the principal amount of the series 2005-1 notes is reduced to zero.
Servicing Fees
           The trust will pay the servicer a fee as compensation for servicing the receivables. This servicing compensation will be paid in monthly installments, and on each payment date the servicer will receive one-twelfth of 1.0% of the principal balance of the receivables in the receivables pool on the last day of the prior month. See “The Transfer and Servicing Agreements — Servicing Compensation and Payment of Expenses” for a discussion of the portion of the servicing fee to be paid from series 2005-1 cash flows.
Optional Redemption
           The transferor has the option to cause the trust to redeem the series 2005-1 notes on any payment date after the series 2005-1 invested amount is reduced to an amount less than or equal to $75,000,000 (10% of the initial outstanding principal amount of the series 2005-1 notes).
Book-Entry Registration
           Persons acquiring beneficial ownership interests in the series 2005-1 notes will hold their series 2005-1 notes through The Depository Trust Company, in the United States, or Clearstream Banking, societe anonyme or Euroclear, outside of the United States. Transfers within The Depository Trust Company, Clearstream Banking, societe anonyme, or Euroclear will be in accordance with the usual rules and operating procedures of the relevant system. Crossmarket transfers between persons holding directly or indirectly through The Depository Trust Company, on the one hand, and persons holding directly or indirectly through Clearstream Banking, societe anonyme, or Euroclear, on the other hand, will take place in The Depository Trust Company, through the relevant depositories of Clearstream Banking, societe anonyme, or Euroclear.
Tax Status
           Subject to important considerations described under “Material Federal Income Tax Consequences”, Mayer, Brown, Rowe & Maw LLP, as special tax counsel to the trust, is of the opinion that, under existing law your series 2005-1 notes will be characterized as debt for federal income tax purposes and the trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation.
           By accepting a series 2005-1 note, you agree to treat the series 2005-1 notes as indebtedness for federal, state and local income, franchise and/or value added tax purposes and for purposes of any other taxes imposed or measured by income in whole or in part.
           See “Material Federal Income Tax Consequences” and “State and Local Tax Consequences” in this prospectus concerning the application of federal, state and local tax laws.

Certain ERISA Considerations
           Subject to the considerations discussed under “Certain ERISA Considerations”, employee benefit plans subject to the Employee Retirement Income Security Act of 1974 and plans subject to Section 4975 of the U.S. Internal Revenue Code may purchase the series 2005-1 notes. See “Certain ERISA Considerations” for a description of the limitations on the purchase of series 2005-1 notes by employee benefit plans and other plans. A plan fiduciary considering the purchase of series 2005-1 notes should consult with its counsel.
Risk Factors
           There are material risks associated with an investment in the series 2005-1 notes and you should consider the matters set forth under “Risk Factors” beginning on page 7 of this prospectus.
Ratings
           On the closing date, it is a condition to issuance of the series 2005-1 notes that one of these ratings be obtained: (i) Aaa from Moody’s or (ii) AAA from Standard & Poor’s.
           There can be no assurance that a rating will not be lowered or withdrawn by an assigning rating agency.

RISK FACTORS
           In addition to the other information contained in this prospectus, you should consider carefully the following risk factors in deciding whether to purchase the series 2005-1 notes. The disclosures below summarize the principal material risks of investing in the series 2005-1 notes. The summary does not purport to be complete; to fully understand and evaluate it, you should also read the rest of this prospectus.

The Issuance of Additional Series May Result in Delays and Reductions on Payments on Your Notes.	The trust, as a master owner trust, may issue series of notes in addition to the series 2005-1 notes. These additional series may be issued without your consent and could result in delays or reductions in payments on your series. The terms of any series may be different from your series. Some series may be in accumulation or amortization periods while your series may be in a revolving period; principal collections will be paid to those series while your series is not receiving principal collections. Some series may also be in their revolving periods while your series is in an accumulation period or early amortization period; principal collections that otherwise would have been paid to those series will be paid to your series to make principal payments on the series 2005-1 notes.

If your series were to enter an accumulation period or an early amortization period while another series was either in an accumulation or amortization period or were to enter an accumulation or amortization period before the principal amount of the notes of your series were reduced to zero, principal collections from that series would not be available to make principal payments on your notes. As a result, the payments on your notes may be reduced and final payment of the principal of the notes of your series may be delayed. Also, the shorter the accumulation period for the notes of your series, the greater the chance that payment in full of the notes of your series on the expected principal payment date will depend on principal collections being available from other series to make principal payments on your notes. If a series from which principal collections were expected to be available to make payments on the notes of your series were to enter an amortization or accumulation period, principal collections allocable to that series would not be available to make principal payments on your notes. As a result, the payments on your notes may be reduced and the final payment of principal of your notes may be later than the expected principal payment date.

It is a condition to the issuance of each new series that each rating agency that has rated your notes confirm in writing that the issuance of the new series will not result in a reduction or withdrawal of its rating of your notes. However, a rating confirmation does not guarantee that the timing or amount of payments on your notes will remain the same.

The transferor will include in any report it files under the Securities and Exchange Act of 1934 all material information about any other series of notes issued after your series that may have a material effect on your series.

Early Amortization of Your Notes May Result in Early, Late and/or Reduced Payment of Your Notes.	If an early amortization event for your series should occur, an early amortization period for your series will begin and this could result in reduced payment on your notes and/or payment on your notes before or after the expected principal payment date. You may not be able to reinvest the principal on your notes repaid to you earlier than expected at a rate of return that is equal to or greater than the rate of return on your notes. An early amortization event may result from, among other things:

• the bankruptcy, insolvency or receivership of the trust, the servicer, the transferor or Volkswagen of America, Inc.;

• the failure of the transferor, the servicer or the trust to make required payments on the series 2005-1 notes or as otherwise required under the indenture, the trust sale and servicing agreement or the receivables purchase agreement;

• a breach of a representation, warranties or covenant by the trust, the transferor or VW Credit, Inc.;

• the occurrence of a servicer default or event of default with respect to the series 2005-1 notes;

• the monthly payment rate for the three preceding collection periods declines to less than 25%; or

• for three consecutive determination dates, the amounts on deposit in the excess funding account exceed 30% of the sum of the invested amounts of all outstanding series.

A significant decline in the amount of receivables generated also could cause an early amortization event if VW Credit Inc. fails as required to designate additional accounts the receivables of which would be transferred to the trust.

The Note Rate and the Receivables Interest Rate May Fluctuate Differently Resulting in Basis Risk.	The receivables pay interest at a variable rate based on the prime rate or LIBOR rate, and the servicer may amend or reduce this rate. The interest rate on the series 2005-1 notes is based on LIBOR. The trust is not entering into any interest rate hedge agreement for the benefit of the series 2005-1 noteholders to protect against fluctuations in market interest rates. If the rate or the receivables decline, collections of receivables allocated to the series 2005-1 notes may be reduced without a corresponding reduction in the amount payable as interest on the series 2005-1 notes. This could result in delayed or reduced principal and interest payments to the holders of the series 2005-1 notes.

Credit Enhancement is Limited.	The series 2005-1 notes represent obligations of the trust only. The series 2005-1 notes are not obligations of and are not insured or guaranteed by Volkswagen AG, Volkswagen of America, Inc., VW Credit, Inc. or the transferor or any other entity or person (including any affiliate of VW Credit, Inc. or the transferor). The sole source of payments on the series 2005-1 notes are the assets of the trust. The trust will not have any significant assets or sources of funds other than the receivables and the reserve account. Credit enhancement will be provided by the subordination of the residual interest in the trust as described in this prospectus and by amounts in the reserve account. The amount of the credit enhancement is limited and may be reduced from time to time.

The presence of the series 2005-1 available subordinated amount is intended to increase the likelihood that you will receive the full amount of principal of and interest on your notes and decrease the likelihood that you will experience losses on your notes. However, the presence of the series 2005-1 available subordinated amount will not provide protection to you against all risks of loss, nor will it guarantee to you the repayment of the entire principal balance of and interest on your notes. If losses occur that exceed the amount covered by the series 2005-1 available subordinated amount, or if losses occur that are not covered by the series 2005-1 available subordinated amount, you might experience delays or reductions in payments on your notes.

You must rely primarily on payments on the trust’s receivables and amounts on deposit in the reserve account. In addition, you may have to look to the proceeds from the repossession and sale of the collateral that secures defaulted receivables and the proceeds from any recourse against dealers under the financing agreements. If these sources are insufficient, you might experience delays or reductions in payments on your notes.

Commingling by the Servicer May Result in Delays and Reductions in Payments on Your Notes.	The trust sale and servicing agreement allows the servicer to retain collections on the receivables in the following circumstances: so long as VW Credit, Inc. remains servicer, no servicing default has occurred and is continuing, and Volkswagen AG, Volkswagen of America, Inc. and VW Credit, Inc. meet certain requirements established by the rating agencies that have rated outstanding series. Under these circumstances, the servicer does not have to deposit collections received during a collection period into the collection account until the related payment date. Currently, the servicer is required to deposit collections into the collection account or the principal funding account for the series 2005-1 notes within two business days of receipt.

Until the servicer deposits payments on the receivables into the collection account or the principal funding account for the series 2005-1 notes, the servicer may use those funds for its own benefit and will not segregate those funds from its own assets, and the proceeds of any investment of those funds will accrue to the servicer. The servicer will pay no fee to the trust or any noteholder for any use by the servicer of collections on the receivables. If the servicer were to become insolvent, the servicer’s failure to deposit collections in the collection account or the principal funding account for the series 2005-1 notes may result in delays and reductions in payments on your notes.

You May Not Be Able to Influence Actions of the Trust.	You may be unable to influence or otherwise control the actions of the trust, and as a result, you may be unable to stop actions that are adverse to you.

• The interests of other noteholders of your series or the noteholders of any other series may not coincide with your interests, making it more difficult for you to receive your desired results in a situation requiring the consent or approval of other noteholders.

• You may need approval or consent of other holders of the notes of your series or the holders of notes of other series, to take or direct various actions, including amending the trust agreement, the trust sale and servicing agreement or the receivables purchase agreement or approving supplemental indentures for the indenture or the series 2005-1 supplement, declaring the occurrence of an early amortization event or approving the termination of an early amortization period, declaring an event of default, accelerating the notes and approving the sale of receivables following an event of default, waiving an event of default, exercising the noteholders’ right to have series 2005-1 notes redeemed following the breach of a representation or warranty or replacing the indenture trustee.

• In addition, if the transferor violates its covenant under the trust sale and servicing agreement not to create any lien on any receivable, action by the holders of more than 50% of the aggregate amount of notes of each class of each series and by the holder of the residual interest in the trust, will be required to direct the indenture trustee not to sell or otherwise liquidate the receivables.

• In addition, the transferor, the servicer, the owner trustee and the indenture trustee, as applicable, may amend the trust agreement, the trust sale and servicing agreement, the indenture, the series 2005-1 supplement or the receivables purchase agreement without your consent in the circumstances described in this prospectus. See “The Series 2005-1 Notes—Modifications of Indenture or Series 2005-1 Supplement Without Noteholder Consent” and “The Transfer and Servicing Agreements—Amendments”. Action by the holders of more than 50% of the aggregate amount of the notes of each class of each series also may be required to amend the trust agreement, the indenture and the series 2005-1 supplement, and 66 2/3% of the aggregate amount of the notes of each class of each series adversely affected may be required to amend the trust sale and servicing agreement.

Any of the foregoing could result in a delay or reduction in payment on your notes.

Dealer Concentration May Result in Larger Losses From a Single Dealer Default.	As of March 31, 2005, VW Credit, Inc. provided new and used car and light duty truck floorplan financing for 415 dealers or dealer groups. Although no dealer or dealer group accounted for more than 3% of the aggregate principal amount of the outstanding receivables as of March 31, 2005, approximately 12.2% of the aggregate principal amount of the receivables outstanding as of that date were owed by the 5 largest dealers or dealer groups. A default by one or more of these dealers or dealer groups could result in delays or reductions in payments on your notes.

Receivables May Be Uncollectible Due to Superior Interests.	VW Credit, Inc. and the transferor have filed financing statements covering the receivables sold by VW Credit, Inc. to the transferor and then transferred to the trust. The financing statements will perfect the security interests of the transferor and the trust in the receivables. However, VW Credit, Inc. will serve as the custodian of the receivables and will not physically segregate or mark the receivables to indicate that the receivables have been sold to the transferor and then transferred to the trust.

If the receivables are “chattel paper” under the Uniform Commercial Code and another party purchases or takes a security interest in the receivables for value, in the ordinary course of business, and without actual knowledge of the transferor’s or the trust’s interest, that purchaser or secured party will acquire an interest in the receivables superior to the trust’s interest. The trust will not be able to collect on a receivable if there is a superior interest in that receivable in favor of another party. This may result in delays or reductions in payments on your notes.

Receivables May Be Unsecured Due to Sales Out of Trust.	When dealers purchase vehicles, they give VW Credit, Inc. a security interest in the vehicles they purchase to secure their obligations under the receivables created by the purchase. Such security interest is assigned from VW Credit, Inc. to the transferor and from the transferor to the trust pursuant to the receivables purchase agreement and the trust sale and servicing agreement, respectively. When a financed vehicle is sold or otherwise disposed of by a dealer, the holder of the related receivables’ security interest in the vehicle generally will terminate. If the dealer who sold the vehicle fails to pay the holder of the related receivables the amount owed on that receivable, the receivable will become unsecured because the buyer generally takes the vehicle free of the security interest of the holder of the related receivable in the financed vehicle. If the financed vehicle is sold “out of trust,” i.e., sold or otherwise disposed of without the dealer applying the proceeds of the sale to repay the receivable, the trust will not be able to foreclose on the financed vehicle, and the trust will only have recourse directly to the applicable dealer. This may result in delays or reductions in payments on your notes.

A Transferor or Servicer Bankruptcy Could Delay or Limit Payments to You.	Following a bankruptcy or insolvency of the servicer or the transferor, a court could conclude that the receivables are owned by the servicer or the transferor, instead of the trust. This conclusion could be either because the transfer of the receivables from VW Credit, Inc. to the transferor or from the transferor to the trust was not a true sale or because the court concluded that the transferor or the trust should be treated as the same entity as the servicer for bankruptcy purposes. If this were to occur, you could experience delays in payments due to you or you may not ultimately receive all amounts due to you as a result of:

• the automatic stay, which prevents a secured creditor from exercising remedies against a debtor in bankruptcy, without permission from the court;

• tax or government liens on the servicer’s or the transferor’s property (that arose prior to the transfer of a receivable to the trust) having a right to be paid from collections on the receivables before those collections are used to make payments on your notes; and

• the fact that neither the trust nor the indenture trustee has a perfected security interest in the financed vehicles or cash collections on the receivables held by the servicer at the time a bankruptcy proceeding begins.

If VW Credit, Inc. or the transferor were to become a debtor in bankruptcy, it may be able to recover payments made by it to the trust to repurchase receivables prior to the date of the bankruptcy petition. This could result in delays or reductions in payments on your notes.

In addition, if VW Credit, Inc., any of its affiliates, or any of the manufacturers of the related vehicles filed for bankruptcy, the dealers might respond by delaying or withholding payments on the receivables, even without legal or contractual justification. This could result in delays or reductions in payments on your notes.

Bankruptcy of One or More Manufacturers Could Result in Delays and Reductions in Payments on Your Notes.	A substantial number of the vehicles securing receivables to be designated to the trust are manufactured by (and are expected to continue to be manufactured by) Volkswagen AG or its affiliates and distributed by Volkswagen of America, Inc. Under a dealer agreement between Volkswagen of America, Inc. and each franchised dealer of vehicles manufactured by Volkswagen AG or its affiliates, Volkswagen of America, Inc. agrees under some circumstances to repurchase unsold new vehicles distributed by Volkswagen of America, Inc. and in inventory upon termination of the dealer agreement. Volkswagen of America, Inc. also agrees under these dealer agreements to repurchase a dealer’s new parts inventory at the time of termination of the dealer’s agreement. Finally, Volkswagen of America, Inc. may provide financial assistance to its franchised dealers in the form of real estate financing. If Volkswagen AG, its affiliates or Volkswagen of America, Inc. were to file for bankruptcy or otherwise begin insolvency proceedings, they may become unable to repurchase new vehicles or parts inventory or otherwise provide financial assistance to dealers. This could result in delays or reductions in payments on your notes.

Other manufacturers of vehicles also may have agreed with franchised dealers whose receivables are to be included in the trust to repurchase vehicles and inventory if and when a dealer’s franchise is terminated or otherwise to provide financial assistance to franchised dealers. If any one of these manufacturers were to file for bankruptcy or otherwise begin insolvency proceedings, it may become unable to repurchase new vehicles or parts inventory or otherwise provide financial assistance to dealers. This could result in delays or reductions in payments on your notes.

Failure of VW Credit, Inc. to Create Sufficient New Receivables May Result in the Trust Holding Assets with a Lower Yield.	The trust depends upon VW Credit, Inc. to generate new receivables to replace the receivables that are repaid.

The ability of VW Credit, Inc. to generate receivables is to a large extent dependent on the sale of automobiles manufactured by Volkswagen AG and its affiliates and by other automobile manufacturers. VW Credit, Inc. does not guarantee that it will continue to generate receivables at historical rates. The following events could result in a reduction in the ability of VW Credit, Inc. to generate receivables:

• A decline in the manufacture and sale of automobiles or light duty trucks due to an economic downturn or other factors.

• The reduction of automobile production by Volkswagen AG or its affiliates or other automobile manufacturers due to labor or supply disruptions, price increases, competitive pressures or other factors.

• Changes in vehicle distribution practices.

• Changes in the terms of the franchise or dealer agreements.

• The failure of Volkswagen of America, Inc. to perform under its franchise agreements, or of VW Credit, Inc. to perform under its dealer agreements, or the inability of dealers to perform under franchise or dealer agreements.

• A change in dealer inventory management practices.

• A change in the interest rates charged by VW Credit, Inc. to dealers.

• A change in the amounts of the credit lines or other terms offered by VW Credit, Inc. to dealers.

• Defaults on accounts by dealers.

• Termination of dealer franchises.

• Dealers becoming insolvent or filing for bankruptcy.

• Seasonal fluctuations in the sale and leasing of vehicles.

In the event that VW Credit, Inc. is unable to generate sufficient new receivables, or is unable to transfer the receivables it generates because of restrictions in its financing arrangements or otherwise, the trust will be required to hold cash or investment securities rather than receivables, which may have a lower yield. Because the trust’s assets are the sole source of payments on the series 2005-1 notes, this could result in delays or reductions in payments on your notes.

Potential Delays and Reductions in Payments on Your Notes Due to Addition of Accounts.	You may suffer delays and reductions in payments on your notes because of the addition of accounts to the trust.

• The transferor may, and in some cases will be obligated by the terms of the trust sale and servicing agreement to, designate additional accounts of which the receivables related thereto will be conveyed to the trust.

• Additional accounts may include accounts originated under criteria different from those which were applied to previously designated accounts. Additional accounts may also provide financing for products of types different from those to be included in the trust at the time that your series is issued.

Additional accounts designated in the future may not be of the same credit quality, and may not relate to the same types of products, as previously designated accounts. If additional accounts are not of the same credit quality as previously designated accounts or if new product types that secure the receivables in new accounts do not provide security that is as favorable as that provided by existing product types, then delays and reductions in payments on your notes could result.

Potential Delays and Reductions in Payments on Your Notes Due to Removal of Accounts.	You may suffer delays and reductions in payments on your notes because of the removal of an account from designation to the trust.

• The transferor may, and in some cases will be obligated by the terms of the trust sale and servicing agreement to, remove accounts from designation to the trust. The trust sale and servicing agreement contemplates that in some cases receivables in those accounts may remain in the trust, and in other cases receivables in those accounts will be removed from the trust.

• Following the removal of an account from designation to the trust, without the removal of the receivables in the trust, some receivables relating to the account will be outside of the trust and other receivables relating to the account may remain in the trust.

• If the servicer applies collections relating to an account to receivables that are outside of the trust rather than to receivables that remain in the trust, then delays and reductions in payments on your notes could occur.

The Failure of Dealers to Make Payments on the Receivables Could Delay or Reduce Payments on Your Notes.	The trust’s ability to make payments on the series 2005-1 notes generally depends on collections from dealers on the receivables. The prospectus describes past patterns of dealer payments on similar receivables. See “The Dealer Floorplan Financing Business— Dealer Monitoring”.

The timing of the sale or lease of vehicles is uncertain. It depends on many economic and social factors that are beyond the control of VW Credit, Inc., the transferor and the trust. Economic factors include interest rates, unemployment levels, the rate of inflation and consumer perception of general economic conditions. The use of sales incentive programs (e.g., manufacturers’ rebate programs) and financing incentive programs may affect retail sales. We do not guarantee that dealers will pay on the receivables at the same rate as in the past or in any particular pattern. If the dealers’ ability to pay on the receivables declines for whatever reason, you might experience delays or reductions in payments on your notes.

Failure of VW Credit, Inc. or the Transferor to Fulfill its Repurchase Obligations May Adversely Affect the Trust.	None of VW Credit, Inc., the transferor or their respective affiliates are obligated to make payments to you on your notes and none of them insure or guarantee the payment of the receivables or your notes. However, VW Credit, Inc. will make representations and warranties to the transferor regarding the characteristics of the receivables. The transferor will assign these representations and warranties to the trust, and the transferor will make its own representations and warranties to the trust in connection with the transfer of the receivables to the trust. If VW Credit, Inc. or the transferor breaches its representations and warranties, and the breach materially and adversely affects the receivable or the interests of the holders of the series 2005-1 notes in that receivable, it will be obligated to repurchase the receivable from the trust. If VW Credit, Inc. or the transferor fails to repurchase the affected receivable, you may experience delays or reductions in payments on your notes.

Geographic Concentration May Increase Risk of Loss.	Of the outstanding receivables to be included in the trust, calculated as of June 30, 2005, 20.6% were due from dealers in California, 9.2% were due from dealers in New Jersey, 8.8% were due from dealers in Florida, 7.0% were due from dealers in Illinois and 7.0% were due from dealers in New York. Any significant economic downturn in California, New Jersey, Florida, Illinois, New York or any other states could result in delays and reductions in payments on receivables from dealers located there and resultant delays and reductions in payments on your notes.

Ability to Change Terms of the Accounts.	VW Credit, Inc. may change at any time the terms of the accounts, including the interest rate of the related receivables. There is no assurance that the interest rate generated by receivables will always be sufficient to cover the LIBOR interest rate on the series 2005-1 notes. Failing to maintain an appropriate spread between the interest rate on the receivables and the interest rate on the series 2005-1 notes may cause delays or reduction in the amount on interest paid to the noteholders and may cause an early amortization event to occur.

Limited Ability to Resell Your Notes.	The underwriters may assist in the resale of the series 2005-1 notes, but they are not required to do so. A trading market for the series 2005-1 notes may not develop. If a trading market does develop, it might not continue, or it might not be sufficiently liquid to allow you to resell any of your notes.

The Ratings on Your Notes Are Limited in Scope.	The trust will issue the series 2005-1 notes only if they receive a rating in the highest long-term rating category from at least one rating agency. A security rating is not a recommendation to buy, sell or hold the series 2005-1 notes. The ratings may be revised or withdrawn at any time. Ratings on the series 2005-1 notes do not address the timing of distributions of principal on the series 2005-1 notes at the expected principal payment date prior to the stated maturity date.

You Will Not Receive Physical Certificates Representing Your Notes.	Your ownership of the series 2005-1 notes will be registered electronically through DTC, Clearstream and Euroclear. The lack of physical certificates could:

• cause you to experience delays in receiving payments on the series 2005-1 notes because the indenture trustee will be sending payments on the series 2005-1 notes owned by you through DTC instead of directly to you;

• limit or prevent you from using your notes as collateral; and/or

• hinder your ability to resell your notes or reduce the price that you receive for them.

Adverse Events With Respect to VW Credit, Inc. or Its Affiliates Could Affect the Timing of Payments on Your Notes or Have Other Adverse Effects on Your Notes.	Adverse events with respect to VW Credit, Inc. or any of its affiliates could result in servicing disruptions or reduce the market value of your notes. In the event of a termination and replacement of VW Credit, Inc. as the servicer, there may be some disruption of the collection activity with respect to delinquent accounts and therefore delinquencies and credit losses could increase. Similarly, if VW Credit becomes unable to repurchase the receivables which do not comply with representations and warranties about the receivables made by VW Credit, Inc. in the related receivables purchase agreement (for example, representations relating to the compliance of the contracts with applicable laws), then investors could suffer losses. In addition, adverse corporate developments with respect to servicers of asset-backed securities or their affiliates have in some cases also resulted in a reduction in the market value of the related asset-backed securities.

           For definitions of some of the terms used in this prospectus, see the Glossary beginning on page 81 of this prospectus.

VOLKSWAGEN AG, VOLKSWAGEN OF AMERICA, INC.
AND VW CREDIT, INC.
Volkswagen AG
           Volkswagen Aktiengesellschaft (“Volkswagen AG”) and its subsidiaries (collectively, “Volkswagen AG Group”) manufacture and distribute passenger cars and light duty trucks, commercial vehicles, automotive components, parts and accessories, machine tools and other engineering products. The Volkswagen AG Group features seven automotive marques: Volkswagen, Audi, Seat, Skoda, Bentley, Lamborghini and Bugatti. The Volkswagen AG Group also operates an extensive vehicle rental, leasing and financing business. The principal and registered office of Volkswagen AG is in Wolfsburg, Federal Republic of Germany, with its head office being located at Berliner Ring 2, D-38436 Wolfsburg.
Volkswagen of America, Inc.
           Volkswagen of America, Inc. (“Volkswagen of America”) imports and distributes Volkswagen and Audi products. As of December 31, 2004, Volkswagen of America distributed Volkswagen vehicles and parts through 612 dealerships and Audi vehicles and parts through 261 dealerships. Sales of Volkswagen vehicles in the U.S. were 256,111 units for the year ended December 31, 2004. Sales of Audi vehicles in the U.S. were 77,917 units for the year ended December 31, 2004. Volkswagen of America’s operations began on October 27, 1955. Volkswagen of America’s principal offices are located at 3800 Hamlin Road, Auburn Hills, Michigan 48326, telephone (248) 754-5000.
VW Credit, Inc.
           VW Credit Inc. (“VW Credit”) was incorporated in Delaware on April 2, 1981, and is a wholly-owned subsidiary of Volkswagen of America. VW Credit’s principal activity is acting as a finance subsidiary of Volkswagen of America, including the purchasing of retail installment sale contracts from Volkswagen and Audi dealers and the financing and leasing of new automobiles. VW Credit offers a wide range of automotive related financial products, including wholesale floorplan financing, retail financing and customer lease financing. As of March 31, 2005, VW Credit had 819 employees and was servicing $1,542 million in wholesale floorplan receivables. During the first quarter of 2005, VW Credit provided retail or lease financing for 58,355 vehicles, including 43,364 new Volkswagen and Audi passenger cars, representing 72.6% of Volkswagen and Audi U.S. retail and fleet sales during that period. During 2004, VW Credit financed at wholesale approximately 135,246 new Volkswagen and Audi passenger cars, representing 43% of Volkswagen of America’s sales to dealers for the year ended December 31, 2004. Wholesale vehicle financing accounted for 6% of the total automotive financing (measured in units) of VW Credit as of March 31, 2005 and represented 10% of gross automotive finance receivables outstanding at March 31, 2005. The principal offices of VW Credit are located at 3800 Hamlin Road, Auburn Hills, Michigan 48326, telephone (248) 754-5000.
THE TRANSFEROR
           The Transferor was formed in the State of Delaware on March 30, 2000. VW Credit is the sole member of the Transferor. The Transferor’s limited purpose is to purchase wholesale and other receivables from VW Credit and transfer the receivables to third parties or issue indebtedness secured by receivables to third parties. VW Credit has made and will make from time to time subordinated loans to the Transferor to fund a portion of the purchase price of the Receivables to be paid by the Transferor. Also, a portion of the Receivables transferred by VW Credit to Transferor from time to time were and will be transferred in the form of capital contributions.
           The Transferor has taken steps in structuring the transaction described in this prospectus that are intended to ensure that the voluntary or involuntary application for relief by VW Credit under the Insolvency Laws will not result in the consolidation of the assets and liabilities of the Transferor with those of VW Credit. The Transferor is organized as a separate, limited purpose subsidiary of VW Credit, and its limited liability company agreement restricts its business to that described in the prior paragraph and prohibits the Transferor from commencing a voluntary case or proceeding under any Insolvency Law without the unanimous affirmative vote of all of its directors. See “Risk Factors— A Bankruptcy of VW Credit, Inc. or the Transferor May Delay or Reduce Payments on Your Notes” and “Material Matters Relating to Bankruptcy”.
THE TRUST
General
           Volkswagen Credit Auto Master Owner Trust (the “Trust”) is a New York common law trust which was formed by the Transferor under a trust agreement in August 2000. Immediately prior to the issuance of the Series 2005-1 Notes, the Trust will elect to become a Delaware statutory trust. The Transferor holds the Residual Interest in the Trust.
           On August 10, 2000 the Transferor conveyed to the Trust the Receivables existing in the Accounts on June 30, 2000 (the “Initial Cut-Off Date”) or arising thereafter, without guaranty that the Trust will be able to collect on the Receivables. The property of the Trust consists of:

•	the Receivables existing in the Accounts on the Initial Cut-Off Date, to the extent that they have not been repaid;

•	all Receivables generated in the Accounts after the Initial Cut-Off Date, to the extent that they have not been repaid;

•	Receivables existing in or generated in any Accounts added to the Trust on or after the related addition date (but excluding Receivables in any Accounts that are or were removed from the Trust after the Initial Cut-Off Date), to the extent that they have not been repaid;

•	an assignment of all the Transferor’s rights and remedies under the Receivables Purchase Agreement;

•	all Collections;

•	all funds and investments on deposit in specified accounts of the Trust;

•	any Enhancement issued for a Series or class of Notes;

•	a security interest in the Vehicles; and

•	the Collateral Security.
           See “The Transfer and Servicing Agreements— Receivables Purchase Agreement” for an overview of the Receivables Purchase Agreement. The Series 2005-1 Noteholders will not have any interest in any Enhancements provided for the benefit of the Noteholders of another Series or class. See “The Transfer and Servicing Agreements— Removal of Accounts” for information regarding the removal of Accounts from designation to the Trust and the removal of the related Receivables from the Trust.
           The Trust will acquire the Receivables from the Transferor, and the Servicer will agree to service the Receivables, under the Trust Sale and Servicing Agreement. The Transferor is conditionally allowed, and in some circumstances is obligated:

•	to designate new Accounts to be included as Accounts and to convey to the Trust the Receivables of those new Accounts,

•	to designate Accounts to be removed from designation to the Trust, and/or

•	to require the Trust to return to the Transferor receivables in the Accounts removed from designation to the Trust.
           See “The Transfer and Servicing Agreements— Automatic Addition of Accounts” for information regarding the addition of Accounts.

           Prior to its formation, the Trust had no assets or obligations. On August 10, 2000, the Trust issued Series 2000-1 Notes, which are expected to be paid off in August 2005. The Trust has not engaged and will not engage in any business activity other than:

•	acquiring and holding the Receivables, the other assets of the Trust and proceeds therefrom;

•	issuing Notes; and

•	making payments on the Notes and related activities to the above.
           As a consequence, the Trust is not expected to have any need for, or source of, capital resources other than the assets of the Trust.
Capitalization of the Trust
           The Trust may issue one or more series (each, a “Series”) of Notes. A portion of the Trust’s cash flows will be allocated to the holders of each Series of Notes. The portion of the Trust’s cash flows remaining after allocation to the Noteholders will be allocated to the Residual Interestholder. The principal amount of the Residual Interest will fluctuate as the aggregate principal balance of the Receivables fluctuates, as new Series of Notes are issued, and as outstanding Series of Notes are repaid or refunded. A portion of the Residual Interest will be subordinated to the interest of the Noteholders of each Series of Notes.
           Each Series of Notes will be issued under the terms of the Amended and Restated Indenture (the “Indenture”), and a series supplement to the Indenture for that Series (each, as “Series Supplement”), each between the Trust and JPMorgan Chase Bank, N.A. (or Bank One, National Association, as predecessor in interest to JPMorgan Chase Bank, N.A.), as Indenture Trustee. Forms of the Indenture and the Series Supplement for the Series 2005-1 Notes have been filed as exhibits to the registration statement of which this prospectus forms a part. The Notes of each Series will evidence obligations of the Trust secured by the assets of the Trust and will represent the right to receive from those assets funds up to the amounts required to make payments of interest on and principal of the Notes of that Series.
           On the Closing Date, the Trust will issue the $750,000,000 Volkswagen Credit Auto Master Owner Trust Floating Rate Auto Dealer Loan Backed Notes, Series 2005-1 (the “Series 2005-1 Notes”).
The Owner Trustee
           On or prior to the Closing Date, The Bank of New York (Delaware), a Delaware banking corporation, will replace the Bank of New York, a New York banking corporation, as Owner Trustee under the Trust Agreement. The executive offices of the Owner Trustee are located at c/o The Bank of New York, 101 Barclay Street-12E, New York, New York 10286, and its telephone number is (212) 815-5738.
USE OF PROCEEDS
           The net proceeds from the sale of the Series 2005-1 Notes will be paid to the Transferor. The Transferor will use those proceeds to purchase Receivables from VW Credit, and for other general corporate purposes.
THE DEALER FLOORPLAN FINANCING BUSINESS
General
           The Transferor has selected and will select the Receivables to be sold to the Trust under the Trust Sale and Servicing Agreement from extensions of credit and advances (known generally as “wholesale” or “floorplan” financing) made by VW Credit to motor vehicle dealers in the United States (the “U.S. Wholesale Portfolio”). As of March 31, 2005, the principal balance of receivables in the U.S. Wholesale Portfolio was approximately $1,542 million. The dealers use the funds so advanced to purchase both new vehicles distributed by Volkswagen of America and other manufacturers and distributors and used vehicles, in both cases pending sale or lease to consumers. VW Credit financed approximately 38% of the total number of all Volkswagen of America-franchised dealers as of March 31, 2005. VW Credit has extended new vehicle floorplan lines to 333 Volkswagen of America-franchised dealers that may also operate non-Volkswagen of America franchises (representing approximately 87.2% of the aggregate balance of $1,542 million of receivables in the U.S. Wholesale Portfolio as of March 31, 2005) and to 53 dealers that do not operate Volkswagen of America franchises (representing approximately 11.9% of the aggregate balance of receivables in the U.S. Wholesale Portfolio). VW Credit provided auction vehicle floorplan lines to 61 dealerships (representing 0.9% of the aggregate balance of receivables in the U.S. Wholesale Portfolio) where new vehicle floorplan lines are provided by sources other than VW Credit. Receivables sold to the Trust are secured by the Vehicles and, in many cases, on a subordinated basis, Non-Vehicle Collateral Security. See “— Credit Underwriting Process.” In some cases, the Receivables are also guaranteed by the owner of the dealership. Occasionally, a Receivable is also secured by realty or an affiliate of the Dealer provides a guarantee of a Receivable.
           VW Credit is the single largest wholesale financing source for Volkswagen of America-franchised dealers in the United States. Volkswagen-manufactured vehicles for which VW Credit provides wholesale financing include vehicles manufactured under the Volkswagen and Audi trademarks. VW Credit also provides wholesale financing for vehicles manufactured by other foreign and domestic automobile manufacturers, including but not limited to Porsche, Mazda, Daimler-Chrysler and BMW. VW Credit has extended credit lines to Volkswagen of America-franchised dealers that also may operate non-Volkswagen of America franchises and to non-Volkswagen of America dealers. VW Credit services the receivables in the accounts in the U.S. Wholesale Portfolio through its home office located in Auburn Hills, Michigan, its processing centers located in Libertyville, Illinois and Portland, Oregon and through four regional offices located in the metropolitan areas of Los Angeles, California; Denver, Colorado; Atlanta, Georgia; and New York, New York.
           VW Credit categorizes under its policies and procedures Vehicles financed by any dealer under the floorplan program as New Vehicles or Used Vehicles. Currently,

•	“New Vehicles” consist of current and prior model year vehicles, typically purchased by a dealer directly from the manufacturer/distributor, and

•	“Used Vehicles” consist of previously owned vehicles (by a person other than the dealer or the manufacturer/distributor).
           Used Vehicles also include vehicles purchased by a dealer at auctions (“Auction Vehicles”). The categorization of New Vehicles and Used Vehicles may change in the future based on VW Credit’s practices and policies.
Creation of Receivables
           VW Credit finances 100% of the wholesale invoice price of New Vehicles, including destination and other miscellaneous charges, concurrently with the receipt of a draft or equivalent document from the vehicle manufacturer. The amount advanced for each Used Vehicle (other than Auction Vehicles) is generally equal to up to 80% of the wholesale clean book value of the Used Vehicles in the Black Book Official Used Car Market Guide (or the Kelly Blue Book in some states). The amount advanced for Auction Vehicles is the auction purchase price (including auction fees) of the Auction Vehicles.
           Once a dealer has commenced its floorplan financing of a specific manufacturer’s or distributor’s vehicles through VW Credit, VW Credit will finance all purchases of New Vehicles by the dealer from that manufacturer or distributor. VW Credit may modify or cancel a dealer’s floorplan financing arrangement at its discretion (except as otherwise limited by law), for example, if the dealer’s inventory is considered by VW Credit to be seriously overstocked, if a dealer is experiencing financial difficulties or if a dealer requests individual vehicle approvals. In the circumstances described in the preceding sentence, the regional office of VW Credit will approve financing and advance funds on a unit-by-unit basis (known as “prior approval”).

Credit Underwriting Process
           VW Credit extends credit to dealers from time to time based upon established credit lines. Dealers may establish lines of credit to finance purchases of New Vehicles, Used Vehicles and/or Auction Vehicles. Dealers that have a New Vehicle line of credit in place with VW Credit may also obtain a Used Vehicle and/or an Auction Vehicle credit line from VW Credit. Volkswagen of America dealers that finance their new vehicle inventory through a source other than VW Credit may establish an auction vehicle credit line with VW Credit to facilitate the purchase of vehicles that have been returned to the dealers at the expiration of consumer leases.
           A dealer may request the establishment of a wholesale New Vehicle credit line by applying to the applicable regional office. After receipt of a dealership’s wholesale floorplan application, the regional office reviews the dealer’s credit references (including, in the case of existing dealers, those of the dealer’s current financing source) and other bank references. The regional office also investigates the dealer’s current state of operations and management (including evaluating a vehicle manufacturer reference) and its marketing capabilities. If the credit request falls within region approval authority, the regional office approves the application and transmits the approval to VW Credit’s Risk Management Department in Auburn Hills for verification of approval authority. If the credit request falls outside region approval authority, the regional office prepares a written recommendation outlining the dealer’s request and transmits it to VW Credit’s Risk Management Department in Auburn Hills, Michigan, along with the requisite documentation. The Risk Management Department performs an additional analysis and then makes a recommendation to VW Credit’s Wholesale Credit Committee, which has the ultimate authority to approve or disapprove the request. For any request exceeding $20 million in aggregate exposure, a secondary committee known as “VW Credit’s Standing Committee” (which is composed of some of the members of VW Credit’s board of directors), will also have to approve or disapprove the request.
           VW Credit has established the following guidelines in analyzing the financial statements of a dealer applying for a line of credit:

•	The combination of the dealership’s cash position and the total new and used vehicle equity position should meet or exceed one month’s average expenses and exceed 30% of the dealership’s working capital.

•	The dealership’s receivables should be current and represent real value.

•	The dealership’s accounts payable should not exceed 80% of the dealership’s average monthly expenses or 25% of working capital.

•	All assets of the dealership should be marked to the lower of cost or current market value.

•	The dealership’s new vehicle inventory should not substantially exceed a 60-day supply.

•	The dealership’s used vehicle inventory should not substantially exceed a 45-day supply.

•	The dealership’s inventory of parts and accessories should not exceed a three-month supply.

•	The dealership’s working capital needs and net worth should be adequate for the dealer’s operation when compared to the minimum levels of working capital and net worth as established by VW Credit based on the dealer’s annual unit sales rate.

•	The dealership’s sources of investment should be verified in the case of a newly established dealer.

•	VW Credit prefers an analysis of at least two years of the dealer’s annual financial statements and the most recent interim statements.
           Any of these guidelines may be waived by VW Credit’s Wholesale Credit Committee if the committee believes that a waiver is warranted. Standards for approving dealers of automobiles are sufficiently stringent that dealers that meet these standards generally meet VW Credit’s credit underwriting standards for obtaining wholesale credit lines from VW Credit.

           Upon approval, the dealer executes a number of legal documents, including a master security agreement with VW Credit. This agreement provides to VW Credit a security interest in the vehicles being financed under the line of credit. The security agreement also creates a security interest in non-vehicle personal property of the dealer. In addition, the dealer also executes a demand master promissory note in favor of VW Credit. VW Credit requires all dealers under the master security agreements to maintain insurance coverage for each vehicle for which the dealers receive floorplan financing, with VW Credit designated as loss payee.
           The size of a credit line initially offered to a dealer is based upon a number of factors, including the dealer’s sales record (or, in the case of a prospective dealer, expected monthly sales). VW Credit periodically adjusts the amount of a dealer’s credit line for New Vehicles based upon the dealer’s average New Vehicle sales during the prior 180 days. The amount of the credit line for New Vehicles generally is an amount sufficient to finance a 60-day supply of vehicles. VW Credit also periodically adjusts the amount of a dealer’s credit line for Used Vehicles based on the dealer’s average Used Vehicle sales for the prior 180 days. The amount of the credit line for Used Vehicles generally is an amount sufficient to finance 50% of a 30-day to 45-day supply of vehicles. VW Credit determines the size of a dealer’s Auction Vehicle credit line on a case-by-case basis and periodically adjusts it based on VW Credit’s policies and procedures. These credit lines establish guidelines, not limits, which dealers may exceed from time to time.
           As stated above, the agreements constituting the credit lines, including the Accounts, provide for a perfected security interest in the financed Vehicles in favor of VW Credit. The security interest in the Vehicles in favor of VW Credit will be assigned by VW Credit to the Transferor under the Receivables Purchase Agreement and then by the Transferor to the Trust under the Trust Sale and Servicing Agreement. In its other lending activities, VW Credit may make or may have made capital loans, real estate loans and/or other advances to the dealers that are also secured by a security interest in the Vehicles or the Non-Vehicle Collateral Security. VW Credit has agreed in the Receivables Purchase Agreement not to realize upon a security interest in any Vehicle or Non-Vehicle Collateral Security that it may have until the Trust has fully realized on its security interest in the Vehicle or Non-Vehicle Collateral Security.
Payment Terms
           VW Credit generally receives payment of principal in full for a floorplan financing advance promptly after the sale of the related vehicle. Interest on floorplan loans is generally payable monthly. In most cases, unsold vehicles must be curtailed (i.e., a specified percentage of the principal amount must be repaid each month) within a fixed period after the vehicle’s initial acquisition by the dealer. Dealer agreements may vary as to the precise measurement of the fixed period. Generally, however, the dealer must begin paying the curtailment at the rate of 10% per month of the total amount originally advanced for a New Vehicle in the thirteenth month after funds have been advanced to the dealer for the vehicle. Demonstrator vehicles are generally curtailed at the lesser of 2% per month or $325 per month for six months and 10% per month thereafter. Auction Vehicles are generally curtailed after 60 days at a rate of 10% per month. Used Vehicles are generally curtailed after 60 days at a rate of 10% per month for three months and 70% in the fourth month.
Billing and Collection Procedures
           VW Credit prepares and distributes to each dealer monthly a statement setting forth billing and related account information for the dealer. Statements are generated and mailed around the sixth or seventh calendar day of the month or the dealer can view and print them “on-line” through the Dealer Access System. Interest and insurance, as well as curtailments, are required to be paid by the end of the month in which they are billed. VW Credit bills interest and insurance fees in arrears. Dealers may either remit payments by check directly to VW Credit’s lockbox in Deerfield, Illinois, or have the funds drawn down by VW Credit by electronic funds transfer directly from the dealer’s designated bank account.
           From time to time, a dealer may maintain funds with VW Credit in a cash management account up to an amount generally equal to 70% of the new outstanding principal balance owed by the dealer to VW Credit under its credit lines. Funds maintained by a dealer in a cash management account accrue interest at a rate equal to the dealer’s current New Vehicle wholesale rate and any interest earned by a dealer in a cash management account is used to directly offset interest owed by the dealer under its credit lines. VW Credit treats funds deposited by dealers in their cash management accounts as Principal Collections of Receivables and generally treats withdrawals by dealers from the cash management accounts as creating new Receivables.
Revenue Experience
           VW Credit generally charges dealers interest on New Vehicles at a floating rate based on the “prime rate” or on the one-month LIBOR rate announced from time to time by a designated financial institution selected by VW Credit (the “Prime Rate” or “Dealer LIBOR Rate”, respectively, and together, the “Floating Rates”), plus or minus a designated spread. For New Vehicles, the spread for Prime Rate ranges from 0.75% below the Prime Rate to 1.50% above the Prime Rate and the spread for Dealer LIBOR Rate ranges from 1.75% to 3.00% above the Dealer LIBOR Rate. VW Credit generally charges dealers interest on Used Vehicles at a range varying from 0.75% below the Prime Rate to 1.50% above the Prime Rate. The spread for Dealer LIBOR Rate for Used Vehicles ranges from 1.85% to 3.25% above the Dealer LIBOR Rate. VW Credit may, however, adjust one or both of the Floating Rates up or down in the future based on the performance of the dealer. Each Floating Rate is the weighted average of that Floating Rate for the month and is applied to all balances outstanding during the month. VW Credit may adjust the actual spread above or below the Floating Rate for New Vehicles and Used Vehicles for each dealer as a result of the amount and status of the dealer’s credit lines and the implementation of various incentive programs.
Relationship with Volkswagen of America
           Under a dealer agreement between Volkswagen of America and each Volkswagen of America-franchised dealer, Volkswagen of America commits to repurchase unsold New Vehicles distributed by Volkswagen of America and in inventory upon termination of the dealer agreement, at the price at which the New Vehicles were sold by Volkswagen of America, less prior refunds or allowances made by Volkswagen of America, if any. Volkswagen of America only repurchases current year models that are new, undamaged and unused. Volkswagen of America also is committed to repurchase from Volkswagen of America-franchised dealers, at the time of termination of the dealer agreement, new parts inventory at current invoice prices for the parts less a handling charge and any prior refunds or allowances made by Volkswagen of America. If VW Credit takes possession of a dealer’s parts inventory, Volkswagen of America may agree to repurchase the parts inventory from the dealer. In addition, Volkswagen of America from time to time provides financial assistance in the form of real estate financing to Volkswagen of America-franchised dealers. All of the financial assistance, however, is provided by Volkswagen of America in its discretion for the benefit of its dealers and does not relieve the dealers of any of their obligations to VW Credit.
           Volkswagen of America provides much of the financial assistance at its option, and may terminate any of the programs providing financial assistance in whole or in part at any time. If Volkswagen of America is unable to or elects not to provide financial assistance, the loss experience in respect of the U.S. Wholesale Portfolio may be adversely affected. In addition, because a substantial number of the vehicles sold by the dealers are manufactured by Volkswagen AG and its affiliates and distributed by Volkswagen of America, if Volkswagen AG, its affiliates or Volkswagen of America were temporarily or permanently no longer in the business of manufacturing and distributing vehicles, the rate of sales of Volkswagen of America-distributed vehicles would decrease, adversely affecting payment rates and the loss experience of the U.S. Wholesale Portfolio. See “Risk Factors— Credit Enhancement is Limited”.
           Other manufacturers may have agreements similar to those described above with their franchise dealers to repurchase new, current model year and unmiled vehicles and original equipment parts and accessories from the dealer at its request if and when the dealer’s franchise is terminated. Each manufacturer provides the assistance to its franchise dealers at its option, and may terminate the assistance in whole or in part at any time.

Dealer Monitoring
           VW Credit’s regional offices, in conjunction with the Auburn Hills main office, monitor the level of each dealer’s wholesale credit line through a weekly reporting process. VW Credit may permit dealers to exceed wholesale credit lines on a temporary basis. For example, a dealer may, immediately prior to a seasonal sales peak, purchase more vehicles that it is otherwise permitted to finance under its existing credit lines. Additionally, because of slow inventory turnover, a dealer may exceed its credit lines until a sufficient portion of its vehicle inventory is liquidated. If at any time VW Credit learns that a dealer’s balance exceeds its approved credit line, VW Credit will evaluate the dealer’s financial position and may temporarily increase the dealer’s credit lines or place the dealer in a category known as “prior approval”. See “— Creation of Receivables”. VW Credit will issue an exception report if a dealer’s inventory levels exceed the dealer’s credit line by more than 30%.
           VW Credit’s risk management department periodically audit dealer vehicle inventories and sales records to verify the presence and condition of the collateral and the promptness of dealer payments on sold vehicles. Risk management personnel conduct field audits of most dealer vehicle inventories every 30 to 180 days. Auditors vary the timing of each visit and no advance notice is given to the audited dealer. Auditors conduct a physical inventory of the vehicles on the dealers’ premises. Through the audit process, VW Credit reconciles each dealer’s physical inventory with its records of financed vehicles and verifies vehicles in transit and in repair areas. Audits are intended to identify instances where a dealer sold vehicles but did not immediately repay the related advances.
           In addition to the inventory audits, regional offices, in conjunction with risk management, review the dealership’s financial records and monitor payment processing. A field credit review, including a reconciliation of the dealership’s cash account to an interim bank statement, is initiated at the request of the regional offices or risk management, and dealers generally receive two weeks’ notice to allow time to get an interim bank statement for the reconciliation and make the necessary records and personnel available for the field credit review. Payment processing monitoring is used as an additional measure against delayed payments that may take place between audits.
“Dealer Default” Status and VW Credit’s Write-Off Policy
           VW Credit may classify a dealer under “Dealer Default” status if the dealer:

•	fails to remit any principal or interest payment when due or to perform any other obligation under the dealer agreement;

•	misrepresents its financial condition, organizational structure or any matter concerning its collateral;

•	conceals or removes assets to hinder, delay or defraud any creditor;

•	loses its franchise or privilege to sell any line of inventory;

•	fails to insure its collateral or properly secure the collateral for the benefit of VW Credit; or

•	experiences bankruptcy or similar events or dissolution.
VW Credit also may classify a dealer under Dealer Default status under other similar circumstances. Once VW Credit assigns a dealer to Dealer Default status, VW Credit determines any further extension of credit to the dealer on a case-by-case basis. In some cases, VW Credit may extend additional credit to a dealer that has been declared in default as part of a forbearance agreement or workout agreement, which could include an agreement to allow a dealer to repay an amount in default over a specified period of time, or as ordered by a court in conjunction with a bankruptcy action or an action to recover vehicles held by the dealer.

           VW Credit attempts to work with dealers to resolve instances of Dealer Default status. If, however, a dealer remains on Dealer Default status, one of the following events may result:

•	an orderly liquidation in which the dealer voluntarily liquidates its inventory through normal sales to retail customers;

•	a voluntary surrender of the dealer’s inventory and a liquidation of the inventory; or

•	an involuntary surrender of the dealer’s inventory to VW Credit and a liquidation of the inventory.
The proceeds of the resulting sales and liquidations are used to repay amounts due to VW Credit. Once liquidation has commenced, VW Credit performs analysis of its position, writes off any amounts identified at the time as uncollectible and attempts to liquidate all possible collateral remaining. During the course of a liquidation, VW Credit may recognize additional losses or recoveries.
           VW Credit has traditionally maintained a standard wholesale loss reserve of 1% based on its aggregate receivables balance. In addition to the standard loss reserve, VW Credit may also establish a special wholesale loss reserves for specific dealers from time to time. Typically VW Credit establishes these special wholesale loss reserves for a dealer only if VW Credit has identified a material default condition with respect to the dealer. The size of the special loss reserves are based on anticipated losses after liquidation of dealership assets. The loss reserves are not being transferred to the Transferor or the Trust.
           As of March 31, 2005, 3.3% of the total number of dealers in the U.S. Wholesale Portfolio were subject to prior approval versus 3.6% as of December 31, 2004. As of March 31, 2005, no dealers were assigned to Dealer Default status, and no dealers were assigned Dealer Default status as of December 31, 2004.
Loss Experience
           The following tables set forth VW Credit’s average principal balance of Receivables and loss experience for each of the periods shown on the U.S. Wholesale Portfolio. Information concerning affiliated dealers is presented on an individual basis and is not aggregated. Because the Receivables in the Trust will be only a portion of the entire U.S. Wholesale Portfolio, actual loss experience with respect to the Receivables in the Trust may be different. There can be no assurance that the loss experience for the Receivables in the future will be similar to the historical experience set forth below with respect to the U.S. Wholesale Portfolio. In addition, the historical experience set forth below reflects, in many cases, financial assistance provided by Volkswagen of America to Volkswagen of America-franchised dealers as described in this prospectus under “The Dealer Floorplan Financing Business— Relationship with Volkswagen of America”. If Volkswagen of America is not able to or elects not to provide financial assistance, the loss experience in respect of the U.S. Wholesale Portfolio may be adversely affected. See “Risk Factors— Credit Enhancement is Limited” in this prospectus.

Loss Experience for the U.S. Wholesale Portfolio
(Dollars in Millions)

	Three Months Ended
	March 31,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Average Principal Receivables Balance(1)	$1,524.4	$1,611.4	$1550.9	$1417.1	$1,099.8	$993.5	$868.9
Average Monthly Principal Payments	$600.4	$571.4	$636.9	$558.0	$491.0	$477.5	$460.3
Net Losses(2)	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Net Losses/ Liquidations	0%	0%	0%	0%	0%	0%	0%
Net Losses/ Average Principal Receivables Balance	0%	0%	0%	0%	0%	0%	0%

(1)	Except for the March 31, 2005 or March 31, 2004 Average Principal Receivables Balance, Average Principal Receivables Balance is the average of the month-end principal balances for the 12 months ending on the last day of the period. The March 31, 2005 or March 31, 2004 Average Principal Receivables Balance is the average of the month-end principal balances for the three months ending on March 31, 2005 or 2004, respectively.

(2)	Net losses in any period are gross losses less recoveries for the period and are recognized as occurring approximately six months from the date an account went into default status. For this purpose, recoveries include recoveries from non-vehicle collateral security in addition to the vehicles.
Over the five-year period preceding December 31, 2004 there have been no losses.

Aging Experience
           The following table provides the age distribution of vehicle inventory for all dealers in the U.S. Wholesale Portfolio and the related receivables, as a percentage of total principal outstanding of all receivables in the U.S. Wholesale Portfolio at the date indicated. Information concerning affiliated dealers is presented on an individual basis and is not aggregated. Because the Receivables in the Trust will only be a portion of the entire U.S. Wholesale Portfolio, actual age distribution with respect to the Receivables in the Trust may be different.
Age Distribution for the U.S. Wholesale Portfolio

	Three Months
	Ended March 31,		Year Ended December 31,

Days	2005	2004	2004	2003	2002	2001	2000

1-30	34.9%	30.4%	33.0%	31.4%	52.7%	36.5%	32.3%
31-60	16.1	16.5	20.9	22.1	15.2	22.8	23.6
61-90	10.3	11.9	16.3	16.9	11.8	14.1	15.9
91-120	11.1	11.4	12.1	12.9	7.9	7.4	10.6
121-150	8.0	9.7	5.4	5.9	3.6	6.0	7.5
151-180	6.9	7.5	2.9	2.2	1.9	3.4	3.0
181-210	5.0	6.1	2.1	1.6	1.0	2.4	1.7
211-240	2.4	2.7	1.4	1.4	1.0	1.2	1.2
241-270	1.2	0.8	1.3	1.1	0.7	0.9	0.9
Over 270	4.1	3.0	4.6	4.5	4.3	5.3	3.5

	100.0%	100%	100%	100%	100%	100%	100%

(1)	May not add to 100% due to rounding.
           VW Credit has experienced no significant changes in aging experience during the prior five year period. There can be no assurance, however, that VW Credit’s aging experience will continue to be as shown in the table. The rate of sale of vehicles experienced by dealers tends to be slower during the first quarter of a calendar year, which may result in an increase in the 91-120 day, 121-150 day, 151-180 day and 181-210 day categories during that quarter.

THE ACCOUNTS
General
           The Receivables arise under the Accounts. The Accounts were and will be selected from all the wholesale accounts in the U.S. Wholesale Portfolio that are Eligible Accounts (the “Eligible Portfolio”), and were and will be selected in a manner that VW Credit believes were not or, at the time of selection, will not be adverse to the interests of the Series 2005-1 Noteholders. The Accounts may include Receivables secured by Vehicles manufactured by manufacturers other than Volkswagen AG and its affiliates.
           Each of VW Credit and the Transferor represented that it believes that the Initial Accounts were representative of the accounts in the Eligible Portfolio and that the inclusion of the Accounts, as a whole, did not represent an adverse selection from the Eligible Portfolio.
           Under the Trust Sale and Servicing Agreement, the Transferor, and, under the Receivables Purchase Agreement, VW Credit, have had and will have the right from time to time (subject to limitations and conditions concerning eligibility, notice, selection procedures and related matters), and in some circumstances were and will be obligated, to designate additional qualifying wholesale accounts to be included as Accounts. These accounts must have met or must meet the eligibility criteria set forth above as of the date the accounts were or are designated as Additional Accounts. VW Credit has conveyed and/or will convey the Receivables then existing or thereafter created under the designated Additional Accounts to the Transferor, which will in turn has conveyed and/or will convey them to the Trust. See “The Transfer and Servicing Agreements— Automatic Addition of Accounts”. In addition, VW Credit has represented and warranted and will represent and warrant to the Transferor, and the Transferor has represented and warranted and will represent and warrant to the Trust, in each case as of any Additional Cut-Off Date in respect of Additional Accounts and the date any new Receivables were or are generated, that the Receivables met or meet the eligibility requirements set forth in the Trust Sale and Servicing Agreement. See “The Transfer and Servicing Agreements— Conveyance of Receivables and Collateral Security”. The Transferor has had and will have the right to remove Accounts, and in some cases the Receivables arising in those Accounts, from the Trust. See “The Transfer and Servicing Agreements— Removal of Accounts”. The Transferor has not been permitted to and may not voluntarily remove Accounts unless the removed Accounts will not represent an adverse selection of Accounts removed from the Trust. Throughout the term of the Trust, the Accounts from which the Receivables arise will be the same Accounts designated by the Transferor on the Initial Cut Off Date, plus any Additional Accounts, minus any Removed Accounts.
           The information below (together with the following two tables) includes information with respect to Accounts and Receivables that are expected to be designated and added, respectively, to the Trust on or before the Closing Date.
           As of June 30, 2005, the Accounts in which the Initial Receivables were sold to the Trust by the Transferor under the Trust Sale and Servicing Agreement, had the following characteristics (the outstanding principal balances of Receivables used to determine the following characteristics are net of the Cash Management Account Balance unless otherwise stated):

•	The Accounts were selected from extensions of credit made by VW Credit to 415 U.S. motor vehicle dealers.

•	There were 295 Accounts and the total outstanding principal balance of Receivables in these Accounts was approximately $1,278 million.

•	The average credit line per Account was $6.576 million (based on the average New Vehicle credit line of $5.777 million, the average Auction Vehicle credit line of $463,390 and the average Used Vehicle credit line of $334,814; the average credit lines are gross of the Cash Management Account Balance).

•	The average outstanding principal balance of Receivables per Dealer was $4.3 million.

•	The total outstanding principal balance of Receivables (gross of the Cash Management Account Balance) relating to the Accounts, expressed as a percentage of the total credit line amount of these Accounts, was approximately 69.75%.

•	The total outstanding principal balance of Receivables (net of the Cash Management Account Balance) relating to the Accounts, expressed as a percentage of the total credit line amount of these Accounts, was approximately 65.87%.

•	The total outstanding principal balance of Receivables relating to New Vehicles was approximately $1,242.2 million or 92% of the total outstanding principal balance of all Receivables, the total outstanding principal balance of Receivables relating to Used Vehicles was approximately $46.4 million or 3% of the total outstanding principal balance of all Receivables, the total outstanding principal balance of Receivables relating to Auction Vehicles was approximately $64.3 million or 5% of the total outstanding principal balance of all Receivables (in each case, gross of the Cash Management Account Balance).

•	2.29% of the receivables balances relating to Accounts included in the Trust were in dealer accounts in respect of which the related credit lines were initially established in 2005, 9.98% in 2004, 12.04% in 2003, 8.95% in 2002 and 66.75% prior to 2002.

•	The weighted average spread under the Prime Rate charged to Dealers relating to the Accounts indexed to the Prime Rate was approximately 0.45%.

•	The weighted average spread over the Dealer LIBOR Rate charged to Dealers relating to the Accounts indexed to Dealer LIBOR Rate was approximately 2.03%.
           The following tables set forth the composition of the receivables included in the Trust calculated as of Pool Data Date by account balance of such receivables. Due to the variability and uncertainty with respect to the rates at which receivables are created, paid or otherwise reduced, the characteristics set forth below may vary significantly as of any other date of determination.
COMPOSITION OF RECEIVABLES INCLUDED IN THE TRUST BY ACCOUNT BALANCE
CALCULATED AS OF THE POOL DATA DATE

		Percentage of		Percentage of
	Receivables	Receivables	Number of	Number of
Account Balance Range	Balance	Balances(1)	Accounts	Accounts(1)

$1 to $999,999.99	$22,933,057	1.79%	34	11.53%
$1,000,000 to $2,499,999.99	113,268,993	8.86	64	21.69
$2,500,000 to $4,999,999.99	375,563,599	29.39	105	35.59
$5,000,000 to $9,999,999.99	488,113,247	38.20	77	26.10
$10,000,000.00 and Above	277,835,089	21.74	15	5.08

Total	$1,277,713,985	100.00%	295	100.00%

(1)	May not add to 100% due to rounding.

Geographic Distribution
           The following table provides as of the Pool Data Date the geographic distribution of the Vehicle inventory for all Dealers relating to Accounts included in the Trust on the basis of receivables outstanding and the number of Dealers generating the portfolio.
GEOGRAPHIC DISTRIBUTION OF ACCOUNTS INCLUDED IN THE TRUST
CALCULATED AS OF THE POOL DATA DATE

		Percentage of		Percentage of
	Receivables	Receivables	Number of	Number of
Account Balance Range	Balance	Balances(1)	Accounts	Accounts(1)

California	$263,164,572	20.60%	52	17.63%
New Jersey	117,721,826	9.21	27	9.15
Florida	112,604,078	8.81	17	5.76
Illinois	89,964,285	7.04	17	5.76
New York	88,946,157	6.96	19	6.44
Other(2)	605,313,067	47.37	163	55.25

	$1,277,713,985	100.00%	295	100.00%

(1)	May not add to 100% due to rounding.

(2)	No other state includes more than 5% of the outstanding Receivables.

MATURITY AND PRINCIPAL PAYMENT CONSIDERATIONS
           Full payment of the Series 2005-1 Notes by the Series 2005-1 Expected Principal Payment Date depends in large part on repayment by Dealers of the Receivables. Timely payment on the Series 2005-1 Notes may not occur if Dealer payments are insufficient. Because a Dealer generally pays a Receivable upon retail sale of the underlying Vehicle, the timing of Receivable payments is uncertain. In addition, there is no assurance that VW Credit will generate additional Receivables under the Accounts or that any particular pattern of Dealer payments will occur. In addition, the shorter the Accumulation Period Length, the greater the likelihood that payment of the Series 2005-1 Notes in full by the Series 2005-1 Expected Principal Payment Date may be dependent on the reallocation of Principal Collections from other outstanding Series of Notes. If one or more other Series from which Principal Collections are expected to be reallocated to pay the Series 2005-1 Notes enters into an Early Amortization Period or Series 2005-1 Accumulation Period after the start of the Accumulation Period for the Series 2005-1 Notes, Principal Collections allocated to the other Series that has entered into an Early Amortization Period or Series 2005-1 Accumulation Period generally will not be reallocated to pay principal of the Series 2005-1 Notes. In that event, the final payment of principal of the Series 2005-1 Notes may be later than the Series 2005-1 Expected Principal Payment Date.
           Principal for the Series 2005-1 Notes will be payable if an Early Amortization Period has commenced and is not terminated. Because an Early Amortization Event for the Series 2005-1 Notes may occur and initiate an Early Amortization Period, the final distribution of principal on the Series 2005-1 Notes may be made prior to the scheduled termination of the Series 2005-1 Revolving Period and/or prior to the Series 2005-1 Expected Principal Payment Date.
           The amount of new Receivables generated in any month and monthly payment rates on the Receivables may vary because of seasonal variations in Vehicle sales and inventory levels, retail incentive programs provided by Vehicle manufacturers and various economic factors affecting Vehicle sales generally. The following table sets forth the highest and lowest monthly payment rates for the U.S. Wholesale Portfolio during any month in the periods shown and the average of the monthly payment rates for all months during the periods shown, in each case calculated as the percentage equivalent of a fraction, the numerator of which is the aggregate of all collections of principal during the period and the denominator of which is the average aggregate principal balance (calculated as the average of the principal balance at the beginning of the month and the end of the month) for the period. The monthly payment rates presented for all periods reflect actual monthly data. There can be no assurance that the rate of Principal Collections will be similar to the historical experience set forth below. Because the Receivables in the Trust will be only a portion of the entire U.S. Wholesale Portfolio, historical actual monthly payment rates for the Receivables in the Trust may be different than those shown below.
MONTHLY PAYMENT RATES FOR THE U.S. WHOLESALE PORTFOLIO

	Three Months
	Ended
	March 31,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Highest Month	44.4%	40.4%	48.4%	50.2%	56.5%	57.9%	66.7%
Lowest Month	34.0%	31.1%	31.1%	30.5%	32.0%	39.0%	40.3%
Average of the Months in the Period	39.4%	35.4%	41.2%	39.5%	45.0%	48.1%	53.0%

THE SERIES 2005-1 NOTES
General
           The following is a description of the material provisions of the Series 2005-1 Notes. You also should refer to the remainder of this prospectus as well as to the Trust Agreement, the Receivables Purchase Agreement, the Trust Sale and Servicing Agreement, the Indenture and the Series 2005-1 Supplement when deciding whether to purchase any Series 2005-1 Notes. The form of the Trust Agreement, the Receivables Purchase Agreement, the Trust Sale and Servicing Agreement, the Indenture and the Series 2005-1 Supplement have been filed with the SEC as exhibits to the registration statement relating to the Series 2005-1 Notes. The Transferor will provide a copy of the Indenture and the Series 2005-1 Supplement (each without exhibits) upon request by a holder of a Series 2005-1 Note.
           The Trust will issue the Series 2005-1 Notes on the Closing Date under the terms of the Indenture, as supplemented by a Series Supplement (the “Series 2005-1 Supplement”), between the Trust and the Indenture Trustee. Where particular provisions or terms used in the Indenture or a Series Supplement are referred to, the actual provisions, including definition of terms, are incorporated by reference as part of this summary.
           The Series 2005-1 Notes will initially be represented by one or more Series 2005-1 Notes registered in the name of the nominee of the Depository in the United States, or Clearstream or Euroclear in Europe, except as set forth below. Series 2005-1 Notes will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only. The Transferor has been informed by DTC that DTC’s nominee will be Cede. Accordingly, Cede is expected to be the holder of record of the Series 2005-1 Notes.
           Unless and until the Trust issues Definitive Notes under the limited circumstances described in this prospectus, see “—Definitive Notes,” no Series 2005-1 Noteholder will be entitled to receive a physical certificate representing a Series 2005-1 Note. All references in this prospectus to actions by Series 2005-1 Noteholders refer to actions taken by DTC upon instructions from its participants. All references in this prospectus to distributions, notices, reports and statements to Series 2005-1 Noteholders refer to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Series 2005-1 Notes, as the case may be, for distribution to Series 2005-1 Noteholders in accordance with DTC’s procedures. See “—Book-entry Registration” and “—Definitive Notes”.
Interest
           The timing and amounts of interest distributions in general for all Series of the Trust are described in “—Trust Distributions” below. Interest on the principal balance of the Series 2005-1 Notes will accrue at the Note Rate and will be payable to the Series 2005-1 Noteholders on each Payment Date, commencing with the September 2005 Payment Date. Interest payable on any Payment Date will accrue during the related Interest Period. Interest will be calculated on a basis of the actual number of days in each Interest Period divided by 360. Interest due for any Payment Date but not paid on that Payment Date will be due on the next Payment Date, together with interest on the interest not paid, and will accrue at the applicable Note Rate, to the extent permitted by applicable law. Interest payments on the Series 2005-1 Notes will generally be paid from Series 2005-1 Noteholder Non-Principal Collections for a Collection Period, Servicer Advances, Reallocated Principal Collections, any withdrawals from the Reserve Account and Investment Proceeds. However, if Series 2005-1 Noteholder Non-Principal Collections, Reallocated Principal Collections, withdrawals from the Reserve Account, Servicer Advances and Investment Proceeds are not sufficient on a Payment Date to make required interest payments, interest payments will also be made from Additional Noteholder Collections to the extent of the Series 2005-1 Available Subordinated Amount.
           The Note Rate for each Interest Period will be determined on the LIBOR Determination Date preceding the Interest Period and will be calculated on the basis of LIBOR. During the Accumulation Period, if the amount of interest at the Note Rate on amounts on deposit in the Principal Funding Account exceeds the net investment earnings on those deposits, the amount of this excess will be deducted from collections otherwise allocable to the Residual Interestholder and added to the Series 2005-1 Noteholder

Non-Principal Collections. This will not result in a reduction to the Series 2005-1 Available Subordinated Amount.
Principal
           The timing and amounts of principal distributions in general for all the Series of the Trust are described in “—Trust Distributions” below. In general, with respect to the Series 2005-1 Notes, no principal payments will be made to the Series 2005-1 Noteholders until the earlier of the Series 2005-1 Expected Principal Payment Date and the first Payment Date after the commencement of an Early Amortization Period.
           On each Payment Date during the Series 2005-1 Revolving Period, collections of Principal Receivables will either be:

•	allocated to one or more other Series of Notes which are in Amortization, Early Amortization or Accumulation Periods to cover principal payments due to the Noteholders of the other Series,

•	allocated to cover shortfalls in amounts available to pay interest on the Series 2005-1 Notes,

•	deposited into the Excess Funding Account, or

•	if no Series is then amortizing or accumulating principal or otherwise does not provide for excess funding accounts or similar arrangements, paid to the Residual Interestholder or held as Unallocated Principal Collections.
           See “—Allocation of Collections; Deposits in the Collection Account”, “—Allocation Percentages”, “—Trust Distributions”, “—Distributions from the Collection Account for Series 2005-1 Notes; Reserve Account” and “—Series 2005-1 Principal Funding Account”.
Accumulation Period
           The Accumulation Period for the Series 2005-1 notes is scheduled to begin on the first day of the March 2008 Collection Period (the “Accumulation Period Commencement Date”), but may be postponed as described under “—Postponement of Accumulation Period” below. The Accumulation Period will end on the close of business of the earlier of:

•	the end of the Collection Period preceding the distribution date on which the Series 2005-1 Invested Amount is expected to be paid in full; and

•	the day immediately preceding the date on which the Early Amortization Period begins.
           If an Early Amortization Event occurs that is not terminated before the Accumulation Period begins, there will be no Accumulation Period and the Early Amortization Period will begin. On the first business day of the Accumulation Period, amounts on deposit in the Excess Funding Account that are allocable to the Series 2005-1 as of the end of the Revolving Period will be deposited into the Principal Funding Account, but only to the extent of the Series 2005-1 Invested Amount of the Series 2005-1 Notes. On each Payment Date following the first Collection Period during the Accumulation Period, the Indenture Trustee will deposit Available Noteholder Principal Collections for that distribution date into the Principal Funding Account in an amount equal to the lesser of:

•	the applicable Series 2005-1 Controlled Deposit Amount for that distribution date (after giving effect to any deposits made from the Excess Funding Account); and

•	the Series 2005-1 Invested Amount before any deposits on that date.
           Any Available Noteholder Principal Collections not used for this purpose will be paid to the Residual Interestholder to the extent not deposited into the Excess Funding Account. See “—Excess Funding Account.”

           On the 2005-1 Expected Principal Payment date (unless paid earlier due to the commencement of the Early Amortization Period), all amounts in the Principal Funding Account will be paid to the Series 2005-1 Noteholders up to the Series 2005-1 Invested Amount.
           If on the Series 2005-1 Expected Principal Payment Date the sum of the Principal Funding Account Balance and the Series 2005-1 share of amounts in the Excess Funding Account is less than the Series 2005-1 Invested Amount, the Early Amortization Period will commence and on each Payment Date the Series 2005-1 Noteholders will receive distributions of Series 2005-1 Monthly Principal and Series 2005-1 Monthly Interest until the Series 2005-1 Invested Amount has been paid in full or the Series 2005-1 Stated Maturity Date has occurred. Even if, on the Series 2005-1 Expected Principal Payment Date, the sum of the Principal Funding Account Balance and the Series 2005-1 share of amounts in the Excess Funding Account is insufficient to pay the Series 2005-1 Invested Amount in full, both of the amounts will be distributed to the Series 2005-1 Noteholders on the Series 2005-1 Expected Principal Payment Date.
           It is expected that the final principal payment on the Series 2005-1 Notes will be made on the Series 2005-1 Expected Principal Payment Date. However, principal of the Series 2005-1 Notes may be paid earlier or, depending on the actual payment rate on the Receivables, later, as described under “Risk Factors—A Bankruptcy of VW Credit, Inc. or the Transferor May Delay or Reduce Payments on Your Notes” and “—The Failure of Dealers to Make Payments on the Receivables Could Delay or Reduce Payments on Your Notes”.
Postponement of Accumulation Period
           Initially, the Accumulation Period is scheduled to be four months long. However, depending on the performance of the Receivables owned by the Issuer, the length of the Accumulation Period may be shortened to three months, two months or a single month as described in the following paragraph.
           The Accumulation Period Commencement Date for the Series 2005-1 Notes will be March 1, 2008, or, if the Issuer, acting directly or through the Administrator, elects at its option to delay the start of the Accumulation Period, a later date selected by the Issuer. Delaying the start of the Accumulation Period will extend the Revolving Period and shorten the Accumulation Period. The Issuer may elect to delay the start of the Accumulation Period if it believes that (i) the Issuer will be able to reallocate investor principal amounts allocable to other series of Notes to make larger monthly deposits into the Principal Funding Account over a shorter period of time or (ii) the payment rate on the Receivables will permit larger monthly deposits to that account over a shorter period of time. In order to delay the start of the Accumulation Period, the following things must occur:

•	the Issuer must deliver to the Indenture Trustee a certificate to the effect that the Issuer believes that delaying the start of the Accumulation Period will not delay any payment of principal to Series 2005-1 Noteholders;

•	the Rating Agency Condition must be satisfied with respect to the proposed delay of the start of the Accumulation Period;

•	the amount of principal that the Indenture Trustee will deposit into the Principal Funding Account each month during the Accumulation Period must be increased, so that the sum of all scheduled deposits made during the shortened Accumulation Period will equal the initial Series 2005-1 Invested Amount on the Series 2005-1 Expected Principal Payment Date;

•	the Accumulation Period must start no later than June 1, 2008; and

•	the Issuer must make this election no later than the first day of the last month of the Revolving Period, including extensions of the Revolving Period.
           If the Issuer delays the start of the Accumulation Period and an Early Amortization Event occurs, you may receive some of your principal later than you would have received it without a delay in the start of the Accumulation Period.

Credit Enhancement
           Credit enhancement for the Series 2005-1 Noteholders is provided by subordination of a portion of the Residual Interest, the Reserve Account and by the availability under some circumstances of Excess Principal Collections to the Series 2005-1 Noteholders.
           The Residual Interest is subordinated to the rights of the Series 2005-1 Noteholders, but only to the extent of the Series 2005-1 Available Subordinated Amount. Collections on the Receivables otherwise allocable to the Residual Interest may be used to pay interest and principal on the Series 2005-1 Notes in an amount up to the Series 2005-1 Available Subordinated Amount. The Series 2005-1 Available Subordinated Amount will initially be $99,858,357 plus any Incremental Subordinated Amount, but is subject to reduction from time to time. See the definition of “Series 2005-1 Available Subordinated Amount” in the glossary and “—Allocation of Collections; Limited Subordination of the Residual Interest” for more information.
           The Reserve Account will also provide credit enhancement to the Series 2005-1 Noteholders. The Reserve Account will be funded on the Closing Date with an initial deposit of $2,625,000. The Series 2005-1 Supplement requires that the amount on deposit in the Reserve Account on any Payment Date equal the Reserve Account Required Amount. Amounts on deposit in the Reserve Account will be available to pay monthly interest on the Series 2005-1 Notes, the Monthly Servicing Fee and amounts covering Receivables that become defaulted and that have been allocated to the Series 2005-1 Noteholders. In addition, on the Final Payment Date, amounts on deposit in the Reserve Account will be available to pay the Series 2005-1 Invested Amount to the extent it remains unpaid. See “—Distributions from the Collection Account for Series 2005-1 Notes; Reserve Account.”
           Principal collections allocable to other Series of Notes, to the extent not needed to make payments on the other Series of Notes, will also be applied to make principal payments on the Series 2005-1 Notes when required as described in this prospectus. The Servicer will allocate Excess Principal Collections to cover any Principal Shortfalls for the Series 2005-1 Notes.
           However, Excess Principal Collections generally will not be used to cover Investor Charge-Offs for the Series 2005-1 Notes. See “—Excess Principal Collections.”
Collection Account
           The Servicer has established and will maintain an Eligible Deposit Account for the benefit of the Noteholders (including the Series 2005-1 Noteholders) in the name of the Indenture Trustee (the “Collection Account”). The Servicer will deposit into the Collection Account collections as described in “—Allocation of Collections; Deposits in Collection Account.”
           The Servicer will have the revocable power to instruct the Indenture Trustee to make withdrawals and payments from the Collection Account for the purpose of carrying out its duties under the Indenture. The Servicer may select an appropriate agent as representative of the Servicer for the purpose of designating investments. The Servicer or its designated agent generally will direct that funds in the Collection Account will be invested in Eligible Investments. Any earnings (net of losses and investment expenses) on funds in the Collection Account will be credited to the Collection Account.
Allocation of Collections; Deposits in Collection Account
           The Servicer, no later than two business days after the processing date, will deposit all collections received with respect to the Receivables (excluding portions allocable to the Transferor) in each Collection Period into the Collection Account. However, notwithstanding this requirement that the Servicer make daily deposits, for so long as:

•	VW Credit remains the Servicer under the Trust Sale and Servicing Agreement,

•	no Servicing Default has occurred and is continuing, and

•	the following additional requirements are also met:

•	Volkswagen AG has a short-term debt rating of at least A-1 from Standard & Poor’s and P-1 from Moody’s, and

•	both Standard & Poor’s and Moody’s are rating a debt issuance of Volkswagen of America or VW Credit (which in the case of VW Credit, such issuance is guaranteed by Volkswagen AG), and

•	VW Credit remains a wholly owned subsidiary of Volkswagen AG (directly or indirectly), then VW Credit need not make daily deposits of collections into the Collection Account but may use for its own benefit all of the collections received during a Collection Period until the Payment Date relating to that Collection Period (whether or not the funds will be distributed to Noteholders, retained in the Collection Account or deposited in another account on the Payment Date). On each Payment Date, VW Credit will make deposits into the Collection Account in an amount equal to the net amount of the deposits and withdrawals that would have been made had VW Credit made daily deposits of collections into the Collection Account. In addition, during any Collection Period, the Servicer generally will be required to deposit collections into the Collection Account only up to the aggregate amount of collections required to be deposited into any deposit, trust, reserve or similar account maintained for the benefit of Noteholders of any Series or, without duplication, distributed on the related Payment Date to Noteholders, to any agent or to any Enhancement Provider under the terms of any Series Supplement or Enhancement Agreement. If, at any time prior to that Payment Date the amount of collections deposited in the Collection Account exceeds the amount required to be deposited, the Servicer will be permitted to withdraw the excess from the Collection Account.
           On any date on which collections are deposited in the Collection Account, the Servicer will distribute to the Residual Interestholder, in accordance with the Trust Sale and Servicing Agreement and each Series Supplement, the portion of the Non-Principal Collections allocable to each Series and allocated to the Residual Interestholder as specified in each Series Supplement, if the Residual Participation Amount (determined after including any Receivables transferred to the Trust on the date) exceeds the Trust Available Subordinated Amount for the immediately preceding Determination Date (after giving effect to the allocations, distributions, withdrawals and deposits to be made on the Payment Date immediately following the preceding Determination Date). In addition, during the Revolving Period for any Series of Notes, the Servicer will distribute to the Residual Interestholder on each date of deposit the amount equal to the Principal Collections allocable to each Series (as specified in the related Series Supplements) if the Residual Participation Amount (determined after including the principal balance of any Receivables transferred to the Trust on the date of deposit) exceeds the Trust Available Subordinated Amount for the immediately preceding Determination Date (after giving effect to the allocations, distributions, withdrawals and deposits to be made on the Payment Date immediately following the preceding Determination Date).
Servicer Advances
           On each payment date, the servicer will deposit into the collection account an advance in an amount equal to the lesser of (a) any shortfall in the amounts available to make the payments described in clauses (2) and (3) of the payment priorities described below under “Series 2005-1 Notes—Distributions from the Collection Account for Series 2005-1 Notes; Reserve Account—Non-Principal Collections” and (b) the excess, if any of (x) interest owed on the underlying Receivables during the related Collection Period over (y) interest actually received by the Servicer with respect to the underlying Receivables during the related Collection Period (a “Servicer Advance”).
           However, the servicer will not be obligated to make an advance if the servicer determines in its sole discretion that any recovery of payments made on or with respect to a Receivable will not equal the amount of such advance. No advances will be made with respect to defaulted receivables. The Servicer will make no Servicer Advances with respect to Receivables that the Servicer had made prior Servicer Advances with respect to, but subsequently determined to be non-recoverable. In making advances, the servicer will assist in maintaining a regular flow of payments on the receivables, rather than guarantee or insure against losses. Accordingly, all advances will be reimbursable to the servicer, without interest, from Series 2005-1 Noteholder Non-Principal Collections on deposit in the Collection Account prior to any distributions on the Series 2005-1 Notes. See “Series 2005-1 Notes— Distributions from the Collection Account for Series 2005-1 Notes; Reserve Account.”
Excess Funding Account
           The Servicer has established and will maintain an Eligible Deposit Account in the name of the Indenture Trustee for the benefit of the Noteholders of all Series, the Residual Interestholder and any Enhancement Provider (the “Excess Funding Account”). The Series Supplement for Series 2005-1 provides that deposits will be made in the Excess Funding Account from available funds in an amount so that the Pool Balance is not less than the Required Participation Amount. Available funds for this purpose may include the net proceeds from the issuance of any new Series of Notes. In addition, the Residual Interestholder may direct the Servicer, Owner Trustee and Indenture Trustee to deposit any amounts otherwise distributable to the Residual Interestholder into the Excess Funding Account.
           The Indenture Trustee, at the direction of the Servicer, generally will invest funds on deposit in the Excess Funding Account. Any earnings (net of losses and investment expenses) on funds in the Excess Funding Account will be credited to the Collection Account and will be treated as Investment Proceeds.
           Funds on deposit in the Excess Funding Account will be withdrawn and paid to the Residual Interestholder or allocated to one or more Series of Notes which are in Amortization, Early Amortization or Accumulation Periods. On the Series 2005-1 Expected Principal Payment Date, the Series 2005-1 Notes’ share of funds on deposit in the Excess Funding Account, if any, which will not exceed the Series 2005-1 Invested Amount of the Series 2005-1 Notes, will be deposited in the Series 2005-1 Principal Funding Account.
Allocation Percentages
           Allocations among Series. The Servicer will allocate to each outstanding Series its share of Non-Principal Collections, Principal Collections, Defaulted Receivables and Miscellaneous Payments during each Collection Period as set forth below and in the Series Supplement for each Series.
           Allocation of Collections for Series 2005-1. The Servicer will allocate amounts initially allocated to each Series between the Notes and the Residual Interest for each Collection Period as described in the indenture Series Supplement for each Series. The Servicer will allocate amounts initially allocated to Series 2005-1 as described in the preceding paragraph between the Series 2005-1 Noteholders and the Residual Interestholder for each Collection Period as follows:

•	Non-Principal Collections and the Defaulted Amount will be allocated to Series 2005-1 Noteholders based on the Series 2005-1 Floating Allocation Percentage;

•	during the Series 2005-1 Revolving Period, Principal Collections will be treated as Excess Principal Collections (to the extent not reallocated to pay interest on the Series 2005-1 Notes) and allocated based on the Series 2005-1 Floating Allocation Percentage;

•	during the Series 2005-1 Accumulation Period and any Early Amortization Period, Principal Collections will be allocated to Series 2005-1 Noteholders based on the Principal Allocation Percentage; and

•	Miscellaneous Payments will at all times be allocated to the Series 2005-1 Noteholders based on the Series 2005-1 Floating Allocation Percentage.
           Amounts not allocated to the Series 2005-1 Noteholders as described in the prior paragraph will be allocated to the Residual Interestholder, or may be made available to pay the Noteholders of other Series.

Excess Principal Collections
           Principal Collections allocated to the Notes of a Series with respect to a Collection Period during an Accumulation Period, Amortization Period, or Early Amortization Period for that Series or a class of that Series will first be allocated to make required payments of principal to the Principal Funding Account for that Series or to the Noteholders of that Series or a class of that Series. The Servicer also will determine the amount of the Excess Principal Collections, if any, for that Collection Period. The Servicer will allocate Excess Principal Collections to cover any Principal Shortfalls for any Series in the same group. However, Excess Principal Collections generally will not be used to cover Investor Charge-Offs for any Series. If Principal Shortfalls exceed Excess Principal Collections for any Collection Period, the Servicer generally will allocate Excess Principal Collections pro rata among the applicable Series in the same group based on the relative amounts of Principal Shortfalls. To the extent that Excess Principal Collections exceed Principal Shortfalls, the Servicer will pay the balance first to the Residual Interestholder if the Residual Participation Amount (determined after including the principal balance of any Receivables transferred to the Trust on the Determination Date on which the balance is paid) exceeds the Trust Available Subordinated Amount for the immediately preceding Determination Date (after giving effect to the allocations, distributions, withdrawals and deposits to be made on the Payment Date immediately following the preceding Determination Date). Any amount not allocated to the Residual Interestholder because the Residual Participation Amount does not exceed the Trust Available Subordinated Amount will be held unallocated (“Unallocated Principal Collections”) until the Residual Participation Amount exceeds the Trust Available Subordinated Amount, at which time the amount will be allocated to the Residual Interestholder, or until an Early Amortization Period, Accumulation Period, or Amortization Period commences for any Series, after which time the amount will be treated as a Miscellaneous Payment. Series 2005-1 is a series that is part of Group I with respect to the sharing of Excess Principal Collections.
Excess Non-Principal Collections
           Non-Principal Collections allocated to the Notes of a Series with respect to a Collection Period will first be allocated to make required payments and/or deposits for that Series as required under the related series supplement. The Servicer also will determine the amount of the Excess Non-Principal Collections, if any, for that Collection Period. The Servicer will allocate Excess Non-Principal Collections to cover any shortfalls if any, in payments or deposits to be covered by Non-Principal Collections allocated to other series in the same group. If Non-Principal Shortfalls exceed Excess Non-Principal Collections for any Collection Period, the Servicer generally will allocate Excess Non-Principal Collections pro rata among the applicable Series in the same group based on the relative amounts of Non-Principal Shortfalls. To the extent that Excess Non-Principal Collections exceed Non-Principal Shortfalls, the Servicer will pay the balance to the Residual Interestholder.
           That portion of Excess Non-Principal Collections for any Payment Date equal to the amount of the Series 2005-1 Excess Non-Principal Collections for such Payment Date will be allocated to Series 2005-1 and will be distributed as set forth in the Series Supplement. Series 2005-1 Excess Non-Principal Collections, with respect to any Payment Date, means an amount equal to the Series 2005-1 Non-Principal Shortfall for such Payment Date; provided, however, that, if the aggregate amount of Excess Non-Principal Collections for all Series for such Payment Date is less than the aggregate amount of Non-Principal Shortfalls for all Series for such Payment Date, then the Series 2005-1 Excess Non-Principal Collections for such Payment Date will equal the product of (x) Excess Non-Principal Collections for all Series for such Payment Date and (y) a fraction, the numerator of which is the Series 2005-1 Non-Principal Shortfall for such Distribution Date and the denominator of which is the aggregate amount of Non-Principal Shortfalls for all Series for such Payment Date. Series 2005-1 is a Series that is part of Group I with respect to the sharing of Excess Non-Principal Collections.

Allocation of Collections; Limited Subordination of Residual Interest
           On each Deposit Date, the Servicer will allocate and distribute to the Residual Interest an amount equal to:

•	the Residual Interest Percentage for the related Collection Period of Principal Collections for the Deposit Date, and

•	the Residual Interest Percentage for the related Collection Period of Non-Principal Collections for the Deposit Date,
if the Residual Participation Amount (determined after giving effect to any Principal Receivables transferred to the Trust on the Deposit Date) exceeds the Trust Available Subordinated Amount for the immediately preceding Determination Date (after giving effect to the allocations, distributions, withdrawals and deposits to be made on the Payment Date immediately following the preceding Determination Date).
           In addition, on each Deposit Date during the Revolving Period the Servicer will distribute to the Residual Interestholder an amount equal to the Additional Noteholder Principal Collections for the Deposit Date if:

•	the Residual Participation Amount (determined after giving effect to any Principal Receivables transferred to the Trust on the Deposit Date) exceeds the Trust Available Subordinated Amount for the immediately preceding Determination Date (after giving effect to the allocations, distributions, withdrawals and deposits to be made on the Payment Date immediately following the preceding Determination Date), and

•	no Deficiency Amount from the prior Payment Date remains unpaid.
Trust Distributions
           Non-Principal Collections and other amounts allocable to a Series of Notes generally will be used to make interest payments to Noteholders of that Series on each date established for that Series. The Notes of each Series also will have a revolving period during which no principal payments are made on the Notes of that Series (the “Revolving Period”). If the principal of the Notes of a Series is scheduled to be paid in full on an expected date (the “Expected Principal Payment Date”), the Notes will have an accumulation period (the “Accumulation Period”). During an Accumulation Period, the Indenture Trustee, at the direction of the Servicer, will deposit Principal Collections and other specified amounts allocable to a Series into a trust account established for the benefit of the Noteholders of that Series (a “Principal Funding Account”). The Principal Collections and other amounts so deposited into that Principal Funding Account will be used to make principal distributions to the Noteholders of that Series when due. The amount to be deposited in the Principal Funding Account for any Series of Notes on any Payment Date may, but will not necessarily, be limited to a specified amount (the “Controlled Deposit Amount”).
           Unless the Revolving Period for a Series recommences, after the Fully Funded Date for a Series of Notes, Noteholders of that Series will no longer have any interest in the Receivables and all the representations and covenants of the Transferor and the Servicer relating to the Receivables, as well as other specified provisions of the Indenture, and all remedies for breaches of those representations and warranties, will no longer accrue to the benefit of the Noteholders of that Series. In addition, upon the occurrence of the Fully Funded Date for a Series, no Non-Principal Collections, Principal Collections, defaulted Receivables or Miscellaneous Payments will be allocated to that Series unless the Revolving Period for that Series recommences. See “The Transfer and Servicing Agreements— Termination; Fully Funded Date”.
           During the period (the “Early Amortization Period”) beginning on the day on which an Early Amortization Event has occurred for a Series of Notes and ending on the earliest of:

•	the payment in full of (a) the Series Invested Amount of the Notes of that Series and (b) accrued and unpaid interest on those Notes,

•	the recommencement of the Revolving Period for that Series, and

•	the date on which the Series terminates under its Series Supplement, the Revolving Period, the Amortization Period or the Accumulation Period, as the case may be, for that Series will terminate. See “— Early Amortization Events” for a description of events that might result in the commencement of an Early Amortization Period for a Series of Notes. During the Early Amortization Period for a Series of Notes, the Indenture Trustee will distribute Principal Collections and other specified amounts allocable to the Notes of a Series as principal payments to the applicable Noteholders monthly on each Payment Date. During the Early Amortization Period for a Series of Notes, distributions of principal to Noteholders of that Series will not be limited to any Controlled Deposit Amount.
Distributions from the Collection Account for Series 2005-1 Notes; Reserve Account
           Non-Principal Collections. On each Payment Date, commencing with the Initial Payment Date, the Servicer will instruct the Indenture Trustee to apply Series 2005-1 Noteholder Non-Principal Collections, Reallocated Principal Collections (to the extent necessary to cover any shortfall in clause (2) below that is not covered by funds withdrawn from the Reserve Account) and Investment Proceeds, if any, for the related Collection Period, and any Excess Non-Principal Collections allocated to Series 2005-1 on such Payment Date, to make the following distributions in the following priority:

(1) first, to the servicer, for reimbursement of outstanding advances;

(2) second, an amount equal to Series 2005-1 Monthly Interest for the Payment Date, plus the amount of any Series 2005-1 Monthly Interest previously due but not distributed on a prior Payment Date (plus, but only to the extent permitted under applicable law, interest at the Note Rate on Series 2005-1 Monthly Interest previously due but not distributed), will be distributed to the Series 2005-1 Noteholders;

(3) third, an amount equal to the Noteholder Monthly Servicing Fee for the Payment Date will be distributed to the Servicer (unless the amount has been netted against deposits to the Collection Account as described under “— Allocation of Collections; Deposits in Collection Account” or waived by the Servicer);

(4) fourth, an amount equal to the Reserve Account Deposit Amount, if any, for the Payment Date will be deposited in the Reserve Account;

(5) fifth, an amount equal to the Noteholder Default Amount, if any, for the Payment Date will be treated as a portion of Available Noteholder Principal Collections for the Payment Date;

(6) sixth, in the following order of priority: (A) an amount equal to the aggregate amount of Series 2005-1 Noteholder Charge-Offs which have not been previously reimbursed (after giving effect to the allocation on the Payment Date of Miscellaneous Payments for such Payment Date) will be treated as a portion of Available Noteholder Principal Collections with respect to the Payment Date and will increase the Series 2005-1 Invested Amount (the “Noteholder Reversal Amount”), and then (B) an amount equal to any reduction in the Series 2005-1 Available Subordinated Amount pursuant to clause (a) of the definition of Series 2005-1 Available Subordinated Amount, and that has not been reversed pursuant to this clause (6)(B), will be treated as Available Noteholder Principal Collections with respect to the Payment Date and will increase the Series 2005-1 Available Subordinated Amount;

(7) seventh, an amount equal to the aggregate outstanding amounts of Monthly Servicing Fee which have been previously waived will be distributed to the Servicer; and

(8) eighth, the balance will be treated as Excess Non-Principal Collections.
           If the sum of the amounts required to be distributed pursuant to clauses (2), (3), (5) and (6)(A) exceeds the sum of Series 2005-1 Noteholder Non-Principal Collections, Investment Proceeds and any Servicer Advances for that Payment Date, the Indenture Trustee will withdraw funds from the Reserve

Account and apply the withdrawn funds to complete the distributions as described in clauses (2), (3), (5) and (6)(A).
           If there is a Required Subordinated Draw Amount for any Payment Date, the Servicer will apply (or will cause the Indenture Trustee to apply) the amount of Additional Noteholder Collections for the related Collection Period then on deposit in the Collection Account on that Payment Date, but only up to the Required Subordinated Draw Amount, to make any portion of the distributions required by clauses (2), (3), (5) and (6)(A) above that have not been made through funds withdrawn from the Reserve Account as described in the prior paragraph. Additionally, after giving effect to the payments described in the prior sentence, the Indenture Trustee will apply any remaining Additional Noteholder Collections to any unpaid Adjustment Payments. The Series 2005-1 Available Subordinated Amount will be reduced by the amount of any Additional Noteholder Collections so applied. If the Required Subordinated Draw Amount for any Payment Date exceeds the Additional Noteholder Collections for that Payment Date, the Series 2005-1 Available Subordinated Amount will be reduced by the amount of the excess, but not by more than the sum of the Noteholder Default Amount and the portion of Adjustment Payments not paid by the Transferor.
           Reserve Account. The Servicer will establish and maintain the “Reserve Account,” which will be an Eligible Deposit Account established in the name of the Indenture Trustee for the benefit of the Series 2005-1 Noteholders. On the Closing Date, the Transferor will deposit $2,625,000 (0.35% of the principal balance of the Series 2005-1 Notes) into the Reserve Account. The Indenture Trustee, at the direction of the Servicer, will invest funds in the Reserve Account in Eligible Investments that will mature on or prior to the next Payment Date. On each Determination Date, the Servicer will apply any investment earnings (net of losses and investment expenses) with respect to the Reserve Account as described under “— Distributions from the Collection Account for Series 2005-1 Notes; Reserve Account— Non-Principal Collections.” On the Final Payment Date, the Indenture Trustee will pay any funds remaining on deposit in the Reserve Account first, to pay any amounts owed to the Series 2005-1 Noteholders with respect to principal, up to the Series 2005-1 Invested Amount, and second, to the Residual Interestholder.
           Reallocated Principal Collections. See “— Principal Collections” below for discussion of when principal collections allocated to Series 2005-1 will be reallocated to cover any shortfalls in amounts required to be distributed pursuant to clause (2) above (“Reallocated Principal Collections”). Reallocated Principal Collections will result, first, in a reduction of the Series 2005-1 Available Subordinated Amount and, second, to the extent the Series 2005-1 Available Subordinated Amount has been reduced to zero, the Series 2005-1 Invested Amount.
Available Subordinated Amount
           Available Subordinated Amounts for all Series. The Residual Interest will be subordinated to the rights of the Noteholders of each Series to the extent described in the related Series Supplement. The amount of the subordination for any Series of Notes is referred to in this prospectus as the “Available Subordinated Amount” for that Series. The Available Subordinated Amount for Series 2005-1 is equal to the Series 2005-1 Available Subordinated Amount.
           Series 2005-1 Available Subordinated Amount. The Residual Interestholder may at any time in its sole discretion increase the Series 2005-1 Available Subordinated Amount. The Residual Interestholder is not under any obligation to increase the Series 2005-1 Available Subordinated Amount at any time. If the Series 2005-1 Available Subordinated Amount were reduced to less than the Required Subordinated Amount, an Early Amortization Event would occur. However, the Residual Interestholder could elect to increase the Series 2005-1 Available Subordinated Amount at the time an Early Amortization Event would otherwise occur, thus preventing or delaying the occurrence of the Early Amortization Event.
           Limitations of Subordination. The presence of the Series 2005-1 Available Subordinated Amount is intended to enhance the likelihood of receipt by Series 2005-1 Noteholders of the full amount of principal of and interest on the Series 2005-1 Notes and to decrease the likelihood that the Series 2005-1 Noteholders will experience losses. However, the presence of the Series 2005-1 Available Subordinated Amount will not provide protection against all risks of loss, nor will it guarantee repayment of the entire principal balance of and interest on the Series 2005-1 Notes. If losses occur that exceed the amount covered by the Series 2005-1 Available Subordinated Amount or which are not covered by the Series 2005-1 Available Subordinated Amount, the Series 2005-1 Noteholders will bear their allocable share of deficiencies.
Principal Collections
           On each Payment Date, beginning with the Initial Payment Date, during the Series 2005-1 Revolving Period, all Principal Collections allocated to the Series 2005-1 Noteholders will be treated as Reallocated Principal Collections for Series 2005-1, as Excess Principal Collections and made available to other Series, deposited into the Excess Funding Account or paid to the Residual Interestholder.
           On each Payment Date, beginning with the Initial Payment Date, following the first Collection Period during the Series 2005-1 Accumulation Period or any Early Amortization Period, the Indenture Trustee will allocate all Available Noteholder Principal Collections (before reallocated principal is taken into account) as follows:

•	first, as Reallocated Principal Collections, to the extent necessary, for the Series 2005-1 Notes;

•	second, to the Series 2005-1 Principal Funding Account in an amount equal to the Series 2005-1 Monthly Principal for the Payment Date for the Collection Period; and

•	third, the balance, if any, will be allocated to Excess Principal Collections and made available to other Series.
           In the event that the aggregate principal amount of the Series 2005-1 Notes is greater than zero on the Series 2005-1 Stated Maturity Date, any funds remaining in the Reserve Account (after the application of funds in the Reserve Account as described above under “— Distributions from the Collection Account for Series 2005-1 Notes; Reserve Account— Non-Principal Collections”) will be treated as a portion of Available Noteholder Principal Collections for the Payment Date occurring on the Series 2005-1 Stated Maturity Date, and will be distributed to Series 2005-1 Noteholders, but not in excess of the Series 2005-1 Invested Amount.
Series 2005-1 Principal Funding Account
           The Servicer will establish and maintain in the name of the Indenture Trustee, on behalf of the Trust, an Eligible Deposit Account for the benefit of the Series 2005-1 Noteholders (the “Series 2005-1 Principal Funding Account”). On each Payment Date during the Series 2005-1 Accumulation Period, the Indenture Trustee, at the direction of the Servicer, will deposit the Series 2005-1 Monthly Principal in the Series 2005-1 Principal Funding Account, as provided above under “— Principal Collections”. If, however, an Early Amortization Period commences during the Series 2005-1 Accumulation Period and is not terminated, the Principal Funding Account Balance will be paid to the Series 2005-1 Noteholders on the first Payment Date thereafter.
           On any Payment Date prior to the Series 2005-1 Expected Principal Payment Date, the Indenture Trustee, at the direction of the Servicer, will invest the Principal Funding Account Balance (after giving effect to distributions to be made on the Payment Date) in Eligible Investments that will mature on or prior to the Series 2005-1 Expected Principal Payment Date. On and after the Series 2005-1 Expected Principal Payment Date, the Indenture Trustee will invest amounts on deposit in the Series 2005-1 Principal Funding Account in Eligible Investments that will mature on or prior to the following Payment Date. The Servicer may select an appropriate agent as representative of the Servicer for the purpose of designating the investments. On each Payment Date, the Indenture Trustee will apply the interest and other investment income on the Principal Funding Account Balance as provided above under “— Distributions from the Collection Account for Series 2005-1 Notes; Reserve Account”.

Distributions to Series 2005-1 Noteholders
           Payments to Series 2005-1 Noteholders will be made from the Collection Account, the Reserve Account, the Series 2005-1 Principal Funding Account and the Excess Funding Account.

(a) The Servicer will instruct the Indenture Trustee to distribute on each Payment Date funds on deposit in the Collection Account and the Reserve Account that are payable to the Series 2005-1 Noteholders with respect to accrued interest to the Series 2005-1 Noteholders.

(b) The Servicer will instruct the Indenture Trustee to distribute on the earlier of (i) the Series 2005-1 Expected Principal Payment Date and on each Payment Date thereafter, and (ii) the first Payment Date following an Early Amortization Event that has not been cured or waived and each Payment Date thereafter, the funds on deposit in the Series 2005-1 Principal Funding Account and the Excess Funding Account (with respect to any Payment Date following an Early Amortization Event or during an Accumulation Period) and all amounts on deposit in the Collection Account that are payable to Series 2005-1 Noteholders as principal to the Series 2005-1 Noteholders, up to a maximum amount on any date equal to the Series 2005-1 Invested Amount.
           All distributions will be made to the Series 2005-1 Noteholders of record at the close of business on the day immediately preceding the related Payment Date (a “Record Date”), except that the final distribution with respect to any Series 2005-1 Note will be made only upon surrender of the Series 2005-1 Note.
Series 2005-1 Noteholder Charge-Offs
           If, on any Payment Date, the Series 2005-1 Available Subordinated Amount is reduced to zero and the Deficiency Amount is greater than zero, the Series 2005-1 Invested Amount will be reduced by the Deficiency Amount and the amount of any Reallocated Principal Collections on the Payment Date, but not by more than the sum of the Noteholder Default Amount and Reallocated Principal Collections for the Payment Date (a “Series 2005-1 Noteholder Charge-Off”), and not below zero. Any reduction in the Series 2005-1 Invested Amount will have the effect of slowing or reducing the return of principal to the holders of Series 2005-1 Notes. If the Series 2005-1 Invested Amount has been reduced by any Series 2005-1 Noteholder Charge-Offs, it will thereafter be increased on any Payment Date (but not by an amount in excess of the aggregate unreversed Series 2005-1 Noteholder Charge-Offs) by the Noteholder Reversal Amount and by amounts withdrawn from the Reserve Account to cover those amounts for that Payment Date as described above under “— Distributions from the Collection Account for Series 2005-1 Notes; Reserve Account— Non Principal Collections.”
Early Amortization Events
           Commencing on the first Payment Date following the Collection Period in which an Early Amortization Event has occurred for any Series of Notes, Principal Collections allocable to the Series and Additional Noteholder Collections will no longer be paid to the Transferor, allocated to any other Series or retained in the Principal Funding Account for the Series, but instead will be distributed to Noteholders of the Series monthly on each Payment Date. The Controlled Deposit Amount, if any, will no longer apply to distributions of principal on the Notes of the Series, unless the related Series Supplement permits otherwise.
           During the Early Amortization Period, all Available Noteholder Principal Collections and Additional Noteholder Principal Collections, together with all available amounts, if any, then on deposit in the Principal Funding Account and in the Excess Funding Account, will be distributed to the Series 2005-1 Noteholders until the Series 2005-1 Invested Amount is reduced to zero.
           An Early Amortization Event refers to, for any Series of Notes, any of the events described as Early Amortization Events in the Series Supplement relating to the Series, as well as any of the following events:

(1) the occurrence of specified events of bankruptcy, insolvency or receivership relating to Volkswagen of America, the Servicer, the Trust or the Transferor;

(2) the Trust or the Transferor becomes an investment company within the meaning of the Investment Company Act of 1940;

(3) a failure of the Transferor to convey Receivables in Additional Accounts to the Trust within five business days after the day on which it is required to convey the Receivables in Additional Accounts under the Trust Sale and Servicing Agreements; and

(4) on any Determination Date, as of the last day of each of the two preceding Collection Periods, the aggregate balance of Receivables relating to Used Vehicles exceeds 20% of the Pool Balance (excluding the amount on deposit in the Excess Funding Account, if any) on each of those last days.
           The Early Amortization Events with respect to the Series 2005-1 Notes will also include each of the following events:

(5) failure on the part of the Transferor, the Servicer or VW Credit, as applicable, (a) to make any payment or deposit required by the Trust Sale and Servicing Agreement or the Receivables Purchase Agreement, including but not limited to any Transfer Deposit Amount or Adjustment Payment, on or before the date occurring five business days after the date the payment or deposit is required to be made therein; (b) to deliver a Payment Date Statement on the date required under the Trust Sale and Servicing Agreement (or within the applicable grace period which will not exceed five business days); (c) to comply with its covenant not to create any lien on a Receivable; or (d) to observe or perform in any material respect any other covenants or agreements set forth in the Trust Sale and Servicing Agreement or the Receivables Purchase Agreement, which failure continues unremedied for a period of 60 days after written notice of the failure;

(6) any representation or warranty made by VW Credit in the Receivables Purchase Agreement or by the Transferor in the Trust Sale and Servicing Agreement or any information required to be given by the Transferor to the Indenture Trustee to identify the Accounts proves to have been incorrect in any material respect when made and continues to be incorrect in any material respect for a period of 60 days after written notice and as a result the interests of the Noteholders are materially and adversely affected; however, an Early Amortization Event will not be deemed to occur thereunder if the Transferor has repurchased the related Receivables or all of the Receivables, if applicable, during the 60 day period following delivery of written notice in accordance with the provisions of the Trust Sale and Servicing Agreement;

(7) on any Determination Date, the Series 2005-1 Available Subordinated Amount for the next Payment Date will be reduced to an amount less than the Required Subordinated Amount on the Determination Date after giving effect to the distributions to be made on that Payment Date; provided that, for the purpose of determining whether an Early Amortization Event has occurred pursuant to this clause (7), any reduction of the Series 2005-1 Available Subordinated Amount resulting from reallocations of the allocable principal collections to pay interest on the Series 2005-1 Notes in the event LIBOR is equal to or greater than the prime rate upon which interest on the Receivables is calculated on the applicable LIBOR Determination Date will be considered an Early Amortization Event only if LIBOR remains equal to or greater than such prime rate for the next 30 consecutive days following such LIBOR Determination Date;

(8) any Servicing Default occurs;

(9) on any Determination Date, the average of the Monthly Payment Rates for the three preceding Collection Periods is less than 25%;

(10) the occurrence of an Event of Default with respect to the Series 2005-1 Notes and the declaration that the Series 2005-1 Notes are due and payable pursuant to the Indenture; and

(11) the amount on deposit in the Excess Funding Account exceeds 30% of the sum of the Series Invested Amounts of all outstanding Series for three consecutive Determination Dates.

The events described in clauses (1) through (11) above are known in this prospectus as “Early Amortization Events”. Other Series may have different or additional early amortization events.
           In the case of any event described in clause 5, 6, 8, 10 and 11 above, an Early Amortization Event with respect to Series 2005-1 will occur only if, after the grace period, if any, described in the applicable clause, either the Indenture Trustee or Series 2005-1 Noteholders holding more than 50% of the aggregate unpaid principal amount of the Series 2005-1 Notes, by written notice to the Trust, the Transferor and the Servicer (and the Indenture Trustee, if the notice is given by Noteholders) declare that an Early Amortization Event has occurred as of the date of the written notice. In the case of any Early Amortization Event described in clause 1, 2, 3, 4, 7 and 9, above, an Early Amortization Event with respect to Series 2005-1 will occur without any notice or other action on the part of the Indenture Trustee or the Series 2005-1 Noteholders, immediately upon the occurrence of the event.
           The Early Amortization Period for the Series 2005-1 Notes will commence as of the close of business on the business day immediately preceding the day on which the Early Amortization Event has occurred. Monthly distributions of principal to the Series 2005-1 Noteholders will begin on the first Payment Date following the Collection Period in which an Early Amortization Period has commenced, except as described in the next paragraph.
           Under limited circumstances, an Early Amortization Period which commences prior to the scheduled end of the Series 2005-1 Revolving Period may terminate and the Series 2005-1 Revolving Period recommence. If an Early Amortization Event occurs, the Series 2005-1 Revolving Period will recommence following receipt of:

•	written confirmation by each Rating Agency (other than Moody’s) that its rating of the Series 2005-1 Notes will not be withdrawn or lowered as a result of the recommencement, and

•	the consent to the recommencement of Series 2005-1 Noteholders holding more than 50% of the aggregate unpaid principal amount of the Series 2005-1 Notes, except that the Series 2005-1 Revolving Period will not recommence if another Early Amortization Event that has not been cured or waived has occurred or the scheduled termination of the Series 2005-1 Revolving Period has occurred.
           In addition to the consequences of an Early Amortization Event discussed above, if the Transferor violates its covenant in the Trust Sale and Servicing Agreement not to create any lien on any Receivable, on the day of the violation, the Transferor will (subject to a declaration of an Early Amortization Event by the Indenture Trustee or the Noteholders) immediately cease transferring Receivables to the Trust and promptly give notice to the Indenture Trustee of the violation. Noteholders will incur a loss if the portion of the proceeds allocated to the Notes and the proceeds of any collections on the Receivables in the Collection Account allocable to the Notes are not sufficient to pay the aggregate unpaid principal balance of the Notes in full plus accrued and unpaid interest thereon.
Stated Maturity Date
           The last payment of principal and interest on the Series 2005-1 Notes will be due and payable no later than the Series 2005-1 Stated Maturity Date. In the event that the aggregate outstanding principal amount of the Series 2005-1 Notes is greater than zero on the Series 2005-1 Stated Maturity Date (after giving effect to deposits and distributions otherwise to be made on the Series 2005-1 Stated Maturity Date), upon receipt of an opinion of counsel to the effect that its action will not result in the trust being characterized as an association (or a publicly traded partnership) taxable as a corporation, the Indenture Trustee will sell or cause to be sold Receivables or an interest in the Receivables, as specified in the Indenture, in an amount so that the proceeds of the sale equal the Series 2005-1 Invested Amount of and accrued and unpaid interest on the Series 2005-1 Notes on the Series 2005-1 Stated Maturity Date (after giving effect to the deposits and distributions to occur on the Series 2005-1 Stated Maturity Date). However, the amount of Receivables sold by the Indenture Trustee may not exceed the sum of the Series 2005-1 Invested Amount and the Series 2005-1 Available Subordinated Amount on the preceding Determination Date (after giving effect to the allocations, distributions, withdrawals and deposits to be made on the Payment Date following the preceding Determination Date). The net proceeds of the sale and any Collections on the Receivables will be paid pro rata to Series 2005-1 Noteholders on the Series 2005-1 Stated Maturity Date as the final payment of the Series 2005-1 Notes, and the Series 2005-1 Noteholders will not receive any additional payments with respect to the Series 2005-1 Notes.
Payment Event of Default
           If an Event of Default relating to the failure to make any required payment of interest or principal on the Series 2005-1 Notes has occurred and the Series 2005-1 Notes have been declared due and payable, the holders of a majority of the aggregate outstanding principal amount of the Series 2005-1 Notes may direct the Indenture Trustee to sell or cause to be sold Receivables or an interest in the Receivables in an amount so that the net proceeds of the sale equal the Series 2005-1 Invested Amount of and accrued and unpaid interest on the Series 2005-1 Notes then outstanding. The sale described in the prior sentence may not occur, however, unless the Indenture Trustee receives an opinion of counsel stating that the sale will not cause the Trust to be characterized as an association (or a publicly traded partnership) taxable as a corporation. Also, the amount of Receivables or interest therein sold may not exceed the sum of the Series 2005-1 Invested Amount and the Series 2005-1 Available Subordinated Amount on the preceding Determination Date (after giving effect to the allocations, distributions, withdrawals and deposits to be made prior to such date). The Indenture Trustee will pay the net proceeds of the sale pro rata to the Series 2005-1 Noteholders in an amount up to the Series 2005-1 Invested Amount of and accrued and unpaid interest on the Series 2005-1 Notes, and the Series 2005-1 Noteholders will not receive any additional payments with respect to the Series 2005-1 Notes. Notwithstanding the preceding, Receivables can also be sold under the circumstances described below under “— The Indenture and the Series 2005-1 Supplement — Events of Default; Rights Upon Event of Default.”
Optional Redemption
           On any Payment Date after the Series 2005-1 Invested Amount is reduced to an amount less than or equal to $75,000,000 (10% of the initial outstanding principal amount of the Series 2005-1 Notes), the Transferor has the option to cause the Trust to redeem the Series 2005-1 Notes. The redemption price will equal the sum of:

•	the Series 2005-1 Invested Amount Notes on the Determination Date preceding the Payment Date on which the redemption is scheduled to be made, and

•	accrued and unpaid interest on the Series 2005-1 Notes to be redeemed at the Note Rate (together with interest on overdue interest, to the extent permitted by applicable law).
           The Transferor will deposit the redemption price into the Collection Account in immediately available funds on the Payment Date on which it exercises the optional redemption. Following any optional redemption, the Series 2005-1 Noteholders will have no further rights in the Receivables or other property securing the Notes, other than the right to receive the final distribution on the Series 2005-1 Notes. In the event that the Transferor fails for any reason to deposit the redemption price for an optional redemption into the Collection Account, payments will continue to be made to the Series 2005-1 Noteholders as described in this prospectus.
Reports
           On the Determination Date, the Servicer will allocate the Collections on Receivables received during the related Collection Period to the Series 2005-1 Noteholders or to the Transferor in accordance with the Series 2005-1 Supplement and the Transfer and Servicing Agreements.

           The Indenture Trustee will make available to each Series 2005-1 Noteholder of record on each Payment Date, commencing on the Initial Payment Date, a statement (the “Payment Date Statement”); prepared by the Servicer for the Series 2005-1 Notes, setting forth the following information:

•	the aggregate amount of Collections, the aggregate amount of Non-Principal Collections and the aggregate amount of Principal Collections processed during the immediately preceding Collection Period and the Pool Balance, the Residual Participation Amount and the amount on deposit in the Excess Funding Account as of the close of business on the last day of the preceding Collection Period;

•	the Series Allocation Percentage, the Series 2005-1 Floating Allocation Percentage and the Principal Allocation Percentage for the preceding Collection Period;

•	the total amount, if any, distributed on the Series 2005-1 Notes (which will be stated on the basis of an original principal amount of $1,000 per Series 2005-1 Note);

•	the amount of the distribution allocable to principal of Series 2005-1 Notes (which will be stated on the basis of an original principal amount of $1,000 per Series 2005-1 Note);

•	the amount of the distribution allocable to interest of Series 2005-1 Notes;

•	the Noteholder Default Amount for the Payment Date;

•	the Required Subordinated Draw Amount, if any, for the related Collection Period;

•	the amount of the Noteholder Charge-Offs and the amounts of the reversals thereof for the related Collection Period;

•	the amount of the Monthly Servicing Fee and the Noteholder Monthly Servicing Fee paid to the Servicer for the related Collection Period;

•	the Series 2005-1 Controlled Deposit Amount for the following Payment Date, if any;

•	the Series 2005-1 Invested Amount and the outstanding principal balance of Series 2005-1 Notes for the Payment Date (after giving effect to all distributions which will occur on the Payment Date);

•	the Series 2005-1 Available Subordinated Amount as of the last day of the preceding Collection Period;

•	the Reserve Account balance for the Payment Date (after giving effect to all deposits and withdrawals to occur on the Payment Date);

•	the amount of Reallocated Principal Collections, if any, for the Payment Date;

•	the Principal Funding Account Balance for the Payment Date (after giving effect to all deposits and withdrawals to occur on the Payment Date); and

•	the Servicer Advance on the Payment Date for the related Collection Period.
           The Indenture Trustee will make the Payment Date Statement available to Series 2005-1 Noteholders and other parties to the Related Documents via the Indenture Trustee’s internet website, which is presently located at “www.jpmorgan.com/sfr.” Persons that are unable to use this website may have a paper copy of the Payment Date Statement mailed to them by first class mail by calling the Indenture Trustee at 1-800-275-2048. The Indenture Trustee may change the method by which the Payment Date Statement is distributed in order to make the distribution more convenient and/or more accessible to the Series 2005-1 Noteholders or any other person entitled to receive it. The Indenture Trustee is required to provide timely and adequate notification to the Series 2005-1 Noteholders and all other persons entitled to received the Payment Date Statement of any change in the method of distribution of the Payment Date Statement.
           On or before January 31 of each calendar year (or such later date as may be allowed under the provisions of the U.S. Internal Revenue Code and the Treasury Regulations), the Indenture Trustee will furnish (or cause to be furnished) to each person or entity who at any time during the preceding calendar year was a holder or owner of a Series 2005-1 Note a statement containing information required to be provided by an issuer of indebtedness under the U.S. Internal Revenue Code for the proceeding calendar year or applicable portion thereof and other customary information that is necessary to enable the Series 2005-1 Noteholders to prepare their tax returns. This statement will be forwarded for the purpose of assisting each Series 2005-1 Noteholder in the preparation of its federal income tax returns. As long as the holder of record of the Series 2005-1 Notes is Cede, as nominee of DTC, beneficial owners of Series 2005-1 Notes will receive tax and other information from Participants and Indirect Participants and not from the Indenture Trustee. See “Material Federal Income Tax Consequences” in this prospectus.
The Indenture and the Series 2005-1 Supplement
           The Indenture will contain provisions that generally apply to all Series of Notes, including the Series 2005-1 Notes. Each Series Supplement will contain provisions that generally apply only to the Series of Notes issued under that Series Supplement. The following summary describes the material terms of the Indenture and the Series 2005-1 Supplement.
           Modification of Indenture or Series 2005-1 Supplement Without Noteholder Consent. Without the consent of the Noteholders or any other person, the Trust and the Indenture Trustee (when so directed by an issuer order), may enter into one or more amendments or supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or for the purpose of modifying in any manner the rights of the Noteholders under the Indenture; provided that (i) with respect to each outstanding Series, either (A) any amendment or supplemental indenture that materially and adversely affects the interests of the Noteholders of such outstanding Series will require the consent of Noteholders evidencing not less than a majority of the aggregate outstanding principal amount of the Notes of such outstanding Series or (B) the amendment or supplemental indenture will not, as evidenced by an officer’s certificate of the Transferor delivered to the Indenture Trustee and Owner Trustee, materially and adversely affect the interests of the Noteholders of the outstanding Series and (ii) any supplement that materially and adversely affects the interests of the Indenture Trustee, the Owner Trustee, the Servicer, any Enhancement Provider, the Residual Interestholder or the Administrator will require the prior written consent of the persons whose interests are materially and adversely affected. The consent of the Indenture Trustee, Servicer, any Enhancement Provider, the Residual Interestholder or the Administrator will be deemed to have been given if the Servicer does not receive a written objection from such person within 10 business days after a written request for such consent will have been given.
           Notwithstanding the foregoing, any term or provision of the Indenture may be amended or supplemented by the Trust and the Indenture Trustee (when so directed by the Trust) without the consent of any of the Noteholders or any other person to add, modify or eliminate any provisions as may be necessary or advisable in order to comply with or obtain more favorable treatment under or with respect to any law or regulation or any accounting rule or principle (whether now or in the future in effect); it being a condition to any such amendment that the Rating Agency Condition will have been satisfied.
           Modification of Indenture or Series 2005-1 Supplement with Series 2005-1 Noteholder Consent. With the consent of Noteholders holding not less than a majority of the affected Notes of each outstanding Series affected thereby, the Trust and the Indenture Trustee, may enter into one or more amendments or supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or for the purpose of modifying in any manner the rights of the Noteholders under the Indenture; provided, that no amendment or supplemental indenture entered into will, without the consent of the Noteholder of each outstanding Note affected thereby and prior notice to the Rating Agencies:

•	reduce the interest rate or principal amount of any Note, or change the due date of any installment of principal of or interest on any Note, or the redemption price with respect thereto, without the consent of the holder of such Note;

•	reduce the percentage of the aggregate outstanding principal amount of the outstanding Notes, the holders of which are required to consent to any matter without the consent of the holders of at least the percentage of the aggregate outstanding principal amount of the outstanding Notes which were required to consent to such matter before giving effect to such amendment or supplement, or are required for any waiver of compliance with provisions of the Indenture or Events of Default thereunder and the consequences provided for in the Indenture;

•	modify or alter the provisions of the proviso to the definition of the term “Outstanding” under the Trust Sale and Servicing Agreement;

•	reduce the percentage of the outstanding amount required to direct the Indenture Trustee to direct the Trust to sell the trust estate pursuant to the proceeds of such sale would be insufficient to pay the outstanding amount plus accrued but unpaid interest on the Notes;

•	permit the creation of any lien ranking prior to or on a parity with the lien of the Indenture with respect to any part of the trust estate or, except as otherwise permitted or contemplated herein, terminate the lien of the Indenture on any property at any time subject hereto or deprive any Noteholder of the security provided by the lien of the Indenture; or

•	impair the right to institute suit for the enforcement of certain provisions in the Indenture.
           Events of Default; Rights upon Event of Default. If an Event of Default should occur and be continuing with respect to any Series 2005-1 Notes, the Indenture Trustee or the holders of a majority of all of the outstanding Series 2005-1 Notes may declare the principal of the Series 2005-1 Notes to be immediately due and payable. This declaration will constitute an Early Amortization Event for the Series 2005-1 Notes and may, under specified circumstances, be rescinded by the holders of a majority of all of the outstanding Series 2005-1 Notes. See “—Early Amortization Events”.
           The amount of principal required to be paid to the Series 2005-1 Noteholders under the Indenture will generally be limited to amounts available to be deposited in the Principal Funding Account for the Series 2005-1 Notes. Therefore, the failure to pay principal on the Series 2005-1 Notes generally will not result in the occurrence of an Event of Default until the Series 2005-1 Stated Maturity Date.
           If the Series 2005-1 Notes are declared due and payable following an Event of Default, the Indenture Trustee may institute proceedings to:

•	collect amounts due or foreclose on Trust property,

•	exercise remedies as a secured party,

•	if the Event of Default relates to the failure to make any required payment of interest or principal, and the principal amount of the Series 2005-1 Notes has been declared due and payable, sell Receivables as described in “—Payment Event of Default” above, or

•	elect to have the Trust maintain possession of the Trust property and continue to apply Collections as if there had been no declaration of acceleration (although the Early Amortization Period commenced by that declaration will continue unless the declaration is rescinded).
           The Indenture Trustee is prohibited from selling any Receivables held by the Trust following an Event of Default and acceleration of the Series 2005-1 Notes, unless:

•	the holders of 100% of the outstanding Series 2005-1 Notes consent to the sale,

•	the proceeds of the sale distributable to the Series 2005-1 Noteholders are sufficient to pay in full the principal of and the accrued interest on the outstanding Series 2005-1 Notes at the date of the sale, or

•	if the Event of Default relates to the failure to make any payment of interest or principal on the Series 2005-1 Notes, the Indenture Trustee determines that the Trust property is reasonably unlikely to provide sufficient funds on an ongoing basis to make all payments on the Notes as those payments would have become due if the Notes had not been declared due and payable, and the Indenture Trustee obtains the consent of the holders of a majority of the aggregate outstanding principal amount of the Series 2005-1 Notes.

           Notwithstanding the foregoing, Receivables can also be sold under the circumstances described under “—Payment Event of Default” above.
           Following a declaration that the Series 2005-1 Notes are immediately due and payable,

•	the Series 2005-1 Noteholders will be entitled to pro rata repayment of principal on the basis of the unpaid principal balance of their Series 2005-1 Notes, and

•	repayment in full of the accrued interest on and unpaid principal balances (up to the Series 2005-1 Invested Amount) of the Series 2005-1 Notes will be made prior to any further distribution on the subordinated portion of the Residual Interest.
           Subject to the provisions of the Indenture regarding the duties of the Indenture Trustee, if an Event of Default occurs and is continuing with respect to the Series 2005-1 Notes, the Indenture Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Series 2005-1 Notes, if the Indenture Trustee reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with that request. Subject to the provisions for indemnification and limitations specified in the Indenture, the holders of a majority in aggregate principal amount of the Series 2005-1 Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee for the Series 2005-1 Notes. The holders of a majority in aggregate principal amount of the then outstanding Series 2005-1 Notes may, in specified cases, waive any default with respect to the Series 2005-1 Notes, except a default in the payment of principal or interest or a default in respect of a covenant or provision of the Indenture or the Series 2005-1 Supplement that cannot be modified without the waiver or consent of all of the holders of the Series 2005-1 Notes.
           No holder of a Series 2005-1 Note will have the right to institute any proceeding under the Indenture, unless:

•	the holder previously has given to the Indenture Trustee written notice of a continuing Event of Default,

•	the holders of not less than 25% in aggregate principal amount of the outstanding Series 2005-1 Notes, have made written request of the Indenture Trustee to institute a proceeding in its own name as Indenture Trustee,

•	the holder or holders have offered the Indenture Trustee reasonable indemnity,

•	the Indenture Trustee has for 60 days failed to institute a proceeding, and

•	no direction inconsistent with the written request has been given to the Indenture Trustee during the 60-day period by the holders of a majority in aggregate outstanding principal amount of the outstanding Series 2005-1 Notes.
However, you have the right, which is absolute and unconditional, to receive payment of the principal of and interest on your Series 2005-1 Note on or after due dates for principal and interest under the terms of the Series 2005-1 Notes, the Indenture and the Series 2005-1 Supplement, and you have the right to institute suit for the enforcement of any of these payments, and this right may not be impaired without your consent.
           If an Event of Default known to the Indenture Trustee occurs and is continuing with respect to the Series 2005-1 Notes, the Indenture Trustee will mail notice of the Event of Default to each Series 2005-1 Noteholder within 60 days after it occurs. Except in the case of a failure to make any required payment of principal or interest on any Series 2005-1 Note, the Indenture Trustee may withhold the notice beyond the 60 day period if it determines in good faith that withholding the notice is in the interests of the Series 2005-1 Noteholders.

           In addition, the Indenture Trustee and each Series 2005-1 Noteholder and Note Owner of Series 2005-1 Notes, by accepting a Series 2005-1 Note (or interest of a Series 2005-1 Note), will covenant that they will not, for a period of one year and one day after the termination of the Trust Agreement, institute against the Trust or Transferor any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law.
           Neither the Indenture Trustee in its individual capacity nor the Owner Trustee in its individual capacity, nor any holder of the Residual Interest, including the Transferor, nor any of their respective owners, beneficiaries, agents, officers, directors, employees, successors or assigns will, in the absence of an express agreement to the contrary, be personally liable for the payment of the principal of or interest on the Series 2005-1 Notes or for the agreements of the Trust contained in the Indenture or in the Series 2005-1 Supplement.
           Merger Covenants of the Trust. The Indenture provides that the Trust may not consolidate with or merge into any other entity, unless, among other things:

•	the entity formed by or surviving the merger or the consolidation is organized under the laws of the United States, any state or the District of Columbia,

•	no Event of Default shall have occurred and be continuing immediately after the merger or consolidation,

•	the Rating Agency Condition has been satisfied with respect to such action, and

•	any action necessary to maintain the lien and security interest created by the Indenture has been taken, and

•	the Trust has received a Tax Opinion regarding the merger or consolidation.
           The Trust will not, among other things, except as expressly permitted by a Related Document or the Related Documents,

•	sell, transfer, exchange or otherwise dispose of any of the assets of the Trust,

•	claim any credit on or make any deduction from the principal or interest payable in respect of the Notes (including the Series 2005-1 Notes) (other than amounts withheld under the U.S. Internal Revenue Code or applicable state law) or assert any claim against any present or former holder of the Notes because of the payment of taxes levied or assessed upon the Trust property,

•	dissolve or liquidate in whole or in part,

•	permit the validity or effectiveness of the Indenture to be impaired or permit any person to be released from any covenants or obligations with respect to the Notes (including the Series 2005-1 Notes) under the Indenture except as may be expressly permitted thereby,

•	permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance to be created on or extend to or otherwise arise upon or burden the Trust property or any part thereof, or any interest therein or the proceeds thereof, or

•	permit the lien of the Indenture not to constitute a valid perfected security interest in the Trust property.
           Except as specified in the related Series Supplement, the Trust may not engage in any activity other than as described above under “The Trust”. The Trust will not incur, assume or guarantee any indebtedness other than indebtedness incurred under the Notes, the Indenture, or otherwise in accordance with the Transfer and Servicing Agreements.
           Annual Compliance Statement. The Trust will be required to file annually with the Indenture Trustee a written statement as to the fulfillment of its obligations under the Indenture.

           Indenture Trustee’s Annual Report. The Indenture Trustee will be required to mail each year to all Series 2005-1 Noteholders, to the extent required under the Trust Indenture Act of 1939, a brief report relating to, among other things:

•	its eligibility and qualification to continue as Indenture Trustee under the Indenture,

•	any amounts advanced by it under the Indenture,

•	the amount, interest rate and maturity date of specified indebtedness owing by the Trust to the Indenture Trustee in its individual capacity,

•	the property and funds physically held by the Indenture Trustee as trustee, and

•	any action taken by it that materially affects the Notes and that has not been previously reported.
           Satisfaction and Discharge of Indenture. The Indenture will be discharged with respect to the Series 2005-1 Notes upon the delivery of all Series 2005-1 Notes to the Indenture Trustee for cancellation or upon deposit of funds sufficient for the payment in full of all of the Series 2005-1 Notes with the Indenture Trustee.
New Issuances
           The Indenture provides that the Trust may issue additional Series of Notes under one or more Series Supplements. There is no limit to the number of Series of Notes that may be issued under the Indenture. The Indenture provides that the Transferor may specify principal terms of a new Series of Notes that differ substantially from any other Series. Moreover, different Series of Notes may have the benefits of different forms of Enhancement issued by different entities. Under the Indenture, the Indenture Trustee will hold each form of Enhancement only on behalf of the Series of Notes (or a particular class within a Series) to which it relates. It is a condition precedent to the issuance of any new Series of Notes that the Rating Agency Condition shall have been met. The terms of any new Series of class will not be subject to prior review by or consent of the Noteholders of any previously issued Series of Notes, including the Series 2005-1 Noteholders.
The Indenture Trustee
           JPMorgan Chase Bank, N.A. will serve as trustee under the Indenture (the “Indenture Trustee”). The principal executive offices of the Indenture Trustee are located at 4 New York Plaza, 6th Floor, New York, New York 10004. The Transferor, the Servicer and their affiliates maintain normal commercial banking and other business relationships in the ordinary course of business with the Indenture Trustee and its affiliates. In addition, the Indenture Trustee and certain of its affiliates may serve as trustee for other securities issued by the Trust, the Transferor and their affiliates.
           The Indenture Trustee may give notice of its intent to resign at any time, in which event the Trust will be obligated to appoint a successor trustee. The Trust may also remove the Indenture Trustee if the Indenture Trustee ceases to be eligible to continue as Indenture Trustee under the Indenture, becomes insolvent, or otherwise becomes incapable of acting. In these circumstances, the Trust will be obligated to appoint a successor trustee with the approval of the Transferor. The holders of a majority of the aggregate principal amount of the outstanding Notes, including the Series 2005-1 Notes, will also be entitled to remove the Indenture Trustee and appoint a successor. Any resignation or removal of the Indenture Trustee and appointment of a successor trustee does not become effective until acceptance of the appointment by the successor trustee.
Book-entry Registration
           The information in this section concerning DTC and DTC’s book-entry system has been provided by DTC. Neither VW Credit nor the Trust independently verified the accuracy of this information.
           The Series 2005-1 Notes will be held through DTC in the United States and Clearstream or Euroclear in Europe. Note Owners who are Participants with one of these systems may hold beneficial interests in the Series 2005-1 Notes directly with that system. In the case of Note Owners who are not Participants with one of these systems, those Note Owners may hold beneficial interests in the Notes indirectly through organizations which are Participants.
           Cede, as nominee for DTC, will hold the Series 2005-1 Notes. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively called the “Depositaries”) which in turn will hold those positions in customers’ securities accounts in the Depositaries’ names on the books of DTC.
           DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” and a “securities intermediary” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participating organizations (“Participants”) and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (who may include the Underwriters of the Series 2005-1 Notes), banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system also is available to others, such as banks, brokers, dealers and trust companies, as Indirect Participants, that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”). In addition to holding Series 2005-1 Notes through Participants or Indirect Participants of DTC in the United States as described in the preceding paragraphs of “—Book-entry Registration,” holders of Series 2005-1 Notes may hold their Series 2005-1 Notes through Clearstream or Euroclear in Europe if they are participants of the systems, or indirectly through organizations which are participants in the systems.
           Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in the ordinary way in accordance with their applicable rules and operating procedures.
           Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, those cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.
           Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream Participants or Euroclear Participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC. For information with respect to tax documentation procedures, see “Material Federal Income Tax Consequences— Consequences to Holders of the Series 2005-1 Notes— Foreign Holders”.
           Owners of beneficial interest in Series 2005-1 Notes sold under this prospectus (“Note Owners”) that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in Series 2005-1 Notes may do so only through Participants and Indirect Participants. In addition, Note Owners will receive all distributions of principal of and interest on the notes from the Indenture Trustee through the Participants who in turn will receive them from DTC. Under a book-entry format, Note Owners may experience some delay in their receipt of payments, since those payments will be forwarded by the Indenture Trustee to Cede, as nominee for DTC. DTC will forward those payments to its Participants, which thereafter will forward them to Indirect Participants or Note Owners. It is anticipated that the only “Series 2005-1 Noteholder” of record will be Cede, as nominee of DTC. Note Owners will not be recognized by the Indenture Trustee as Series 2005-1 Noteholders, as that term is used in the Indenture, and Note Owners will only be permitted to exercise the rights of Series 2005-1 Noteholders only indirectly through the Participants who in turn will exercise the rights of Series 2005-1 Noteholders through DTC.
           Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of Series 2005-1 Notes among Participants on whose behalf it acts with respect to the Series 2005-1 Notes and is required to receive and transmit distributions of principal and interest on the Series 2005-1 Notes. Participants and Indirect Participants with which Note Owners have accounts with respect to the Series 2005-1 Notes similarly are required to make book-entry transfers and receive and transmit those payments on behalf of their respective Note Owners. Accordingly, although Note Owners will not possess Series 2005-1 Notes, the Note Owners will receive payments and will be able to transfer their interests in Series 2005-1 Notes.
           Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a Note Owner to pledge Series 2005-1 Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of the Series 2005-1 Notes, may be limited due to the lack of a physical certificate for the Series 2005-1 Notes.
           DTC has advised the Transferor that it will take any action permitted to be taken by a Series 2005-1 Noteholder under the Indenture or other Related Document only at the direction of one or more Participants to whose accounts with DTC the Series 2005-1 Notes are credited. Additionally, DTC has advised the Transferor that it will take those actions with respect to the specified percentages of the Series 2005-1 Notes only at the direction of and on behalf of Participants whose holdings include interests that satisfy those specified percentages. DTC may take conflicting actions with respect to other Series 2005-1 Noteholders to the extent that those actions are taken on behalf of Participants whose holdings include Series 2005-1 Notes.
           Clearstream holds securities for the Clearstream Participants and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream in numerous currencies, including United States dollars. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream’s Participants are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may include the Underwriters. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,500 Participants located in over 80 countries, including all major European countries, Canada and the United States. Indirect access to Clearstream is also available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with the Euroclear System in Brussels to facilitate settlement of trades between Clearstream and Euroclear.
           Euroclear was created in 1968 to hold securities for Participants of the Euroclear System and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of notes and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in numerous currencies, including Dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. On December 31, 2000, Euroclear Bank S.A./N.V. was launched and replaced Morgan Guaranty Trust Company of New York as the operator of and banker for the Euroclear System.
           Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
           Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law. These rules and laws govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear acts under these rules and laws only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
           Distributions with respect to Series 2005-1 Notes held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream Participants or Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Material Federal Income Tax Consequences—Consequences to Holders of the Series 2005-1 Notes—Foreign Holders” and “—Backup Withholding”. Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a Series 2005-1 Noteholder under the Indenture or other Related Document on behalf of a Clearstream Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.
           Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Series 2005-1 Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. Except as required by law, neither the Administrator, the Owner Trustee nor the Indenture Trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Series 2005-1 Notes held by Cede, as nominee for DTC, by Clearstream or by Euroclear in Europe, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
Definitive Notes
           Series 2005-1 Notes generally will be issued in Definitive Notes to Series 2005-1 Noteholders or their nominees, rather than to the Depository or its nominee, only if

•	the Administrator advises the Indenture Trustee in writing that the Depository is no longer willing or able to discharge properly its responsibilities with respect to the Series 2005-1 Notes, and the Trust is unable to locate a qualified successor.

•	the Administrator, at its option, elects to terminate the book-entry system through the Depository, or

•	after the occurrence of an Event of Default or a Servicing Default, Note Owners representing beneficial interests aggregating at least a majority of the outstanding principal amount of the Series 2005-1 Notes advise the appropriate trustee through the Depository in writing that the continuation of a book-entry system through the Depository (or a successor thereto) is no longer in the best interest of the Note Owners.

           Upon the occurrence of any event described in the immediately preceding paragraph, the Depository will notify the Note Owners and the Indenture Trustee of the occurrence of the event and of the availability of Definitive Notes. Upon surrender by the Depository of the definitive certificates representing the Series 2005-1 Notes and receipt of instructions for re-registration, the Indenture Trustee will reissue the related Series 2005-1 Notes as Definitive Notes to holders thereof.
           Payments of principal of, and interest on, the Definitive Notes will thereafter be made in accordance with the procedures set forth in the Indenture directly to holders of Definitive Notes in whose names the Definitive Notes were registered at the close of business on the last day of the preceding month. The payments will be made by check mailed to the address of the holder as it appears on the register maintained by the Indenture Trustee. The final payment on any Definitive Note, however, will be made only upon presentation and surrender of the Definitive Note at the office or agency specified in the notice of final payment to the holders thereof.
           Definitive Notes will be transferable and exchangeable at the offices of the appropriate trustee or of a registrar named in a notice delivered to holders of Definitive Notes. No service charge will be imposed for any registration of transfer or exchange, but the appropriate trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.
THE TRANSFER AND SERVICING AGREEMENTS
           The following summary describes the material terms of:

•	the Receivables Purchase Agreement under which the Transferor has purchased and will purchase Receivables from VW Credit,

•	the Trust Sale and Servicing Agreement under which the Trust has acquired or will acquire those Receivables, as applicable, from the Transferor and the Servicer will agree to service the Receivables,

•	the Trust Agreement under which the Trust was created; and

•	the Administration Agreement under which the Administrator undertakes specified administrative duties for the Trust and some of the duties of the Trust under the Indenture.
           Collectively, these four agreements are referred to as the “Transfer and Servicing Agreements”.
           Forms of the Transfer and Servicing Agreements have been filed as exhibits to the registration statement of which this prospectus forms a part. The Transferor will provide a copy of the Transfer and Servicing Agreements (without exhibits) upon request of a Series 2005-1 Noteholder. Although material terms of the Transfer and Servicing Agreements have been summarized in this section of this prospectus, this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Transfer and Servicing Agreements. Where particular provisions or terms used in the Transfer and Servicing Agreements are referred to, the actual provisions are incorporated by reference as part of the summary.
Receivables Purchase Agreement
           Sale of Receivables. Under the Receivables Purchase Agreement, VW Credit sells and transfers to the Transferor the Receivables and related Collateral Security. As described herein, under the Trust Sale and Servicing Agreement, the Transferor transfers to the Trust all of its interest in and to the Receivables Purchase Agreement. See “The Trust—General.” All new Receivables arising under the Accounts during the term of the Trust have been and will be sold to the Transferor and transferred by the Transferor to the Trust unless removed. Accordingly, the aggregate amount of Receivables in the Trust will fluctuate from day to day as new Receivables are generated and as existing Receivables are collected, charged off as uncollectible or otherwise adjusted.

           In connection with its sale of Receivables to the Transferor, VW Credit indicates in its computer files that the Receivables have been sold to the Transferor and that the Receivables have been transferred by the Transferor to the Trust. In addition, VW Credit has delivered and will deliver to the Transferor a list specifying all of the Accounts. The records and agreements relating to the Accounts and Receivables have not been and will not be segregated by VW Credit from other documents and agreements relating to other accounts and receivables and have not been and will not be stamped or marked to reflect the sale or transfer of the Receivables to the Transferor. However, the computer records of VW Credit will be marked to evidence the sale or transfer. VW Credit has filed UCC financing statements with respect to the Receivables meeting the requirements of applicable state law. See “Risk Factors—Receivables May Be Uncollectible Due to Superior Interests” and “Material Legal Aspects of the Receivables—Transfer of Receivables”.
           Representations and Warranties. VW Credit represents to the Transferor regarding the Receivables that:

•	each Receivable and all Collateral Security existing on the Initial Closing Date or, in the case of Additional Accounts, on the applicable Addition Date, and on each Transfer Date, has been conveyed to the Transferor free and clear of any lien (other than the lien held by VW Credit);

•	with respect to each Receivable and all Collateral Security existing on the Initial Closing Date or, in the case of Additional Accounts, on the applicable Addition Date, and on each Transfer Date, all consents, licenses, approvals or authorizations of or registrations or declarations with any governmental authority required to be obtained, effected or given by VW Credit in connection with the conveyance of the Receivable or Collateral Security to the Transferor have been duly obtained, effected or given and are in full force and effect;

•	on the Initial Cut Off Date, each Initial Account is an Eligible Account or in the case of an Additional Account, on the applicable Additional Cut-Off Date, each Account or Additional Account is an Eligible Account; and

•	on the Initial Closing Date, in the case of the Initial Accounts, and, in the case of the Additional Accounts, on the applicable Addition Date, and on each Transfer Date, each Receivable conveyed to the Transferor on the such date is an Eligible Receivable, except that an Ineligible Receivable may be conveyed to the Transferor under the Receivables Purchase Agreement, if on the Initial Cut-Off Date, Additional Cut-Off Date or Transfer Date, as the case may be, the Account in which it has arisen is an Eligible Account.
           In the event of a breach of representation described in the preceding paragraph results in a Disqualified Receivable and the requirement that the Transferor accept retransfer of that Disqualified Receivable under the Trust Sale and Servicing Agreement, then VW Credit will repurchase that Disqualified Receivable from the Transferor on the date of the retransfer. The purchase price for the Disqualified Receivables will be the face amount of the Disqualified Receivable, of which at least the amount of any cash deposit required to be made by the Transferor under the Trust Sale and Servicing Agreement for the retransfer of the Disqualified Receivables will be paid in cash.
           Covenants of VW Credit. In the Receivables Purchase Agreement, VW Credit agrees to perform its obligations under the agreements relating to the Receivables and the Accounts in conformity with its then-current policies and procedures (as the policies and procedures may be modified from time to time as permitted under the Trust Sale and Servicing Agreement).
           VW Credit also agrees that, except for the transactions occurring under the Transfer and Servicing Agreements, VW Credit will not sell, pledge, assign or transfer any interest in the Receivables to any other person. VW Credit also covenants to defend and indemnify the Transferor for any loss, liability or expense incurred by the Transferor in connection with a breach by VW Credit of any of its representations, warranties or covenants contained in the Receivables Purchase Agreement.
           In addition, VW Credit expressly acknowledges and consents to the Transferor’s assignment of its rights relating to the Receivables under the Receivables Purchase Agreement to the Trustee.

           Termination. The Receivables Purchase Agreement will terminate immediately after the Trust terminates. In addition, if VW Credit becomes party to any bankruptcy or similar proceeding (other than as a claimant), VW Credit will immediately cease to sell or transfer Receivables to the Transferor and will promptly give notice of that event to the Transferor, the Trust and the Indenture Trustee. VW Credit may, however, resume sales upon satisfying specified conditions.
Conveyance of Receivables and Collateral Security
           On the Initial Closing Date, the Transferor transferred and assigned to the Trust all of its right, title and interest in and to the Receivables and the related Collateral Security as of the Initial Cut-Off Date, all Receivables thereafter created in the Accounts and its interests in the related Collateral Security and the Receivables Purchase Agreement, and the proceeds of all of the foregoing.
           The Transferor was required to provide to the Trust and to the Indenture Trustee a true and complete list showing for each Account, as of the Initial Cut-Off Date or the applicable Additional Cut-Off Date,

•	its account number, and

•	the outstanding amount of Principal Receivables in the Account.
Representations and Warranties by the Transferor
           The Transferor represents to the Trust relating to the Accounts, the Receivables and the Collateral Security that:

•	for each Initial Account and each Additional Account, as of the Initial Cut-Off Date and applicable Additional Cut-Off Date, respectively, the Initial Account or Additional Account was an Eligible Account,

•	for each Receivable in an Initial Account on the Initial Closing Date, and each Receivable in an Additional Account as of the applicable Addition Date, and on each Transfer Date, such Receivable is an Eligible Receivable or, if the Receivable is not an Eligible Receivable, the Receivable is conveyed to the Trust as described below under “—Ineligible Receivables”,

•	each Receivable and all Collateral Security existing on the Initial Closing Date or in the case of the Additional Accounts, on the applicable Addition Date, and on each Transfer Date, and all of the Transferor’s right, title and interest in the Receivables Purchase Agreement, have been conveyed to the Trust free and clear of any liens,

•	with respect to the Receivables and all Collateral Security existing on the Initial Closing Date or, in the case of Additional Accounts, on the applicable Addition Date and on each Transfer Date, all consents and governmental authorizations required to be obtained by the Transferor in connection with the conveyance of each Receivable or Collateral Security have been duly obtained, and

•	in the selection of Accounts, no selection procedures reasonably believed by the Transferor to be adverse to the interests of the Noteholders shall have been used in selecting such Accounts.
           If the Transferor breaches any representation described in the preceding paragraph with respect to any Receivable and the breach remains uncured for 30 days, or any longer period as may be agreed to by the Indenture Trustee, after the earlier to occur of the discovery of the breach by the Transferor or the Servicer or receipt of written notice of the breach by the Transferor or the Servicer, if the breach has a materially adverse effect on the interest of Noteholders in the Receivable (a “Disqualified Receivable”), the Disqualified Receivable will be reassigned to the Transferor on the terms and conditions set forth in the immediately succeeding paragraph. If, the breach should relate to an Account and have a materially adverse effect on the interest of Noteholders in the Receivables in the Account, all of the Receivables in the Account will be

Disqualified Receivables and will be reassigned to the Transferor on the terms and conditions set forth in the immediately succeeding paragraph, and the Account will no longer be included as an Account.
           Each Disqualified Receivable will be reassigned to the Transferor on or before the end of the Collection Period in which the reassignment obligation arises. The Transferor will direct the Servicer to deduct the principal balance of the Disqualified Receivable from the Pool Balance. If the deduction would cause the Residual Participation Amount to be less than the Trust Available Subordinated Amount on the preceding Determination Date (after giving effect to the allocations, distributions, withdrawals and deposits to be made on the Payment Date following the preceding Determination Date), on the date on which the reassignment is to occur the Transferor will make a deposit into the Collection Account in immediately available funds in an amount equal to the amount by which the Residual Participation Amount would be less than the Trust Available Subordinated Amount (the amount of the deposit being referred to herein as a “Transfer Deposit Amount”). If, however, the Transferor does not deposit the Transfer Deposit Amount, as described in the immediately preceding sentence, the principal balance of the related Receivables will be deducted from the Pool Balance only to the extent the Residual Participation Amount is not reduced below the Trust Available Subordinated Amount. Any principal balance not deducted as described in the preceding sentence will not be reassigned and will remain part of the Trust. Upon reassignment of any Receivable, but only after payment by the Transferor of any Transferor Deposit Amount, the Trust will automatically transfer to the Transferor, without recourse, representation or warranty, all of the right, title and interest of the Trust in and to the Receivable, all Collateral Security and all monies due or to become due on the Receivable and all proceeds of the Receivable. The reassignment of the Receivable to the Transferor and the payment of any related Transfer Deposit Amount will be the sole remedy for any breach of the representations and warranties described in the preceding paragraph available to Noteholders or the Indenture Trustee on behalf of Noteholders.
           The Transferor will also represent to the Trust, among other representations, that as of each Closing Date and each Addition Date the Trust Sale and Servicing Agreement or, in the case of Additional Accounts, the related assignment, constitutes a valid sale, transfer and assignment to the Trust of all right, title and interest of the Transferor in the Receivables and the Collateral Security and the proceeds thereof and, upon the filing of uniform commercial code financing statements in the offices required by law, the Trust has a perfected ownership interest in Receivables, the Collateral Security and the proceeds thereof (other than the liens in favor of VW Credit contemplated by the intercreditor provisions of the Receivables Purchase Agreement).
           In the event that the breach of any representation made by the Transferor has a materially adverse effect on the Noteholders, then the Transferor will accept a reassignment of the affected receivable(s). The obligation of the Transferor to accept a reassignment and to make a deposit into the Collection Account in an amount by which the Residual Participation Amount would be less than the Trust Available Subordination Amount will constitute the sole remedy respecting a breach of the representations and warranties available to Noteholders or the Indenture Trustee on behalf of the Noteholders.
           Neither the Trust nor the Indenture Trustee made any initial examination, and it is not required or anticipated that the Trust or the Indenture Trustee will make any periodic general examination of the Receivables or any records relating to the Receivables for the purpose of establishing the presence or absence of defects, compliance with representations and warranties of the Transferor or for any other purpose. In addition, neither the Trust nor the Indenture Trustee made any initial examination, and it is not anticipated or required that the Trust or the Indenture Trustee will make any periodic general examination, of the Servicer for the purpose of establishing the compliance by the Servicer with its representations or warranties, the observation of its obligations under the Trust Sale and Servicing Agreement or for any other purpose.
Ineligible Receivables
           For the purpose of facilitating the administration and reporting requirements of the Servicer under the Trust Sale and Servicing Agreement, all Receivables, including Eligible Receivables and Ineligible Receivables, arising from Accounts will be transferred to the Trust.

           In addition, the Incremental Subordinated Amount will be adjusted on each Determination Date to reflect:

•	the Overconcentration Amount and the aggregate amount of Ineligible Receivables on the Determination Date, and

•	the aggregate amount of Ineligible Receivables included in the Trust on the last day of the preceding Collection Period.
Automatic Addition of Accounts
           Subject to the conditions described in the next paragraph below, the Transferor has the right to designate Additional Accounts. In addition, the Transferor is required to add the Receivables of Additional Accounts if, on the last day of any Collection Period, the Pool Balance on that last day is less than the Required Participation Amount as of the following Payment Date (after giving effect to the allocations, distributions, withdrawals and deposits to be made on that Payment Date). In that case, unless the failure was solely the result of the unavailability of a sufficient amount of Eligible Receivables, the Transferor will, within ten business days following the end of the Collection Period, designate and transfer to the Trust the Receivables (and the Collateral Security) of Additional Accounts in a sufficient amount so that, after giving effect to the addition, the Pool Balance as of the close of business on the Addition Date is at least equal to the Required Participation Amount (after giving effect to the allocations, distributions, withdrawals and deposits to be made on that Payment Date).
           Any designation of Additional Accounts has been and will be subject to the following conditions, among others:

•	each Additional Account must be an Eligible Account;

•	the Transferor must deliver to the Trust a duly executed written assignment and must deliver to the Trust and the Indenture Trustee a computer file, microfiche or written list (which may be in electronic form) required to be delivered under the Trust Sale and Servicing Agreement;

•	the addition of the Receivables arising in the Additional Accounts must not result in the occurrence of an Early Amortization Event for any Series of Notes;

•	the Transferor must not use selection procedures in selecting Additional Accounts that it reasonably believes are adverse to the interests of the Noteholders or any Enhancement Provider;

•	the Transferor must, to the extent required, deposit all Collections with respect to Additional Accounts since the Additional Cut-Off Date in the Collection Account; and

•	with respect to Automatic Additional Accounts, unless the Rating Agency Condition is satisfied, (i) the number of, and aggregate principal balance of Receivables in, Automatic Additional Accounts designated for any calendar quarter must not exceed 10% of the number of, and aggregate principal balance of Receivables in, Accounts as of the first day of the calendar quarter, and (ii) the number of and aggregate principal balance of Receivables in, Automatic Additional Accounts designated during any calendar year must not exceed 20% of the number of, and aggregate principal balance of Receivables in, Accounts as of the first day of that calendar year.
           The designation of Additional Accounts in accordance with the provisions described in the preceding paragraph will be automatic additions of Accounts pursuant to the Trust Sale and Servicing Agreement and subject to limitations set forth therein (collectively, the “Automatic Additional Accounts”). The Transferor also may voluntarily designate Automatic Additional Accounts to be included as Accounts and transfer to the Trust the Receivables and the Collateral Security of those Automatic Additional Accounts, subject only to the limitations described in the preceding paragraph. Within 30 days after the end of any calendar quarter, or such other period as shall be required by the Rating Agencies, in which Accounts are designated as Automatic Additional Accounts, the Transferor shall deliver to the Trust and the Indenture Trustee and each Rating Agency an opinion of counsel with respect to the Automatic Additional Accounts included as Accounts in such quarter, if applicable, confirming the validity and perfection of the transfer of Receivables in such Automatic Additional Accounts. A similar opinion will also be required to be delivered by VW Credit to the Transferor. If the opinion of counsel described in the second preceding sentence with respect to any Automatic Additional Accounts is not so delivered, the ability of the Transferor to designate such Automatic Additional Accounts to the Trust will be suspended until such time as the Rating Agency Condition is satisfied with respect to the designation of additional Automatic Additional Accounts. If the Transferor is unable to deliver an opinion of counsel with respect to any Automatic Additional Account, such inability will be deemed to be a breach of the representation and warranty with respect to the Receivables in such Automatic Additional Account, provided that the cure period for such breach will not to exceed 30 days.
           Each Additional Account (including each Automatic Additional Account) must be an Eligible Account at the time of its inclusion as an Account. However, Additional Accounts may not have been a part of the U.S. Wholesale Portfolio as of the Pool Data Date, the Closing Date or any other date as of which information regarding the U.S. Wholesale Portfolio is disclosed as of in this prospectus and may not be of the same credit quality as the Initial Accounts or the Accounts of the Trust as of the Closing Date or any other date as of which information regarding the Accounts is disclosed as of in this prospectus. Additional Accounts also may have been originated by VW Credit at a later date using credit criteria different from the credit criteria which were applied to the Initial Accounts, or may have been acquired by VW Credit from another wholesale lender that had different credit criteria. In addition, the Transferor will be permitted to designate as Additional Accounts which contain receivables that have been sold or pledged to third parties; however, following the applicable Additional Cut-Off Date, no Receivables thereafter arising in any Additional Accounts will be sold or pledged to any third parties.
Removal of Accounts
           The Transferor will have the right on any Determination Date to remove Accounts from being designated to the Trust (without removing the then existing Receivables in such Accounts) (each Account so removed, a “Removed Account”). To remove any Account from being designated to the Trust without removing the then existing Receivables in the Account, the Transferor (or the Servicer on its behalf) must:

(a) not less than five business days prior to the Removal Commencement Date, furnish to the Trust, Indenture Trustee, any agent, any Enhancement Provider and the Rating Agencies a Removal Notice specifying the Removal Commencement Date on which removal of one or more Accounts will commence and the Designated Accounts to be removed from designation to the Trust;

(b) determine on the Removal Commencement Date the Designated Balance of each Designated Account and deliver to the Trust and the Indenture Trustee on the Removal Commencement Date a computer file, microfiche or written list (which may be in electronic form) of the Designated Accounts specifying for each Designated Account its account number and the aggregate amount of Receivables outstanding in the Designated Account;

(c) from and after the Removal Commencement Date, cease to transfer to the Trust any and all Receivables arising in the Designated Accounts;

(d) from and after the Removal Commencement Date, allocate all Principal Collections in respect of each Designated Account, first to the oldest outstanding principal balance of the Designated Account, until the Determination Date on which the Designated Balance in the Designated Account is reduced to zero;

(e) on each business day from and after the Removal Commencement Date to and until the related Removal Date, allocate:

•	to the Trust (to be further allocated under the Trust Sale and Servicing Agreement), Non-Principal Collections in respect of each Designated Account for Receivables in all Designated Accounts designated to the Trust, and

•	to the Transferor the remainder of the Non-Principal Collections in the Designated Accounts;

(f) represent and warrant that the removal of any Eligible Account on the Removal Date will not, in the reasonable belief of the Transferor, result in the occurrence of an Early Amortization Event to occur for any Series of Notes;

(g) represent and warrant that no selection procedures reasonably believed by the Transferor to be materially adverse to the interests of the Noteholders or any Enhancement Provider were utilized in selecting the Designated Accounts;

(h) represent and warrant that the removal will not result in a reduction or withdrawal of the rating of any outstanding Series or class of Notes; and

(i) on or before the related Removal Commencement Date, deliver to the Trust, the Indenture Trustee, any agent and any Enhancement Provider an officers’ certificate confirming the items set forth in clauses (f), (g) and (h) above and confirming that the Transferor reasonably believes that the removal of the Removed Accounts will not result in the occurrence of an Early Amortization Event.
As further required under the Trust Sale and Servicing Agreement, (i) the removal of any Account on the Account Removal Date shall not, (a) in the reasonable belief of the Transferor, result in the occurrence of an Early Amortization Event for any Series of Notes or (b) result in a reduction or withdrawal of the rating of any outstanding Series or class or Notes by any Rating Agency, and (ii) the Transferor must not use selection procedures in selecting such Accounts that it reasonably believes are adverse to the interests of the Noteholders or any Enhancement Provider.
           Upon satisfaction of the conditions described in the preceding paragraph above, on the Removal Date for the Designated Account, the Transferor will cease the allocation of collections of Receivables from the Designated Account and the Designated Account will be removed from the Trust for all purposes.
           Also, if during any Collection Period an Account becomes an Out of Trust Account and if as of the close of business on the last day of such Collection Period, the Pool Balance on that date is greater than the Required Participation Amount as of the Payment Date that follows (after giving effect to the allocations, distributions, withdrawals and deposits to be made on that Payment Date), then the Transferor shall automatically remove the Out of Trust Account and the existing Receivables in such Out of Trust Account shall automatically be reassigned to the Transferor without consideration therefore in the manner described in paragraphs (1) through (4) below.
           Furthermore, if as of the close of business as of any Reset Date, the Pool Balance on that date is greater than the Required Participation Amount as of the Payment Date that follows (after giving effect to the allocations, distributions, withdrawals and deposits to be made on that Payment Date), then the Transferor may remove Accounts from designation to the Trust by selecting Accounts in a manner that the Transferor reasonably believes is not materially adverse to the Noteholders’ interests (the “Excess Accounts”) and reassign to the Transferor the existing Receivables in those Accounts to the extent that, after giving effect to the removal of the Accounts from designation to the Trust and the reassignment of the existing Receivables in the Accounts, the Pool Balance as of the date of the repurchase of the Receivables exceeds the Required Participation Amount. However, Excess Accounts may be removed from designation to the Trust no more than once during a calendar month. To remove Excess Accounts from designation to the Trust and reassign the existing Receivables in those Accounts:

(1) the Transferor (or the Servicer on its behalf) must, on or before five business days prior to the Removal and Reassignment Date, furnish to the Trust, the Indenture Trustee, any agent, each Enhancement Provider and the Rating Agencies a Removal Notice specifying the Excess Accounts which are to be removed and the existing Receivables in the Excess Account which are to be reassigned, and the Removal and Reassignment Date on which the removal of the Excess Accounts and the reassignment of such Receivables will occur,

(2) the Transferor (or the Servicer on its behalf) must, on or prior to the date that is five business days after the Removal and Reassignment Date, deliver to the Trust, the Indenture Trustee, any Agent, any Enhancement Providers and the Rating Agencies a computer file, microfiche or written list (which may be in electronic form) containing a complete list of the Excess Accounts specifying for each Excess Account its account number and the aggregate amount of Receivables outstanding in the Excess Accounts;

(3) represent and warrant that the list of Excess Accounts delivered pursuant to clause (2) as of the Removal and Reassignment Date, is true and complete in all material respects; and

(4) deliver to the Trust, the Indenture Trustee, any agent and any Enhancement Providers an officers’ certificate confirming that such removal will not cause an Early Amortization Event to occur for any Series of Notes;
provided that, with respect to the removal of Accounts when the Pool Balance is greater than the Required Participation Amount, the Rating Agency Condition will have been satisfied.
           Upon satisfaction of the conditions described in the preceding paragraphs and the other requirements under the Transfer and Sale Agreement, the Excess Account will be removed and the existing Receivables in the Excess Account will be reassigned from the Trust on the Removal and Reassignment Date.
The Residual Interest
           The Residual Interest represents an undivided ownership interest in the Trust, and the Transferor will be the only holder of the Residual Interest. The Transferor will not sell, assign, pledge or otherwise transfer the Residual Interest, unless the Trust Agreement is amended to permit such action.
Adjustment Payments and Rebate Payments
           If the Servicer adjusts downward the amount of any Principal Receivable because of a rebate, refund, credit adjustment or billing error to a Dealer, or because the Principal Receivable was created for inventory that was refused or returned by a Dealer, then, the Residual Participation Amount and the Pool Balance will automatically be reduced by the amount of the adjustment. Furthermore, to the extent that the reduction would reduce the Residual Participation Amount below the Trust Available Subordinated Amount for the immediately preceding Determination Date (after giving effect to the allocations, distributions, withdrawals and deposits to be made on the Payment Date immediately following the preceding Determination Date), the Transferor will pay an amount equal to the deficiency (up to the amount of the adjustment) into the Collection Account within five business days after the day on which the adjustment or reduction occurs (each payment, an “Adjustment Payment”).
           If the Servicer adjusts downward the amount of interest otherwise payable on any Receivable for any Collection Period as a result of any interest rebate program, the Servicer will deposit into the Collection Account on or prior to the Payment Date related to the Collection Period an amount equal to the rebate (the payment, a “Rebate Payment”).
Termination; Fully Funded Date
           Termination. The Indenture will terminate on the earlier to occur of:

•	the day following the Payment Date on which the aggregate Series Invested Amounts for all Series of Notes is zero, and

•	the date on which proceeds from the sale, disposal or other liquidation of the Receivables are distributed to the Noteholders following any violation by the Transferor of its covenant not to create any lien on any Receivable as provided in the Trust Sale and Servicing Agreement and as described above under “The Series 2005-1 Notes—Early Amortization Events”.

           Upon termination of the Indenture, all right, title and interest in the Receivables and other funds of the Trust (other than amounts in the Collection Account, any Principal Funding Account, Excess Funding Account or other account for the final distribution of principal and interest to Noteholders) will be conveyed and transferred to the Trust.
           Fully Funded Date. Following the occurrence of the Fully Funded Date for any Series of Notes, including the Series 2005-1 Notes, Noteholders of that Series will no longer have any interest in the Receivables and all the representations and covenants of the Transferor and the Servicer relating to the Receivables, as well as other specified provisions of the Indenture, and all remedies for breaches thereof, will no longer accrue to the benefit of the Noteholders of that Series, in each case, unless the Revolving Period for the Series recommences as provided in the related Series Supplement. The representations, covenants and other provisions the benefit of which the Noteholders of that Series will no longer enjoy will include the conditions to the transfer of any portion of the Residual Interest described under “—The Residual Interest”, the conditions to the issuance of a new Series of Notes described under “The Series 2005-1 Notes—New Issuances”, the representations described under “—Representations and Warranties by the Transferor” to the extent they relate to the Receivables and the Collateral Security, the limitations on additions and removals of Accounts described under “—Automatic Addition of Accounts” and “—Removal of Accounts”, respectively, and the obligations of the Servicer to service the Receivables described under “The Transfer and Servicing Agreements—Collection and Other Servicing Procedures” and “—Servicer Covenants”. In addition, upon the occurrence of the Fully Funded Date for any Series of Notes, including the Series 2005-1 Notes, no Non-Principal Collections, Principal Collections, Defaulted Receivables or Miscellaneous Payments will be allocated to that Series, unless the Revolving Period with respect thereto recommences as described above in “The Series 2005-1 Notes—Early Amortization Events.”
Indemnification
           The Trust Sale and Servicing Agreement provides that the Servicer will indemnify the Trust, for the benefit of the Residual Interestholder, the Noteholders, any Enhancement Providers, the Owner Trustee and the Indenture Trustee, and their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) , from and against any taxes that may at any time be asserted against any of them with respect to the transactions contemplated under the Trust Sale and Servicing Agreement. Taxes included in this right to indemnification include, among others, any sales, gross receipts, general corporation, tangible personal property, privilege or license taxes, and will also include the right to indemnification for any cost and expenses in defending against the taxes. The right to indemnification, however, will not apply to any taxes asserted with respect to, or arising out of:

•	the sale of any Eligible Receivables to the Trust,

•	the issuance and original sale of any Notes,

•	ownership or sale of any Eligible Receivables in the Accounts, or of the Notes or the Residual Interest,

•	distributions or the receipt of payment on the Notes and Residual Interest, or

•	any fees or other compensation payable to anyone.
           The Trust Sale and Servicing Agreement further provides that the Servicer will indemnify the Trust, for the benefit of the Indemnified Parties, from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer under the Trust Sale and Servicing Agreement. The Servicer, however, will not be required to indemnify any Indemnified Party:

•	if the acts, omissions or alleged acts or omissions constitute fraud, gross negligence, breach of fiduciary duty or willful misconduct by the Owner Trustee or the Indenture Trustee, and

•	for any liabilities, cost or expense of the Trust with respect to any action taken by the Owner Trustee at the request of the Residual Interestholder, or any Noteholders or Enhancement Providers to the extent the Owner Trustee is fully indemnified by the Residual Interestholder, Noteholders or Enhancement Providers with respect to the action.
           The Trust Sale and Servicing Agreement further provides that the Servicer will indemnify the Indenture Trustee and the Owner Trustee, and their respective officers, directors, employees and agents, from and against any loss, liability, expense, damage or injury arising out of or incurred in connection with:

•	in the case of the Indenture Trustee, the Indenture Trustee’s performance of its duties under the Indenture,

•	in the case of the Owner Trustee, the Owner Trustee’s performance of its duties under the Trust Agreement, or

•	the acceptance, administration or performance by, or action or inaction of, the Indenture Trustee or the Owner Trustee, as applicable, of the trusts and duties under the transactions contemplated by the Trust Sale and Servicing Agreement and related documents.
           The Indenture Trustee and the Owner Trustee, and their respective officers, directors, employees and agents, will not, however, be entitled to indemnification to the extent that any cost, expense, loss, claim, damage or liability:

•	is due to the willful misfeasance, fraud, bad faith or negligence (except for errors in judgment) of the person seeking to be indemnified,

•	to the extent otherwise payable to the Indenture Trustee, arises from the Indenture Trustee’s breach of any of its representations or warranties under the Indenture,

•	to the extent otherwise payable to the Owner Trustee, arises from the Owner Trustee’s breach of any of its representations or warranties under the Trust Agreement, or

•	arises out of or is incurred in connection with the performance by the Indenture Trustee of the duties of the successor Servicer under the Trust Sale and Servicing Agreement.
           The Trust Sale and Servicing Agreement provides that, except as described in the prior paragraphs above, and except for other specified exceptions, the Servicer nor any of its directors, officers, employees or agents will be under any liability to the Trust, the Owner Trustee, the Indenture Trustee, the Noteholders or any other person for taking any action, or for refraining from taking any action, under the Trust Sale and Servicing Agreement. However, neither the Servicer nor any of its directors, officers, employees or agents will be protected against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence of that person in the performance of their duties or by reason of reckless disregard of their obligations and duties thereunder.
           In addition, the Trust Sale and Servicing Agreement provides that the Servicer is not under any obligation to appear in, prosecute or defend any legal action which is not incidental to its servicing responsibilities under the Trust Sale and Servicing Agreement. The Servicer may, in its sole discretion, undertake any reasonable legal action which it may deem necessary or desirable for the benefit of the Noteholders with respect to the Trust Sale and Servicing Agreement and the rights and duties of the parties thereto and the interests of the Noteholders and the Residual Interestholder thereunder.
Collection and Other Servicing Procedures
           The Servicer will service, collect, enforce, and administer the Receivables under the Trust Sale and Servicing Agreement. The Servicer will service the Receivables in accordance with its Customary Servicing Practices in effect from time to time, using the same degree of skill and attention that the Servicer exercises with respect to all comparable wholesale receivables that it services for itself and others.

           The Servicer covenants that it may only change the terms relating to the Accounts if, in the Servicer’s reasonable judgment:

•	no Early Amortization Event will occur for any Series of Notes (including the Series 2005-1 Notes) as a result of the change,

•	the change is made applicable to the comparable segment of the portfolio of dealer wholesale financing revolving line of credit accounts with similar characteristics owned or serviced by the Servicer and not only to the Accounts, and

•	in the case of a reduction in the rate of any finance charges, the Servicer does not expect any reduction to result in the weighted average of the reference rates applicable to the finance charges for any Collection Period being less than the weighted average for all Series of the interest rates and Servicing Fee Rates payable on the Series.
           Servicing activities to be performed by the Servicer include collecting and recording payments, communicating with dealers, investigating payment delinquencies, evaluating the increase of credit limits, and maintaining internal records for each Account. The Servicer will perform managerial and custodial services on behalf of the Trust, which will include providing reasonable assistance in any inspections of the documents and records relating to the Accounts and Receivables by the Trust and the Indenture Trustee under the Trust Sale and Servicing Agreement and Indenture, maintaining the agreements, documents and files relating to the Accounts and Receivables as custodian for the Trust and providing related data processing and reporting services for Noteholders and on behalf of the Trust and the Indenture Trustee.
Servicer Covenants
           In the Trust Sale and Servicing Agreement the Servicer covenants that:

•	it will duly satisfy all obligations on its part to be fulfilled under or in connection with the Receivables and the Accounts, will maintain in effect all qualifications required in order to service the Receivables and the Accounts and will comply in all material respects with all requirements of law in connection with servicing the Receivables and the Accounts, the failure to comply with which would have a materially adverse effect on the Noteholders or Enhancement Providers of any outstanding Series;

•	it will not permit any rescission or cancellation of a Receivable except in accordance with its customary practices for servicing dealer wholesale financing revolving line of credit loans or except as ordered by a court of competent jurisdiction or other government authority;

•	it will do nothing to impair the rights of the Noteholders or Enhancement Providers in the Receivables or the Accounts;

•	it will not reschedule, revise or defer payments due on any Receivable except in accordance with its customary practices for servicing dealer wholesale financing revolving line of credit loans; and

•	it will not sell, pledge, assign or transfer to any person or grant, create, incur, assume or suffer to exist any lien on any Receivable sold or assigned to the Trust other than as contemplated by the Related Documents.
           Under the terms of the Trust Sale and Servicing Agreement, if the Transferor or the Servicer discovers, or receives written notice, that any covenant of the Servicer described in the preceding paragraph has not been complied with in all material respects and the noncompliance has not been cured within 30 days thereafter (or any longer period as the Trust may agree to) and has a materially adverse effect on the value of any Receivable, the Servicer will purchase the Receivable or all Receivables in the related Account, as applicable. The purchase will be made on the Determination Date following the expiration of the 30-day cure period, and the Servicer will be obligated to deposit into the Collection Account in immediately available funds the amount of the Receivable plus accrued and unpaid interest thereon. The amount of the deposit will be deemed a Transfer Deposit Amount. The purchase by the Servicer constitutes the sole remedy available to the Noteholders if the covenant or warranty of the Servicer is not satisfied, and the Trust’s interest in any Receivables purchased by the Servicer in accordance with this paragraph will be assigned automatically to the Servicer.
Servicing Compensation and Payment of Expenses
           The Monthly Servicing Fee for any Series will be payable to the Servicer to the extent amounts are available to pay the Monthly Servicing Fee for the Series in accordance with the terms of the Series 2005-1 Supplement. The share of the Monthly Servicing Fee allocable to the Noteholders of a Series (for each Series, the “Noteholder Monthly Servicing Fee”) will equal $416,666.67 for the Initial Payment Date, and thereafter will equal one-twelfth of the product of

•	the Servicing Fee Rate, and

•	the Series Invested Amount for the Series (as defined in the related Series Supplement) as of the last day of the Collection Period second preceding the Payment Date.
The remainder of the Monthly Servicing Fee will be paid by the Residual Interestholder and, in no event, will the Trust or the Noteholders be liable for the share of the Monthly Servicing Fee to be paid by the Residual Interestholder.
           The Servicer will pay specified expenses incurred in connection with servicing the Accounts and the Receivables, including the fees and disbursements of the Indenture Trustee, the Owner Trustee, attorneys and independent accountants and all other fees and expenses that are not expressly stated in the Trust Sale and Servicing Agreement to be payable by the Trust, the Residual Interestholder, the Noteholders or the Enhancement Providers, other than federal, state and local income, franchise and/or value added taxes, if any, of the Trust or the Noteholders.
           The Servicer may waive its right to receive the Monthly Servicing Fee for any Series on any Payment Date, so long as it believes that sufficient Non-Principal Collections will be available on a future Payment Date to pay the Monthly Servicing Fee that has been waived. On any Payment Date on which the Servicer waives the Monthly Servicing Fee, the Monthly Servicing Fee for that Payment Date will be deemed to be zero.
Material Matters Regarding the Servicer
           The Servicer may not resign from its obligations and duties under the Trust Sale and Servicing Agreement, except upon a determination that its duties under the Trust Sale and Servicing Agreement are no longer permissible under applicable law, and there is no reasonable action that the Servicer could take to make the performance of its duties under the Trust Sale and Servicing Fee permissible under applicable law. The Servicer may also resign if each Rating Agency shall have stated in writing that the resignation will not result in the reduction or withdrawal of the rating of all Notes rated by the Rating Agency. No resignation of the Servicer will become effective until the Indenture Trustee or a successor to the Servicer has assumed the Servicer’s responsibilities and obligations under the Trust Sale and Servicing Agreement. If the Indenture Trustee is unable to appoint a successor to the Servicer within 120 days of the date on which the Servicer determines that the duties of the Servicer are no longer permissible under applicable law, the Indenture Trustee will serve as successor to the Servicer.
           Any person into which the Servicer may be merged or consolidated (in accordance with the Trust Sale and Servicing Agreement), or any person resulting from any merger or consolidation to which the Servicer is a party, or any person succeeding to the business of the Servicer, will be the successor to the Servicer under the Trust Sale and Servicing Agreement.
Servicing Default
           In the event of any Servicing Default, the Indenture Trustee, by written notice to the Servicer, may terminate all of the rights and obligations of the Servicer, as servicer, under the Trust Sale and Servicing

Agreement and in and to the Receivables and the proceeds thereof and appoint a new Servicer (a “Service Transfer”). The rights and interest of the Transferor in the Residual Interest under the Trust Sale and Servicing Agreement will not be affected by any Service Transfer. The Indenture Trustee will appoint a successor Servicer as promptly as possible. If no successor Servicer has been appointed by the Indenture Trustee that has accepted the appointment by the time the Servicer ceases to act as Servicer, all rights, authority, power and obligations of the Servicer under the Trust Sale and Servicing Agreement will pass to and be vested in the Indenture Trustee. Prior to any Service Transfer, the Indenture Trustee will review any bids, obtained from potential servicers meeting specified eligibility requirements set forth in the Trust Sale and Servicing Agreement, to serve as successor Servicer for servicing compensation not in excess of the Servicing Fee, plus specified excess amounts payable to the Transferor. The Servicer will immediately notify the Owner Trustee in writing of any Servicing Default.
Rights upon Servicing Default
           As long as a Servicing Default under the Trust Sale and Servicing Agreement remains unremedied, the Indenture Trustee may terminate all the rights and obligations of the Servicer under the Trust Sale and Servicing Agreement. Following receipt of a Termination Notice, the Servicer will continue to perform all servicing functions under the Trust Sale and Servicing Agreement until the date specified by the Indenture Trustee or otherwise agreed to by the Indenture Trustee and the Servicer. The Indenture Trustee will, as promptly as possible after the delivery of a Termination Notice, appoint a Successor Servicer meeting the eligibility requirements for the Servicer set forth in the Trust Sale and Servicing Agreement (which include the consent of any Enhancement Providers). If no Successor Servicer shall have accepted appointment as Successor Servicer by the time the Servicer ceases to act as Servicer, then the Indenture Trustee automatically will be appointed as Successor Servicer. However, if the Indenture Trustee is unwilling or legally unable to act as Successor Servicer, it may petition a court of competent jurisdiction to appoint any established institution as Successor Servicer. The Successor Servicer must have a net worth of not less than $100,000,000 and include as part of its regular business the servicing of wholesale receivables.
           If, however, a bankruptcy trustee or similar official has been appointed for the Servicer, and no Servicing Default has occurred other than the appointment of the bankruptcy trustee or similar official for the Servicer, the trustee or official may have the power to prevent the Indenture Trustee, the Owner Trustee or the Residual Interestholder from completing a Service Transfer.
           The Indenture Trustee may make arrangements for compensation to be paid to the successor.
Waiver of Past Defaults
           The holders of Notes evidencing at least a majority in principal amount of the Notes then outstanding (or, if the Notes have been paid in full, the Residual Interestholder), voting as a single class, may, on behalf of all Noteholders, waive any default by the Servicer in the performance of its obligations under the Trust Sale and Servicing Agreement and the Receivables Purchase Agreement and the consequences of the default, except a Servicing Default in making any required distributions, payments, transfers or deposits in accordance with the Trust Sale and Servicing Agreement. No waiver will extend to any subsequent or other default or impair any rights related to such default.
Evidence as to Compliance
           The Trust Sale and Servicing Agreement requires the Servicer to cause, on or before April 30th of each year (beginning April 30, 2006), a firm of independent certified public accountants (who may also render other services to the servicer or to its affiliates) deliver to the Trust and the Indenture Trustee, the Rating Agencies, any agent with respect to any Series or class of Notes and any Enhancement Provider, a report addressed to the board of directors of the Servicer, to the effect that such firm (a) performed tests relating to wholesale receivables (including financing arrangements with automobile dealers to finance their automobile and light-duty truck inventory) serviced for others in accordance with the Uniform Single Attestation Program for Mortgage Bankers (“USAP”), and except as described in the report, no exceptions or errors in the records relating to wholesale receivables serviced for others that, in the firm’s opinion, are required to be reported under USAP. The foregoing certification may be replaced by any similar certification using standards other than USAP which are now or in the future in use by servicers of comparable assets or which otherwise comply with any rule, regulation, “no action” letter or similar guidance promulgated by the Commission.
           The Trust Sale and Servicing Agreement also requires the delivery to the Owner Trustee and the Indenture Trustee, any Rating Agencies, any agent with respect to any Series or class of Notes, and Enhancement Provider, on or before April 30 of each year, which would next be due on April 30, 2006, a certificate signed by an officer of the Servicer stating that the Servicer has fulfilled in all material respects its obligations under the Trust Sale and Servicing Agreement throughout the preceding twelve months ended December 31 or, if there has been a default in the fulfillment of any obligation of the Servicer, describing each default and the status thereof. The Servicer will give the Indenture Trustee and the Owner Trustee notice of Servicing Defaults under the Trust Sale and Servicing Agreement.
           Copies of the statements and certificates of the firm of independent public accountants and the officer of the Servicer may be obtained by Noteholders (including Series 2005-1 Noteholders) by request in writing addressed to the Owner Trustee.
Amendments
           Each of the Transfer and Servicing Agreements may be amended without the consent of the Noteholders, the Indenture Trustee, the Trust or the Owner Trustee or any Enhancement Provider; provided that (i) with respect to each outstanding Series, either (A) any amendment that materially and adversely affects the interests of the Noteholders of each outstanding Series will require the consent of Noteholders evidencing not less than a majority of the aggregate outstanding principal amount of the Notes of each outstanding Series and (ii) any amendment will not, as evidenced by an officer’s certificate of the Transferor that materially and adversely affects the interests of the Noteholders of the outstanding Series and (B) any amendment that materially and adversely affects the interests of the Administrator, the Residual Interestholder, any Enhancement Provider, the Indenture Trustee or the Owner Trustee will require the prior written consent of the persons whose interests are materially and adversely affected. The consent of the Administrator, the Residual Interestholder, any Enhancement Provider or the Indenture Trustee will be deemed to have been given if the Transferor does not receive a written objection from such person within 10 Business Days after a written request for such consent will have been given.
           Notwithstanding the foregoing, no amendment to any Transfer and Servicing Agreement will (i) reduce the interest rate or principal amount of any Note, or change the due date of any installment of principal of or interest on any Note, or the Redemption Price with respect thereto, without the consent of the holder of such Note, or (ii) reduce the percentage of the aggregate outstanding principal amount of the outstanding Notes, the holders of which are required to consent to any matter without the consent of the holders of at least the percentage of the aggregate outstanding principal amount of the outstanding Notes which were required to consent to such matter before giving effect to such amendment. Further notwithstanding the foregoing, any term or provision of any Transfer and Servicing Agreement may be amended by the parties thereto without the consent of any of the Noteholders of any outstanding Series or any other person to add, modify or eliminate any provisions as may be necessary or advisable in order to comply with or obtain more favorable treatment under or with respect to any law or regulation or any accounting rule or principle (whether now or in the future in effect); it being a condition to any such amendment that the Rating Agency Condition will have been satisfied.
Intercreditor Arrangements
           The agreements between the Dealers and VW Credit that govern the Accounts grant a security interest in favor of VW Credit in the Vehicles relating to the Receivables in the Accounts. VW Credit represents in the Receivables Purchase Agreement that, for the Receivables conveyed to the Trust, the security interest in the related Vehicles is a perfected security interest. This perfected security interest will be assigned by VW Credit to the Transferor under the Receivables Purchase Agreement, and subsequently assigned to the Trust by the Transferor under the Trust Sale and Servicing Agreement. In its other lending activities, VW Credit may have made capital loans, real estate loans or other loans to Dealers (“VW Credit’s Other Loans”) that are also secured by a security interest in the Vehicles. In the Receivables Purchase Agreement, VW Credit agrees that any security interests in the Vehicles granted to it to secure VW Credit’s Other Loans will be junior and subordinate to the security interests in the Vehicles granted to secure the Receivables. VW Credit also agrees that it will not realize on any collateral pledged as part of any security interests in a manner materially adverse to the Transferor, the Trust and the Noteholders, until the Transferor and the Trust have been paid in full for their interests in the Receivables secured by the Vehicles.
           However, VW Credit may have security interests in Collateral Security other than the Vehicles securing VW Credit’s Other Loans. VW Credit may, in its sole discretion, realize on Collateral Security other than Vehicles securing VW Credit’s Other Loans before the Trust or the Indenture Trustee, on behalf of any Noteholders, is permitted to realize on this Collateral Security in respect of the Receivables. Thus, the security interests of the Trust and Indenture Trustee in the Collateral Security other than the Vehicles may be junior and subordinate to the security interests granted to VW Credit in connection with VW Credit’s Other Loans. Because of the subordinate position of the Indenture Trustee in respect of the Collateral Security other than the Vehicles, there is no assurance that the Trust or the Indenture Trustee will realize any proceeds in respect of any Collateral Security other than the Vehicles.
Administration Agreement
           VW Credit, in its capacity as the Administrator, will enter into the Administration Agreement with the Trust and the Indenture Trustee under which the Administrator will agree, to the extent provided in the Administration Agreement, to provide the notices and to perform other administrative obligations required by the Indenture. As compensation for the performance of the Administrator’s obligations under the Administration Agreement and as reimbursement for its expenses related thereto, the Administrator will be entitled to a monthly administration fee in an amount equal to $125, which fee will be paid by the Servicer.
Omnibus Amendment
           The Series 2000-1 notes are expected to continue to be outstanding for the period from the Closing Date until the August 2005 Payment Date. However, notwithstanding anything in this prospectus to the contrary, since amounts will be on deposit as of the Closing Date in an amount sufficient to repay all amounts owed to the Series 2000-1 noteholders in full on the August 2005 Payment Date, the Series 2000-1 notes will not be deemed to be outstanding for any purposes, including with respect to any calculations. The amount on deposit also includes amounts to be used to cover the Series 2000-1 interest that will accrue during the period from the Closing Date to the August 2005 Payment Date. As a result, the September 2005 Payment Date will be the first Payment Date on which Series 2005-1 will receive principal or interest allocations.
Bankruptcy Provisions
           Each party to the Basic Documents (including, the Owner Trustee, the Indenture Trustee, the Trust, the Servicer and the Administrator) and each Noteholder and Note Owner (by accepting a Note or a beneficial interest in a Note) will covenant that for a period of one year and one day after payment in full of all obligations under each Financing that no such party (i) will authorize any Bankruptcy Remote Party to commence a voluntary winding-up or other voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to such Bankruptcy Remote Party or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect in any jurisdiction or seeking the appointment of an administrator, a trustee, receiver, liquidator, custodian or other similar official with respect to such Bankruptcy Remote Party or any substantial part of its property or to consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against such Bankruptcy Remote Party, or to make a general assignment for the benefit of any such party or any other creditor of such Bankruptcy Remote Party, or (ii) will commence or join with any other person in commencing any proceeding against any Bankruptcy Remote Party under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction.

MATERIAL LEGAL ASPECTS OF THE RECEIVABLES
Transfer of Receivables
           On the Initial Closing Date and each day thereafter, VW Credit has sold and will sell the Receivables to the Transferor, the Transferor has immediately transferred and will immediately transfer the Receivables to the Trust, and the Trust has pledged and will pledge the Receivables to the Indenture Trustee for the benefit of the Noteholders. The Transferor represents that:

•	the sale or transfer to the Trust constitutes a valid transfer and assignment to the Trust of all right, title and interest of the Transferor in, to and under the Receivables;

•	under applicable state law, there exists a valid, ownership interest in the Receivables; and

•	in the event the sale by the Transferor to the Trust is recharacterized as a grant of a security interest instead of a true sale, the Trust will have an enforceable perfected security interest in the Receivables following their transfer to the Trust.
For a discussion of the Trust’s rights arising from a breach of these representations, see “The Transfer and Servicing Agreements— Representations and Warranties by the Transferor”.
           Each of VW Credit and the Transferor has represented that the Receivables are “accounts”, “chattel paper” or “general intangibles” for purposes of the Uniform Commercial Code. However, if the Receivables are deemed to be accounts, chattel paper or general intangibles and the transfer of the Receivables by VW Credit to the Transferor, by the Transferor to the Trust or by the Trust to the Indenture Trustee is deemed either to be a sale or to create a security interest, the Uniform Commercial Code or other applicable law applies. In the case of chattel paper, the Indenture Trustee, as transferee, would then have to take possession of the chattel paper or file an appropriate financing statement or statements in order to perfect its interests in the Receivables. As a precautionary measure, financing statements covering the Receivables have been filed under the Delaware Uniform Commercial Code by the Transferor, the Trust and the Indenture Trustee, to perfect their respective interests in the Receivables, and continuation statements have been and will be filed, as required, to continue the perfection of their interests in the Receivables.
           There are limited circumstances under the Uniform Commercial Code and applicable federal law in which prior or subsequent transferees of Receivables could have an interest in the Receivables with priority over the Trust’s and the Indenture Trustee’s interest. A purchaser of the Receivables who gives new value and takes possession of the documents which evidence the Receivables in the ordinary course of the purchaser’s business may have priority over the Trust’s and the Indenture Trustee’s interest in the Receivables. A tax or other government lien on property of VW Credit or the Transferor arising before a Receivable is conveyed to the Trust or to the Indenture Trustee may also have priority over the Trust’s and the Indenture Trustee’s interest in the transferred Receivable. Under the Receivables Purchase Agreement, VW Credit represents to the Transferor, under the Trust Sale and Servicing Agreement the Transferor represents to the Trust, and under the Indenture the Trust represents to the Indenture Trustee that the Receivables have been transferred free and clear of any third party lien. Each of VW Credit, the Transferor and the Trust covenants that it will not transfer or grant any lien on any Receivable or, except as described under “The Transfer and Servicing Agreements— The Residual Interest”, the Residual Interest, or any interest in the Residual Interest, other than to the Trust or the Indenture Trustee. In addition, while VW Credit is the Servicer, cash collections on the Receivables may, under specified circumstances, be commingled with the funds of VW Credit until each Payment Date and, in the event of a VW Credit bankruptcy, the Trust and the Indenture Trustee will not have a perfected interest in the commingled collections.

MATERIAL MATTERS RELATING TO BANKRUPTCY
           If VW Credit were to become a debtor in a bankruptcy case, a creditor or trustee in bankruptcy of VW Credit or VW Credit itself may attempt to characterize the transfer of the Receivables from VW Credit to the Transferor as a pledge of the Receivables to secure a borrowing by VW Credit, rather than a true sale of the Receivables. VW Credit represents to the Transferor in the Receivables Purchase Agreement that the sales of the Receivables by VW Credit to the Transferor are valid sales of the Receivables to the Transferor. In addition, VW Credit and the Transferor agree to treat these transfers as sales of the Receivables to the Transferor, and VW Credit will take all actions that are required to perfect the Transferor’s ownership interest in the Receivables. If these transfers are treated as sales, then unless VW Credit were substantively consolidated with the Transferor as described below, the Receivables would not be part of VW Credit’s bankruptcy estate and would not be available to VW Credit’s creditors.
           In addition, if VW Credit were to become a debtor in a bankruptcy case, a creditor of VW Credit, the bankruptcy trustee of VW Credit, or VW Credit itself might request that VW Credit be substantively consolidated with the Transferor or with the Trust. Delays or reductions in payments on the Series 2005-1 Notes could occur while the court decides these issues. In addition, should a court rule that the Receivables are part of VW Credit’s bankruptcy estate, or that VW Credit should be substantively consolidated with the Transferor, additional reductions or delays in payments on the Series 2005-1 Notes could result. See “Risk Factors— A Transferor or Servicer Bankruptcy Could Delay or Limit Payments to You”.
           If the Transferor were to become a bankrupt debtor, an Early Amortization Event would occur, which may result in a lack of funds being available to make full and timely payment on the Series 2005-1 Notes. The Transferor has attempted to reduce the likelihood that it will file for bankruptcy. The Transferor’s limited liability company agreement provides that, under specified circumstances, the Transferor is required to have at least one independent director meeting the qualifications set forth in its limited liability company agreement. The Transferor’s limited liability company agreement also provides that the Transferor will not file a voluntary application for relief under the United States Bankruptcy Code without the affirmative vote of its independent director. Under the Trust Sale and Servicing Agreement, the Indenture Trustee, the Trust, the Owner Trustee, all the Noteholders and any Enhancement Provider agree that they will not, until one year and one day after termination of the Indenture, institute against the Transferor (or any other Bankruptcy Remote Party) any bankruptcy, reorganization or other proceedings under any federal or state bankruptcy or similar law.
           Additionally, if VW Credit or the Transferor filed for bankruptcy under the federal bankruptcy code or any state insolvency laws, then VW Credit or the Transferor may be able to recover payments they made to the Trust to repurchase Receivables. In general, VW Credit or the Transferor might recover payments made by them to the Trust within the applicable statutes of limitations if the payments are found to have been made for less than reasonably equivalent value and at a time when VW Credit or the Transferor was, or was rendered, insolvent or inadequately capitalized by the payments.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
General
           The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Series 2005-1 Notes. The following summary has been prepared and reviewed by Mayer, Brown, Rowe & Maw LLP as special tax counsel to the Transferor and the Trust. The summary is based on the U.S. Internal Revenue Code as of the date hereof, and existing final, temporary and proposed Treasury regulations, revenue rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The summary is addressed only to original purchasers of the Series 2005-1 Notes, deals only with Series 2005-1 Notes held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code and, except as specifically set forth below, does not address tax consequences of holding Series 2005-1 Notes that may be relevant to investors in light of their own investment circumstances or their special tax situations, including some financial institutions, tax-exempt organizations, life insurance companies, dealers in securities, non-U.S. persons, or investors holding the Series 2005-1 Notes as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. Further, this discussion does not address alternative minimum tax consequences or any tax consequences to holders of interests in a holder of the Series 2005-1 Notes. Special Tax Counsel is of the opinion that the following summary of federal income tax consequences is correct in all material respects. An opinion of Special Tax Counsel, however, is not binding on the IRS or the courts, and no ruling on any of the issues discussed below will be sought from the IRS. Moreover, there are no authorities on similar transactions involving interests issued by an entity with terms similar to those of the Series 2005-1 Notes described in this prospectus. Accordingly, if you are considering the purchase of Series 2005-1 Notes, it is suggested that you consult your own tax advisors with regard to the United States federal income tax consequences of an investment in the Series 2005-1 Notes and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to your particular situations.
           The United States federal income tax opinions of Special Tax Counsel set forth more fully below are that:

•	the Trust will not be classified as an association or as a publicly traded partnership taxable as a corporation for United States federal income tax purposes and, accordingly, the Trust will not be subject to United States federal income tax,

•	the Series 2005-1 Notes will be characterized as debt for United States federal income tax purposes, and

•	the issuance of the Series 2005-1 Notes will not cause a taxable event for any Noteholders for United States federal income tax purposes.
Tax Characterization of the Trust and the Series 2005-1 Notes
           Treatment of the Trust as an Entity Not Subject to Tax. Based on its analysis of the substance of the transaction contemplated in this prospectus, the parties’ intentions, and the assumption that the parties will comply with the terms of the transaction, Special Tax Counsel is of the opinion that, although no transaction closely comparable to that contemplated herein has been the subject of any Treasury Regulation, revenue ruling or judicial decision, the Trust will not be classified as an association or as a publicly traded partnership taxable as a corporation for United States federal income tax purposes and accordingly the Trust will not be subject to United States federal income tax. However, as discussed above, this opinion is not binding on the IRS and no assurance can be given that this characterization will prevail.
           The precise tax characterization of the Trust for federal income tax purposes is not definite. It might be viewed as merely holding assets on behalf of the Transferor as collateral for notes issued by the Transferor. On the other hand, the Trust could be viewed as a separate entity for tax purposes issuing its own notes. This distinction, however, should not have a significant tax effect on holders of the Series 2005-1 Notes except as stated below under “—Possible Alternative Characterizations”.

           Treatment of the Series 2005-1 Notes as Debt. Based on its analysis of the substance of the transaction contemplated in this prospectus, the parties’ intentions, and the assumption that the parties will comply with the terms of the transaction, Special Tax Counsel is of the opinion that, although no transaction closely comparable to that contemplated herein has been the subject of any Treasury regulation, revenue ruling or judicial decision, the Series 2005-1 Notes will be characterized as debt for United States federal income tax purposes, and the issuance of the Series 2005-1 Notes will not cause a taxable event for any Noteholder for United States federal income tax purposes. Additionally, the Trust will agree by entering into the Indenture, and the Series 2005-1 Noteholders agree by their purchase and holding of Series 2005-1 Notes, to treat the Series 2005-1 Notes as debt for United States federal income tax purposes.
           Possible Alternative Characterizations. If, contrary to the opinion of Special Tax Counsel, the IRS successfully asserted that the Series 2005-1 Notes did not represent debt for United States federal income tax purposes, the Series 2005-1 Notes might be treated as equity interests in the Trust or some other entity for United States federal income tax purposes. If so treated, investors could be treated for United States federal income tax purposes either as partners in a partnership or, alternatively, as shareholders in a taxable corporation. Treatment of a Series 2005-1 Noteholder as a partner could have adverse tax consequences to some Series 2005-1 Noteholders; for example, income to foreign persons generally would be subject to United States tax and United States tax return filing and withholding requirements, and individual Series 2005-1 Noteholders might be subject to some limitations on their ability to deduct their share of partnership expenses. If Series 2005-1 Notes instead were treated as corporate stock, the taxable corporation would not be able to reduce its taxable income by deductions for interest expense on Series 2005-1 Notes recharacterized as equity, and any increase in the corporate tax imposed with respect to the taxable corporation could materially reduce cash available to make payments on the Series 2005-1 Notes; further, Series 2005-1 Noteholders might not be entitled to any dividends received deduction in respect of payments of interest on Series 2005-1 Notes treated as dividends. In addition, even if the Series 2005-1 Notes are treated as debt, the Trust is also able to issue other securities which may be treated as debt or as equity interests in the Trust. The issuance of the other securities requires the delivery of a new opinion of counsel generally to the effect that the issuance will not cause the Trust to become taxable as a separate entity for federal income tax purposes; however, any new opinion would not bind the IRS, and the Trust could become taxable as a corporation as a result of the issuance of the other securities, potentially diminishing cash available to make payments on the Series 2005-1 Notes. Prospective investors should consult with their own tax advisors with regard to the consequences of each possible alternative characterization to them in their particular circumstances; the following discussion assumes that the characterization of the Series 2005-1 Notes as debt is correct.
Consequences to Holders of the Series 2005-1 Notes
           Interest and Original Issue Discount. In general, stated interest on a Series 2005-1 Note will be includible in gross income as it accrues or is received in accordance with a Series 2005-1 Noteholder’s usual method of tax accounting if the stated interest is “qualified stated interest.” “Qualified stated interest” (“QSI”) generally is interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at fixed intervals of one year or less during the entire term of its instrument at specified rates. If the Series 2005-1 Notes are issued with original issue discount (“OID”), the provisions of Sections 1271 through 1273 and 1275 of the U.S. Internal Revenue Code will apply to the Series 2005-1 Notes. Under those provisions, a holder of a Series 2005-1 Note (including a cash basis holder) generally would be required to include the OID on a Series 2005-1 Note in income for federal income tax purposes on a constant yield basis, resulting in the inclusion of OID in income in advance of the receipt of cash attributable to that income. In general, a Series 2005-1 Note will be treated as having OID to the extent that its “stated redemption price” exceeds its “issue price”, if the excess equals or exceeds 0.25 percent multiplied by the weighted average life of the Series 2005-1 Note (determined by taking into account the number of complete years following issuance until payment is made for each partial principal payment). A Note’s “stated redemption price” at maturity is the total of all payments required to be made on a Note through maturity except QSI. Under Section 1272(a)(6) of the U.S. Internal Revenue Code, special provisions apply to debt instruments on which payments may be accelerated due to prepayments of other obligations securing those debt instruments. However, no regulations have been issued interpreting those provisions, and the manner in which those provisions would apply to the Series 2005-1 Notes is unclear, but the application of Section 1272(a)(6) could affect the rate of accrual of OID and could have other consequences to holders of the Series 2005-1 Notes.
           Market Discount. A holder of a Series 2005-1 Note who purchases an interest in a Series 2005-1 Note at a discount that exceeds any OID not previously includible in income may be subject to the “market discount” rules of Sections 1276 through 1278 of the U.S. Internal Revenue Code. These rules provide, in part, that gain on the sale or other disposition of a note and partial principal payments on a note are treated as ordinary income to the extent of accrued market discount. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a note that has market discount.
           Market Premium. A holder of a Series 2005-1 Note who purchases an interest in a Series 2005-1 Note at a premium may elect to amortize the premium against interest income over the remaining term of the Series 2005-1 Note in accordance with the provisions of Section 171 of the U.S. Internal Revenue Code.
           Disposition of the Series 2005-1 Notes; Defeasance. Upon the sale, exchange or retirement of a Series 2005-1 Note, the holder of the Series 2005-1 Note generally will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the disposition (other than amounts attributable to accrued interest) and the holder’s adjusted tax basis in the Series 2005-1 Note. A taxable exchange of a Series 2005-1 Note could also occur as a result of the transferor’s substitution of money or investments for the Receivables in the trust portfolio. The holder’s adjusted tax basis in the Series 2005-1 Note generally will equal the cost of the Series 2005-1 Note to the holder, increased by any market or original issue discount previously included in income by the holder with respect to the Series 2005-1 Note, and decreased by the amount of any bond premium previously amortized and any payments of principal or OID previously received by the holder with respect to the Series 2005-1 Note. Any gain or loss of that type generally will be capital gain or loss, except to the extent of accrued market discount not previously included in income, and will be long-term capital gain or loss if at the time of sale the Series 2005-1 Note has been held for more than one year.
           Foreign Holders. Under United States federal income tax law now in effect, payments of interest by the Trust to a holder of a Series 2005-1 Note who, as to the United States, is a nonresident alien individual or a foreign corporation (a “foreign person”) generally will be considered “portfolio interest”, and generally will not be subject to United States federal income tax and withholding tax if the interest is not effectively connected with the conduct of a trade or business within the United States by the foreign person and the foreign person (i) is not for United States federal income tax purposes (a) actually or constructively a “10 percent shareholder” of the Transferor or the Trust, (b) a “controlled foreign corporation” with respect to which the Transferor or the Trust is a “related person” within the meaning of the U.S. Internal Revenue Code, or (c) a bank extending credit under a loan agreement entered into in the ordinary course of its trade or business, and (ii) provides the person who is otherwise required to withhold United States tax with respect to the Series 2005-1 Notes with an appropriate statement (on IRS Form W-8BE, W-8ECI, as appropriate, or a successor or substitute form), signed under penalties of perjury, certifying that the beneficial owner of the Series 2005-1 Note is a foreign person and providing the foreign person’s name and address. If a Series 2005-1 Note is held through a securities clearing organization or some other financial institutions (as is expected to be the case unless Definitive Notes are issued), the organization or institution may provide the relevant signed statement generally to the withholding agent; in that case, however, the signed statement generally must be accompanied by an IRS Form W-8BEN, W-8ECI, as appropriate, or successor or substitute form provided by the foreign person that owns the Series 2005-1 Note. If interest is not portfolio interest, then it will be subject to United States federal income and withholding tax at a rate of 30%, unless reduced or eliminated by an applicable tax treaty or because the interest is effectively connected with the conduct of a trade or business within the United States and, in either case, the appropriate statement has been provided.
           Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a Series 2005-1 Note by a foreign person will be exempt from United States federal income tax and withholding tax if (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the foreign person, and (ii) in the case of an individual foreign person, the individual is not present in the United States for 183 days or more in the taxable year.

           Backup Withholding. Payments of principal and interest, as well as payments of proceeds from the sale, retirement or disposition of a Series 2005-1 Note, may be subject to “backup withholding” tax under Section 3406 of the U.S. Internal Revenue Code at the currently applicable rate if a recipient of the payments fails to furnish to the payor certain identifying information. Any amounts deducted and withheld would be allowed as a credit against the recipient’s United States federal income tax if appropriate proof is provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner. Backup withholding will not apply with respect to payments made to certain exempt recipients, including corporations and financial institutions. Holders of the Series 2005-1 Notes should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining that type of exemption.
           The United States federal income tax discussion set forth above is included for information only, may not be applicable depending upon a Series 2005-1 Noteholder’s particular tax situation, and does not purport to address the issues described with the degree of specificity that would be provided by a taxpayer’s own tax advisor. It is suggested that prospective purchasers consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Series 2005-1 Notes.
STATE AND LOCAL TAX CONSEQUENCES
           The above discussion does not address the tax treatment of the Series 2005-1 Notes or the holders of the Series 2005-1 Notes under any state or local tax laws. The activities to be undertaken by the Servicer in servicing and collecting the Receivables will take place throughout the United States and, therefore, many different tax regimes could apply to this transaction. Prospective investors are advised to consult with their tax advisors regarding the state and local tax treatment of the Trust as well as any state and local tax consequences to investors by purchasing, holding and disposing of the Series 2005-1 Notes.
CERTAIN ERISA CONSIDERATIONS
           Subject to the following discussion the Series 2005-1 Notes may be acquired by a Benefit Plan. Section 406 of ERISA and Section 4975 of the U.S. Internal Revenue Code prohibit a Benefit Plan from engaging in specified transactions with persons that are “parties in interest” under ERISA or “disqualified persons” under the U.S. Internal Revenue Code with respect to the Benefit Plan. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the U.S. Internal Revenue Code for parties in interest, disqualified persons or the fiduciaries of the Benefit Plan. In addition, Title I of ERISA also requires fiduciaries of a Benefit Plan subject to ERISA to make investments that are prudent, diversified and in accordance with the governing plan documents.
           Certain transactions involving the Trust might be deemed to constitute prohibited transactions under ERISA and the U.S. Internal Revenue Code with respect to a Benefit Plan that purchased Series 2005-1 Notes if assets of the Trust were deemed to be assets of the Benefit Plan. Under a regulation issued by the United States Department of Labor (the “Regulation”), the assets of the Trust would be treated as plan assets of a Benefit Plan for the purposes of ERISA and the U.S. Internal Revenue Code only if the Benefit Plan acquired an “equity interest” in the Trust and none of the exceptions to plan assets contained in the Regulation was applicable. An equity interest is defined under the Regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is little guidance on the subject, assuming the Series 2005-1 Notes constitute debt for local law purposes, the Transferor believes that, at the time of their issuance, the Series 2005-1 Notes should not be treated an equity interest in the Trust for purposes of the Regulation. This determination is based in part upon the traditional debt features of the Series 2005-1 Notes, including the reasonable expectation of purchasers of Series 2005-1 Notes that the Series 2005-1 Notes will be repaid when due, as well as the absence of conversion rights, warrants and other substantial equity features. The debt treatment of the Series 2005-1 Notes for ERISA purposes could change if the Trust incurs losses.

           However, without regard to whether the Series 2005-1 Notes are treated as an equity interest for purposes of the Regulation, the acquisition or holding of Series 2005-1 Notes by or on behalf of a Benefit Plan could be considered to give rise to a prohibited transaction if the Trust, the Transferor, the Underwriters, the Administrator, the Servicer, the Indenture Trustee or the Owner Trustee is or becomes a party in interest or a disqualified person with respect to the Benefit Plan. One or more exemptions from the prohibited transaction rules could be applicable to the purchase and holding of Series 2005-1 Notes by a Benefit Plan depending on the type and circumstances of the plan fiduciary making the decision to acquire Series 2005-1 Notes. Included among these exemptions are:

•	Prohibited Transaction Class Exemption (“PTCE”) 96-23, regarding transactions effected by “in-house asset managers”;

•	PTCE 95-60, regarding investments by insurance company general accounts;

•	PTCE 91-38, regarding investments by bank collective investment funds;

•	PTCE 90-1, regarding investments by insurance company pooled separate accounts; and

•	PTCE 84-14, regarding transactions effected by “qualified professional asset managers”.
By acquiring a Series 2005-1 Note, you will be deemed to represent that either (i) you are not acquiring the Series 2005-1 Notes with the assets of a Benefit Plan or a plan that is subject to a law that is substantially similar to ERISA or Section 4975 of the U.S. Internal Revenue Code; or (ii) the acquisition and holding of the Series 2005-1 Notes by you will not give rise to a nonexempt prohibited transaction under ERISA, Section 4975 of the U.S. Internal Revenue Code or any substantially similar applicable law.
           Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) are not subject to ERISA requirements, and church plans (as defined in Section 3(33) of ERISA) may not be subject to ERISA requirements. However, governmental plans may be subject to comparable state law restrictions.
           If you are a plan fiduciary and are considering the purchase of Series 2005-1 Notes, you should consult your legal advisors regarding whether the assets of the Trust would be considered plan assets, the possibility of exemptive relief from the prohibited transaction rules and other issues and their potential consequences.

UNDERWRITING
           Under the terms and subject to the conditions contained in the Underwriting Agreement, the Transferor has agreed to sell to the several underwriters (the “Underwriters”), for whom Morgan Stanley & Co. Incorporated is acting as representative, the following respective principal amounts of the Series 2005-1 Notes:

Principal Balance of
Underwriter	Series 2005-1 Notes

Morgan Stanley & Co. Incorporated	$
SG Americas Securities, LLC
Dresdner Kleinwort Wasserstein Securities LLC
Wachovia Capital Markets, LLC
Total	$750,000,000
           The Underwriting Agreement requires that the Underwriters, subject to the terms and conditions set forth in the Underwriting Agreement, severally to purchase all of the Series 2005-1 Notes if any are purchased.
           The Underwriters severally propose to offer the Series 2005-1 Notes initially to dealers at the public offering price less a concession not in excess of      % of the initial principal balance of the Series 2005-1 Notes. The Underwriters and these dealers may reallow a discount not in excess of      % to other broker/ dealers. After the initial public offering, the public offering price and concessions and discounts to broker/ dealers may be changed by the representative of the Underwriters.
           The Transferor estimates that the out-of-pocket expenses for this offering will be approximately $950,000.
           The Transferor and VW Credit have agreed to indemnify the Underwriters against civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in that respect.
           The underwriters may act through one or more of their affiliates when selling securities outside the United States.
           The representative, on behalf of the Underwriters, may engage in over-allotment, syndicate covering transactions, penalty bids and stabilizing transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.
           Over-allotment involves short sales by the underwriters of the Series 2005-1 Notes. Short sales involve the sale by the underwriters of a greater number of Series 2005-1 Notes than they are required to purchase in the offering. This creates a syndicate short position and the need to engage in syndicate covering transactions to close out the syndicate short position. Short sales may be in the form of “covered” short sales or “naked” short sales.
           Covered short sales are sales made in an amount not greater than the underwriters over-allotment option to purchase additional Series 2005-1 Notes in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing Series 2005-1 Notes in the open market. In determining the source of Series 2005-1 Notes to close out the covered short position, the underwriters will consider, among other things, the price of Series 2005-1 Notes available for purchase in the open market as compared to the price at which they may purchase Series 2005-1 Notes through the over-allotment option.
           Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Series 2005-1 Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series 2005-1 Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

           Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Series 2005-1 Notes originally sold by a syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.
           Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
           Similar to other purchase transactions, syndicate short sales, penalty bids and stabilizing transactions may have the effect of raising or maintaining the market price of the Series 2005-1 Notes or preventing or retarding a decline in the market price of the Series 2005-1 Notes. As a result, the price of the Series 2005-1 Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.
           In the ordinary course of its business, some of the Underwriters and some of their affiliates have in the past and may in the future engage in commercial and investment banking activities with the Transferor and its affiliates.

LEGAL MATTERS
           Certain legal matters relating to the Notes will be passed upon for the servicer and the transferor by Allen L. Strang, Esq., Attorney for VW Credit. Certain other legal matters with respect to the Notes, including federal income tax matters, will be passed upon for the servicer, the transferor and the Underwriters by Mayer, Brown, Rowe & Maw LLP. Mayer, Brown, Rowe & Maw LLP has from time to time represented VW Credit and its affiliates in other transactions.
WHERE YOU CAN FIND MORE INFORMATION
           The Transferor and the Trust filed a registration statement relating to the Series 2005-1 Notes with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement, but the registration statement includes additional information.
           The Transferor will file with the SEC all required annual, monthly and special SEC reports and other information about the Trust. The Transferor will include in these reports all material information about any other Series issued after Series 2005-1 Notes. The Transferor will file these reports under its and the Trust’s names.
           You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.
INCORPORATION BY REFERENCE
           The SEC allows information filed with it to be “incorporated by reference” into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that the Transferor files with the SEC after the date of this prospectus will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus.
           The Transferor incorporates by reference any future annual, monthly and special reports and proxy materials filed by or on behalf of the Trust with the SEC until the offering of the Series 2005-1 Notes is terminated.
           As a recipient of this prospectus, you may request a copy of any document incorporated by reference into this prospectus, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling: VW Credit, Inc., 3800 Hamlin Road, Auburn Hills, Michigan 48326, Attention: Corporate Secretary, telephone: (248) 754-5000.

GLOSSARY
           All references in this prospectus to any agreement should be understood to be references to that agreement as it may be amended, amended and restated or otherwise modified from time to time.
           “Accounts” means revolving financing agreements entered into with VW Credit by Dealers to finance their inventory of new and used automobiles and/or light duty trucks and that are designated for inclusion of Receivables arising thereunder in the Trust.
           “Addition Date” means, for an Additional Account, the date from and after which the Additional Account is to be included as an Account under the Trust Sale and Servicing Agreement.
           “Additional Accounts” means Accounts that become Accounts after the Initial Closing Date.
           “Additional Cut-Off Date” means, for an Additional Account, the date specified in the notice of addition delivered in respect of the Addition Date.
           “Additional Noteholder Collections” for any Deposit Date means the sum of:
                (i) the Additional Noteholder Non-Principal Collections for that Deposit Date, and
                (ii) the Additional Noteholder Principal Collections for that Deposit Date.
           “Additional Noteholder Non-Principal Collections” for any Deposit Date means an amount equal to the product of:

•	the Residual Interest Percentage for the related Collection Period,

•	the Series Allocation Percentage for Series 2005-1, and

•	Non-Principal Collections for that Deposit Date.
           “Additional Noteholder Principal Collections” for any Deposit Date means an amount equal to the product of:

•	the Residual Interest Percentage for the related Collection Period,

•	the Series Allocation Percentage for Series 2005-1, and

•	Principal Collections for that Deposit Date.
           “Adjustment Payment” means amounts the Transferor is required to deposit in the Collection Account (a) due to downward adjustment to the amounts of any Receivable because of a rebate, refund, credit adjustment or billing error to a Dealer, or because such Receivable was created in respect of a Receivable which was refused or returned by a Dealer, and (b) to the extent the Residual Participation Amount would be less than the Trust Available Subordinated Amount on the immediately preceding Determination Date.
           “Administration Agreement” means the Amended and Restated Administration Agreement, dated as of the Closing Date, among the Trust, the Indenture Trustee and VW Credit, as Administrator.
           “Administrator” means VW Credit, acting in its capacity as administrator under the Administration Agreement, or any successor to VW Credit in its capacity as administrator.
           “Amortization Period” means, with respect to any Series, a period during which Principal Collections and other specified amounts allocable to a Series will be used on each Payment Date to make principal distributions to the holders of the Notes of that Series.
           “Available Noteholder Principal Collections” means, for any Payment Date,

•	the product of:

(a)	the Series 2005-1 Floating Allocation Percentage, with respect to the Revolving Period, or the Principal Allocation Percentage, with respect to the Series 2005-1

Accumulation Period or any Early Amortization Period, for the related Collection Period, and

(b)	Principal Collections deposited into the Collection Account for the related Collection Period,

•	minus, the amount of Reallocated Principal Collections on the Payment Date,

•	plus, the amount, if any, of Non-Principal Collections, Investment Proceeds, funds in the Reserve Account, and Additional Noteholder Collections allocated to cover the Noteholder Default Amount or to reverse Noteholder Charge-Offs,

•	plus, Series 2005-1 Miscellaneous Payments on deposit in the Collection Account for the Payment Date, and

•	plus, Excess Principal Collections, if any, allocated from other Series to the Series 2005-1 Notes to cover any Series 2005-1 Principal Shortfall for the Payment Date.
           “Bankruptcy Remote Party” means each of the Transferor and the Issuer.
           “Basic Documents” means the Trust Agreement, the Receivables Purchase Agreement, the Trust Sale and Servicing Agreement, each Depository Agreement, the Omnibus Amendment, the Administration Agreement, the Indenture (including all Series Supplements), the Enhancement Agreements and the other documents and certificates delivered in connection therewith from time to time.
           “Benefit Plan” means any one of (a) an employee benefit plan (as described in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) a plan described in Section 4975(e)(1) of the Code or (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.
           “Cash Management Account” means the deposit accounts maintained by VCI for the benefit of Dealers.
           “Cash Management Account Balance” means, at any time, the aggregate of all amounts on deposit in the Cash Management Account pursuant to the applicable cash management agreement between VW Credit and a Dealer.
           “Cede” means Cede & Co., the nominee for DTC.
           “Clearstream” means Clearstream Banking, societe anonyme.
           “Clearstream Participants” means organizations participating in the Clearstream system.
           “Closing Date” means date on which the Series 2005-1 Notes are first issued by the Trust.
           “Collateral Security” means (a) the security interests granted by or on behalf of the related Dealer to secure payment on the Receivables, including security interests in the Vehicles, specified parts inventory, equipment, fixtures, service accounts of the Dealers and, in some cases, realty securing the Receivables of the Dealers and/or (b) personal guarantees securing the Receivables of the Dealers.
           “Collection Period” means a calendar month.
           “Collections” shall mean, without duplication, all payments by or on behalf of Dealers in respect of the Receivables, in the form of cash, checks, wire transfers or any other form of payment; and shall include, without duplication, (i) the amount of any Rebate Payments deposited by the Servicer into the Collection Account (such amounts being deemed Non-Principal Collections), and (ii) all other Non-Principal Collections and Principal Collections.

           “Controlling Class” means, with respect to a Series of Notes:

•	if there is only one class of Notes in that Series, all the Notes of that Series, and

•	if there is more than one class of Notes in that Series, the class or classes with the highest rating.
           “Customary Servicing Practices” means the customary servicing practices of the Servicer with respect to the Receivables, as such practices may be amended from time to time.
           “Dealer Group” means a Dealer or a group of affiliated Dealers.
           “Dealer Overconcentration” shall mean on any Determination Date, with respect to the following Dealer or Dealer Groups, the sum of the following:
           (a) the amount by which the aggregate balance of Principal Receivables due from AutoNation, Inc. and its affiliates, less any amounts on deposit in the Cash Management Account relating to such Receivables, exceeds 4% of the Pool Balance (excluding the amount on deposit in the Excess Funding Account, if any), in each case, on the last day of the Collection Period immediately preceding such Determination Date;
           (b) the amount by which the aggregate balance of Principal Receivables, less any amounts on deposit in the Cash Management Account relating to such Receivables, due from the largest Dealer or Dealer Group (excluding AutoNation) exceeds 4% of the Pool Balance (excluding the amount on deposit in the Excess Funding Account, if any), in each case, on the last day of the Collection Period immediately preceding such Determination Date;
           (c) the amount by which the aggregate balance of Principal Receivables, less any amounts on deposit in the Cash Management Account relating to such Receivables, due from each of the next three largest Dealers or Dealer Groups (excluding AutoNation, Inc. and its affiliates) exceeds 3% of the Pool Balance (excluding the amount on deposit in the Excess Funding Account, if any), in each case, on the last day of the Collection Period immediately preceding such Determination Date; and
           (d) the amount by which the aggregate balance of Principal Receivables, less any amounts on deposit in the Cash Management Account relating to such Receivables, due from any other Dealer or Dealer Group exceeds 2% of the Pool Balance (excluding the amount on deposit in the Excess Funding Account, if any), in each case, on the last day of the Collection Period immediately preceding such Determination Date.
           “Dealers” means retail automobile and/or light duty truck dealers franchised by VW Credit.
           “Defaulted Amount” means, for any Collection Period, an amount (which will not be less than zero) equal to the excess, if any, of;

(a)	the Principal Receivables that became Defaulted Receivables during the preceding Collection Period over

(b)	full amount of any Defaulted Receivables subject to reassignment to the Transferor or purchase by the Servicer for the Collection Period unless specified events of bankruptcy, insolvency or receivership have occurred for either of the Transferor or the Servicer, in which event the Defaulted Amount will not be reduced for those Defaulted Receivables.
           “Defaulted Receivables” means, on any Determination Date:

•	all Receivables which were charged off as uncollectible in respect of the immediately preceding Collection Period in accordance with the Servicer’s customary and usual servicing procedures for servicing Dealer floorplan receivables comparable to the Receivables which have not been sold to third parties, and

•	all Receivables which were Eligible Receivables when transferred to the Trust on the Initial Closing Date or the related Additional Date or on their respective Transfer Date, which arose in an Account which became an Ineligible Account after the date of transfer of the Receivables to the Trust and which remained outstanding for any six consecutive Determination Dates (including the Determination Date on which the determination is being made) after the Account became an Ineligible Account.

           “Deficiency Amount” means for each Determination Date, the amount, if any, by which

•	the sum of

(a)	the Series 2005-1 Monthly Interest for the related Payment Date,

(b)	the Series 2005-1 Monthly Interest accrued but not distributed to the Series 2005-1 Noteholders on a prior Payment Date (and interest thereon at the applicable rate),

(c)	the Noteholder Monthly Servicing Fee for the Series 2005-1 Notes for the related Payment Date, and

(d)	the Series 2005-1 Noteholder Default Amount for the related Payment Date, exceeds

•	the sum of

(a)	Series 2005-1 Noteholder Non-Principal Collections any Servicer Advances and Investment Proceeds for that Payment Date, and

(b)	the amount of funds in the Reserve Account on the Determination Date available to fund any portion of the Deficiency Amount as described under “The Series 2005-1 Notes—Distributions from the Collection Account for Series 2005-1 Notes; Reserve Account—Non-Principal Collections.”
           “Definitive Notes” means Series 2005-1 Notes issued in fully registered, certificated form.
           “Deposit Date” means each day on which the Servicer deposits Collections in the Collection Account, as described in “The Series 2005-1 Notes—Allocation of Collections; Deposits in Collection Account.”
           “Depository” means DTC and any successor depository selected by the Trust.
           “Depository Agreement” means, with respect to any Series or Class, the agreement between the Trust and the initial depository, dated as of the related Closing Date.
           “Designated Accounts” means, in connection with the removal of any Accounts from designation to the Trust without removing the then existing Receivables in those Accounts from the Trust, the Accounts to be so removed from designation to the Trust without removing the existing Receivables as designated in a Removal Notice.
           “Designated Balance” means, in connection with the removal from designation to the Trust of any Designated Account, the aggregate principal balance of the Receivables in that Designated Account.
           “Designated Maturity” means, for any Adjustment Date, one month; provided that LIBOR for the initial Interest Period will be determined by straight-line interpolations (based on the actual number of days in the initial Interest Period) between two rates determined in accordance with the definition of LIBOR, one of which will be determined for a Designated Maturity of two months.
           “Determination Date” means, with respect to any Payment Date, the second business day preceding that Payment Date.
           “DTC” means The Depository Trust Company.

           “Eligible Account” means each wholesale financing revolving line of credit extended by VW Credit to a Dealer, which line of credit, as of the date of determination thereof:

•	is established by VW Credit in the ordinary course of business under a Dealer financing agreement,

•	is in favor of a Dealer which is an Eligible Dealer,

•	is in existence and maintained and serviced by VW Credit (or a Successor Servicer), and

•	in respect of which no amounts have been charged off as uncollectible or are classified as past due or delinquent.
           “Eligible Dealer” is a Dealer:

•	which is located in the United States of America (including its territories and possessions),

•	which has not been identified by the Servicer as being the subject of any voluntary or involuntary bankruptcy proceeding or in voluntary or involuntary liquidation,

•	in which Volkswagen of America or its affiliates do not have an equity investment, and

•	which has not been classified by the Servicer as being under Dealer Default status.
           “Eligible Deposit Account” means either:

•	a segregated account with an Eligible Institution, or

•	a segregated trust account with the corporate trust department of a depository institution organized under the laws of the United States or any one of the states thereof including the District of Columbia (or any domestic branch of a foreign bank), having corporate trust powers and acting as trustee for funds deposited in the account, so long as any of the securities of the depository institution has a credit rating from each Rating Agency in one of its generic rating categories which signifies investment grade.
           “Eligible Institution” means:

•	the corporate trust department of the Indenture Trustee, or

•	a depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia (or a domestic branch of a foreign bank), which at all times:

(a)	has either:

(x)	a long-term unsecured debt rating of Aa2 or better by Moody’s and of AA- or better by Standard & Poor’s or another rating acceptable to each Rating Agency or

(y)	a certificate of deposit rating of P-1 by Moody’s or A-1+ by Standard & Poor’s or another rating acceptable to each Rating Agency
                   and

(b)	is a member of the Federal Deposit Insurance Corporation.
           “Eligible Investments” means any of the following:

•	book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form generally having original or remaining maturities of 30 days or less, but in no event occurring later than the Payment Date next occurring after the Indenture Trustee acquires the investments, which evidence:

(i)	direct obligations of, and obligations fully guaranteed as to timely payment by, the United States of America;

(ii)	demand deposits, time deposits or certificates of deposit of any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof, or the District of Columbia (or any domestic branch of a foreign bank), and subject to supervision and examination by Federal or state banking or depository institution authorities. However, at the time of the Trust’s investment or contractual commitment to invest in the investments, the commercial paper or other short-term unsecured debt obligations (other than obligations the rating of which is based on the credit of a person or entity other than the depository institution or trust company) of the depository institution or trust company must have a credit rating from each of the Rating Agencies in the highest investment category granted by the Rating Agencies;

(iii)	commercial paper having, at the time of the Trust’s investments or contractual commitment to invest in the investments, a rating from each of the Rating Agencies in the highest investment category granted by the Rating Agencies;

(iv)	investments in money market funds having a rating from each of the Rating Agencies in the highest investment category granted by the Rating Agencies or otherwise approved in writing by the Rating Agencies;

(v)	bankers’ acceptances issued by any depository institution or trust company referred to in clause (ii) above; and

(vi)	repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as a principal) described in clause (ii) above; and

•	any other investment consisting of a financial asset that by its terms converts into cash within a finite period of time, if each Rating Agency shall have notified the Transferor, the Servicer, the Owner Trustee and the Indenture Trustee that the Trust’s investment in the investment will not result in a reduction or withdrawal of the rating of any outstanding Class or Series rated by the Rating Agency.
           “Eligible Receivable” is defined to mean each Receivable:

•	which was originated by VW Credit or an affiliate in the ordinary course of business,

•	which arose under an Account that at the time was an Eligible Account,

•	which is owned by VW Credit at the time of sale by VW Credit to the Transferor,

•	which represents the obligation of a Dealer to repay an advance made to or on behalf of the Dealer to finance Vehicles,

•	which, at the time of creation and at the time of transfer to the Trust (except, on the Initial Closing Date, for Receivables relating to Vehicles that have already been sold), is secured by a perfected security interest in the Vehicles relating thereto,

•	which was created in compliance in all respects with all requirements of law applicable thereto and under a Dealer financing agreement which complies in all respects with all requirements of law applicable to any party thereto,

•	for which all material consents and governmental authorizations required to be obtained by VW Credit or the Transferor in connection with the creation of the Receivable or the transfer thereof to the Trust or the performance by VW Credit of the Dealer financing agreement under which the Receivable was created, have been duly obtained, effected or given and are in full force and effect,

•	as to which at all times following the transfer of the Receivable to the Trust, the Trust will have good and marketable title thereto free and clear of all liens arising prior to the transfer or arising at any time, other than liens permitted by the Trust Sale and Servicing Agreement,

•	which has been the subject of a valid transfer and assignment from the Transferor to the Trust of all the Transferor’s interest therein (including any proceeds thereof),

•	which will at all times be the legal and assignable payment obligation of the Dealer relating thereto, enforceable against the Dealer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy or other similar laws,

•	which at the time of transfer to the Trust is not subject to any right of rescission, setoff, or any other defense (including defenses arising out of violations of usury laws) of the Dealer,

•	as to which, at the time of transfer of the Receivable to the Trust, VW Credit and the Transferor were not in breach of any of their respective obligations relating to that Receivable required to be satisfied at that time,

•	as to which, at the time of transfer of the Receivable to the Trust, neither VW Credit nor the Transferor has taken or failed to take any action which would impair the rights of the Trust or the Noteholders therein,

•	which constitutes an “instrument”, “account”, “chattel paper” or a “general intangible” as defined in Article 9 of the Uniform Commercial Code as then in effect,

•	which was transferred to the Trust with all applicable governmental authorization, and

•	which is payable in United States dollars.
           “Enhancement” means any letter of credit, surety bond, cash collateral account, reserve account, yield supplement account, spread account, guaranteed rate agreement, swap or other interest rate protection agreement, maturity liquidity facility, tax protection agreement or other arrangement issued for a Series or class of Notes.
           “Enhancement Agreement” means any agreement under which an Enhancement Provider agrees to provide Enhancement for any Series.
           “Enhancement Provider” means the issuer or provider of any Enhancement.
           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
           “Euroclear Participants” means organizations participating in the Euroclear system.
           “Events of Default” for the Series 2005-1 Notes will consist of:

•	any failure to pay interest on the Series 2005-1 Notes as and when the same becomes due and payable, which failure continues unremedied for five days;

•	any failure to make any required payment of principal on the Series 2005-1 Notes, which failure continues unremedied for five days;

•	any failure to observe or perform in any material respect any other covenants or agreements in the Indenture, which failure materially and adversely affects the rights of the Series 2005-1 Noteholders, and which failure in either case continues for 60 days after the giving of written notice of the failure

(x)	to the Trust and the Transferor (or the Servicer, as applicable) by the Indenture Trustee, or

(y)	to the Trust, the Transferor (or the Servicer, as applicable) and the Indenture Trustee by the holders of not less than 25% of the principal amount of the Series 2005-1 Notes;

•	failure to pay the Series 2005-1 Invested Amount by the Series 2005-1 Stated Maturity Date; and

•	specified events of bankruptcy, insolvency or receivership relating to the Trust.
           “Excess Non-Principal Collections” means for any Collection Period the amount of any Non-Principal Collections for each Series remaining after all required payments and deposits have been made for the related Payment Date as required by the related Series Supplement.
           “Excess Principal Collections” means for any Collection Period the amount of Available Noteholder Principal Collections for each Series remaining after all required payments of principal have been made for the related Payment Date to the Principal Funding Account for the related Series or to the Noteholders of the related Series or a class of that Series.
           “Final Payment Date” means the earlier of

•	the Series 2005-1 Stated Maturity Date, or

•	the date on which the principal amount of the Series 2005-1 Notes has been reduced to zero.
           “Financing” means, collectively, (i) any financing transaction of any sort undertaken by VW Credit or any affiliate of VW Credit involving, directly or indirectly, the trust assets, and (ii) any other asset securitization, secured loan or similar transaction involving the assets of the Trust or any beneficial interest therein or in the Trust.
           “Floating Allocation Percentage” means, for any Series and for any date, the amount specified in the related Series Supplement.
           “Fully Funded Date” means, for any Series of Notes, the date on which the amount on deposit in the Principal Funding Account for that Series equals the outstanding principal balance of the Notes of that Series.
           “Group I” means Series 2005-1 and each other Series hereafter specified in the related Series Supplement to be included in Group I.
           “Incremental Subordinated Amount” means, with respect to any Determination Date, the result obtained by multiplying (a) a fraction, the numerator of which is the sum of (i)(A) the Series 2005-1 Invested Amount on the last day of the immediately preceding Collection Period or (B) with respect to the first Determination Date, the Series 2005-1 Invested Amount on the Closing Date and (ii)(A) the Series 2005-1 Available Subordinated Amount for such Determination Date (calculated without adding the Incremental Subordinated Amount for such Determination Date as described therein) or (B) with respect to the first Determination Date, the product of the Invested Amount on the Closing Date and the Subordinated Percentage, and the denominator of which is the Pool Balance (excluding the amount on deposit in the Excess Funding Account, if any) on such last day, by (b) the excess, if any, of (x) the Overconcentration Amount and the aggregate amount of Ineligible Receivables on the Determination Date, over (y) (i) the aggregate amount of Ineligible Receivables and Receivables in Accounts containing Dealer Overconcentrations (to the extent of the Dealer Overconcentrations) in each case that became Defaulted Receivables during the preceding Collection Period, less (ii) any amounts that are subject to reassignment from the Trust, unless specified events of bankruptcy, insolvency or receivership relating to the Transferor or VW Credit have occurred.
           “Ineligible Account” means an Account that is no longer an Eligible Account.
           “Ineligible Receivables” means all Receivables that are not Eligible Receivables that arise in Eligible Accounts.
           “Initial Accounts” means the Accounts designated for inclusion in the Trust as of the Initial Closing Date.
           “Initial Closing Date” means August 10, 2000.
           “Initial Cut-Off Date” means June 30, 2000.

           “Initial Invested Amount” means, for any Series and for any date, the amount specified in the related Series Supplement. The Initial Invested Amount for any Series may be increased or decreased from time to time as specified in the related Series Supplement.
           “Initial Payment Date” means September 20, 2005.
           “Insolvency Laws” means the United States Bankruptcy Code and other similar state laws.
           “Interest Period” means, for any Payment Date, the period from and including the preceding Payment Date to but excluding the Payment Date (or, in the case of the first Payment Date, from and including the Closing Date to but excluding the first Payment Date).
           “Investment Proceeds” for any Payment Date means an amount equal to the sum of investment earnings (net of losses and investment expenses) deposited into the Collection Account on the related Determination Date with respect to:

•	funds held in the Reserve Account and the Series 2005-1 Principal Funding Account; and

•	the Series 2005-1 Excess Funding Account Allocation Percentage of funds held in the Excess Funding Account.
           “Investor Charge-Offs” means unreimbursed receivable charge-offs.
           “IRS” means the Internal Revenue Service.
           “LIBOR” with respect to any Interest Period will be established by the Indenture Trustee and will equal the offered rate for United States dollar deposits for a period of the Designated Maturity that appears on Telerate Page 3750 as of 11:00 A.M., London time, on the second LIBOR Business Day prior to the first day of the Interest Period (a “LIBOR Determination Date”). “Telerate Page 3750” means the display page so designated on the Dow Jones Telerate Service (or any other page as may replace that page on that service, or any other service as may be nominated as the information vendor, for the purpose of displaying London interbank offered rates of major banks). If the London interbank offered rate appears on Telerate Page 3750, LIBOR will be that rate. If on any LIBOR Determination Date the offered rate does not appear on Telerate Page 3750:

•	the Indenture Trustee will request each of the reference banks (which will be major banks that are engaged in transactions in the London interbank market selected by the Indenture Trustee) to provide the Indenture Trustee with its offered quotation for United States dollar deposits for a period of the Designated Maturity prime banks in the London interbank market as of 11:00 A.M., London time, on the LIBOR Determination Date.

•	If at least two reference banks provide the Indenture Trustee with offered quotations, LIBOR on the LIBOR Determination Date will be the arithmetic mean, rounded upwards, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, of all the quotations provided by the reference banks.

•	If on the LIBOR Determination Date fewer than two of the reference banks provide the Indenture Trustee with offered quotations, LIBOR on the LIBOR Determination Date will be the arithmetic mean, rounded upwards, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, of the offered per annum rates that one or more leading banks in New York City selected by the Indenture Trustee are quoting as of 11:00 A.M., New York City time, on the LIBOR Determination Date to leading European banks for United States dollar deposits for a period of the Designated Maturity.

•	However, that if the New York City banks selected by the Indenture Trustee are not quoting as described above, LIBOR for the LIBOR Determination Date will be LIBOR applicable to the Interest Period immediately preceding the Interest Period for which LIBOR is being determined.
           “LIBOR Business Day” means any day other than a day on which banking institutions in New York, New York or London, England are required or authorized by law to be closed.

           “LIBOR Determination Date” shall mean the second LIBOR Business Day preceding the first day of each Interest Period.
           “Miscellaneous Payments” for any Collection Period means the sum of:

•	Adjustment Payments and Transfer Deposit Amounts on deposit in the Collection Account on the related Payment Date,

•	Unallocated Principal Collections on the related Payment Date available to be treated as Miscellaneous Payments as described under “The Series 2005-1 Notes— Excess Principal Collections.”
           “Monthly Payment Rate” means, with respect to any Collection Period, a fraction,

•	the numerator of which is the amount of Principal Collections for the Collection Period, and

•	the denominator of which is the daily average Pool Balance (excluding the amount on deposit in the Excess Funding Account, if any) for the Collection Period.
           “Monthly Servicing Fee” means, with respect to a Series of Notes for any Payment Date, an amount generally equal to one-twelfth of the product of:

•	the “Servicing Fee Rate” set forth in the Series Supplement for the Series of Notes;

•	the Pool Balance (excluding the amount on deposit in the Excess Funding Account, if any) as of the last day of the preceding Collection Period; and

•	the Floating Allocation Percentage for the Series for the immediately preceding Collection Period.
           “Moody’s” means Moody’s Investors Service, Inc. or its successor.
           “Non-Principal Collections” means all collections of interest, including amounts recovered on Defaulted Receivables, insurance proceeds and Rebate Payments, under the Receivables.
           “Non-Principal Shortfalls” means, for any Payment Date and any Series, any deposits or distributions required under the related Series Supplement which are either scheduled or permitted and which have not been covered out of Non-Principal Collections and other specified amounts allocated to that Series.
           “Non-Vehicle Collateral Security” means any parts inventory, equipment, fixtures, realty, personal guarantees and service accounts of the Dealers securing Receivables.
           “Note Rate” means, for any Interest Period, an amount equal to LIBOR plus           %.
           “Noteholder Default Amount” means, with respect to any Payment Date, an amount equal to the product of:

•	the Defaulted Amount for the related Collection Period, and

•	the Series 2005-1 Floating Allocation Percentage for the related Collection Period.
           “Noteholder Monthly Servicing Fee” means (a) on the Initial Payment Date with respect to Series 2005-1, $416,666.67, and (b) on any Payment Date thereafter with respect to Series 2005-1 an amount equal to one-twelfth of the product of:
           (a) the Servicing Fee Rate, and
           (b) the Series 2005-1 Invested Amount as of the last day of the Collection Period preceding that Payment Date.
           “Noteholders” means the holders of the Notes of all Series of Notes outstanding, and “Noteholder” means the holder of any Note.
           “Notes” means the asset backed notes of all Series outstanding, and “Note” means any asset backed note of any Series outstanding.
           “Omnibus Amendment ” means the Omnibus Amendment, dated as of the Closing Date, among the Servicer, Administrator, Transferor, Indenture Trustee, and the Trust.

           “Out of Trust Account” means any Account as to which: (a) the Dealer has either (i) received proceeds from the sale of the related Vehicle or (ii) no longer owns, controls or has title to the Vehicle and (b) the Dealer has not paid or is unable to pay the full amount of the related Receivable to VW Credit, as Servicer, within three Business Days after VW Credit has made a demand for payment.
           “Overconcentration Amount” on any Determination Date means the aggregate Principal Receivables in the Trust on the Determination Date that are Dealer Overconcentrations.
           “Owner Trustee” means The Bank of New York (Delaware), a Delaware banking corporation, acting in its capacity as owner trustee of the Volkswagen Credit Auto Master Owner Trust.
           “Payment Date” means the 20th day of each month, or if, with respect to any month in which the 20th day is not a business day, the next succeeding business day.
           “Pool Balance” means, as of the time of determination thereof, the sum of (a) the aggregate amount of Principal Receivables in the Trust at the time of determination, plus (b) the amount on deposit in the Excess Funding Account, if any, at the time of determination.
           “Pool Data Date” means June 30, 2005.
           “Principal Allocation Percentage” means for any Collection Period, the percentage equivalent (which will never exceed 100%) of a fraction:

•	the numerator of which is the Series 2005-1 Invested Amount as of the last day of the Series 2005-1 Revolving Period, if the last day of the Series 2005-1 Revolving Period has occurred, or, if last day of the Series 2005-1 Revolving Period has not occurred, as of the most recent Reset Date, and

•	the denominator of which is the greater of (a) the Pool Balance (excluding the amount on deposit in the Excess Funding Account, if any) and (b) the sum of the numerators of the Principal Allocation Percentages (as defined in the Series Supplements for each outstanding Series) for all outstanding Series.
However, with respect to that portion of any Collection Period that falls after the date on which any Early Amortization Event occurs (except if the resulting Early Amortization Period has been terminated and the Series 2005-1 Revolving Period recommenced as provided in the Series 2005-1 Supplement), the Principal Allocation Percentage will be reset using the Pool Balance (excluding the Excess Funding Account, if any) as of the close of business on the date on which the Early Amortization Event shall have occurred, and Principal Collections will be allocated for the portion of the Collection Period falling after the date on which the Early Amortization Event occurs using the reset Principal Allocation Percentage.
           “Principal Collections” means all collections of principal under the Receivables.
           “Principal Commencement Date” means, if the principal of any Series of Notes is scheduled to be paid in installments, the specified date on which the first installment of principal is scheduled to be paid.
           “Principal Funding Account Balance” means the amount on deposit in the Series 2005-1 Principal Funding Account at any time.
           “Principal Receivables” means, with respect to an Account, amounts shown on the Servicer’s records as Receivables (other than amounts which represent Non- Principal Receivables) payable by the related Dealer.
           “Principal Shortfalls” means, for any Payment Date and any Series, any principal deposits or distributions to Noteholders of that Series which are either scheduled or permitted and which have not been covered out of Principal Collections and other specified amounts allocated to that Series.
           “Rating Agency” or “Rating Agencies” means, with respect to any outstanding series or class of Notes, each statistical rating agency selected by the Transferor to rate the Notes of such series or class, unless otherwise specified in the Series Supplement.

           “Rating Agency Condition” means, with respect to any event and each Rating Agency, either (a) written confirmation by such Rating Agency that the occurrence of such event will not cause it to downgrade, qualify or withdraw its rating assigned to any Notes or (b) that such Rating Agency shall have been given notice of such event at least ten (10) days prior to such event (or, if ten (10) days’ advance notice is impracticable, as much advance notice as is practicable) and such Rating Agency shall not have issued any written notice that the occurrence of such event will cause it to downgrade, qualify or withdraw its rating assigned to any Notes.
           “Rebate Payments” means, if the Servicer adjusts downward the amount of interest otherwise payable on any Receivable with respect to any Collection Period as a result of any interest rebate program, the amount deposited by Servicer into the Collection Account on or prior to the Payment Date related to such Collection Period which will be an amount equal to the amount of such rebate.
           “Receivables” means the wholesale receivables arising under the Accounts.
           “Receivables Purchase Agreement” means the Amended and Restated Receivables Purchase Agreement, dated as of the Closing Date, between VW Credit and the Transferor, under which the Transferor has purchased and will purchase Receivables from VW Credit.
           “Related Document” means the Indenture, the Series Supplements, the Transfer and Servicing Agreements or the Trust Sale and Servicing Agreement. Collectively, these documents will be the “Related Documents.”
           “Removal and Reassignment Date” means, in connection with the removal from designation to the Trust of any Excess Accounts, the Determination Date on which the removal of the Excess Accounts and the reassignment of the existing Receivables in the Excess Account will occur.
           “Removal Commencement Date” means, in connection with the removal from designation to the Trust of any Accounts, the Determination Date specified in a Removal Notice on which the removal will commence.
           “Removal Date” means, in connection with the removal from designation to the Trust of any Designated Account, the Determination Date on which the Designated Balance in the Designated Account is reduced to zero.
           “Removal Notice” means a written notice specifying the Removal Commencement Date on which removal from designation to the Trust of one or more Accounts will commence and the Designated Accounts to be removed from designation to the Trust.
           “Required Participation Amount” means for any date an amount equal to the sum of:

•	the sum of the amounts for each Series, of the product of (i) the Series Invested Amount for each such Series of Notes at such time multiplied by (ii) the Required Participation Percentage for each such Series, and

•	the Trust Available Subordinated Amount on the immediately preceding Determination Date (after giving effect to the allocations, distributions, withdrawals and deposits to be made on the Payment Date following that Determination Date).
           “Required Participation Percentage” means 107.5%. The Transferor may, however, on ten days’ prior notice to the Indenture Trustee, the Owner Trustee, the Rating Agencies and any Enhancement Provider, reduce the Required Participation Percentage to not less than 100% if no Rating Agency has notified the Transferor or the Servicer that the reduction will result in the reduction or withdrawal of the rating on the Series 2005-1 Notes or the outstanding notes of any other Series.
           “Required Rating” means a rating on commercial paper or other short term unsecured debt obligations of Prime-1 by Moody’s so long as Moody’s is a Rating Agency and A-1 by Standard & Poor’s so long as Standard & Poor’s is a Rating Agency; and any requirement that deposits or debt obligations have the

“Required Rating” will mean that the deposits or debt obligations have the foregoing required ratings from Moody’s and Standard & Poor’s.
           “Required Subordinated Amount” means, as of any date of determination, the sum of:

•	the product of:

(1)	the Subordinated Percentage, and

(2)	the Series 2005-1 Invested Amount as of the opening of business on the date of determination, and

•	the Incremental Subordinated Amount,
provided however, during any Early Amortization Period, the Required Subordinated Amount will be calculated based on the Series 2005-1 Invested Amount as of the last day of the Revolving Period.
The Required Subordinated Amount will initially be $99,858,357 plus any Incremental Subordinated Amount.
           “Required Subordinated Draw Amount” means, for any Payment Date, the lesser of

•	the Deficiency Amount as determined by the Servicer on the preceding Determination Date, and

•	the Series 2005-1 Available Subordinated Amount for that Determination Date.
           “Reserve Account Deposit Amount” means the amount, if any, by which the Reserve Account Required Amount exceeds the amount on deposit in the Reserve Account.
           “Reserve Account Required Amount” means for any Payment Date, an amount equal to 0.35% of the outstanding principal balance of the Series 2005-1 Notes on such Payment Date (after giving effect to any changes therein, on such Payment Date).
           “Reset Date” means the last day of a Collection Period.
           “Residual Interest” means the beneficial undivided ownership interest in the Trust.
           “Residual Interestholder” means the Transferor in its capacity as the holder of the Residual Interest in the Trust.
           “Residual Interest Percentage” means 100%, minus:

•	the aggregate series’ Floating Allocation Percentages, when used with respect to Non-Principal Collections and Defaulted Receivables at all times and Principal Collections during any Revolving Period, and

•	the aggregate series’ Principal Allocation Percentages, when used with respect to Principal Collections during the Series 2005-1 Accumulation Period and any Early Amortization Period (or any other Series accumulation or amortization periods, as applicable).
           “Residual Participation Amount” means, at any time of determination, an amount equal to the excess, if any of:

•	the Pool Balance (excluding the amount on deposit in the Excess Funding Account, if any) at the time of determination, over

•	the aggregate Series Invested Amounts of all Series then outstanding determined as specified in the applicable Series Supplement.
           “SEC” means the Securities and Exchange Commission.

           “Series Adjusted Invested Amount” means, for a Series for any Collection Period, an amount equal to the sum of:

•	the Series Invested Amount and

•	the Available Subordinated Amount, if any, for that Series on the Determination Date occurring in the Collection Period (after giving effect to the allocations, distributions, withdrawals and deposits to be made on the Payment Date following that Determination Date under the applicable Series Supplement).
           “Series Allocation Percentage” means, for a Series for any Collection Period, the percentage equivalent of a fraction:

•	the numerator of which is the Series Adjusted Invested Amount for the Series as of the Reset Date for the immediately preceding Collection Period, and

•	the denominator of which is the Trust Adjusted Invested Amount as of the Reset Date for the immediately preceding Collection Period.
           “Series Invested Amount” means, with respect to a Series, the amount specified in the related Series Supplement.
           “Series 2005-1 Accumulation Period” means the Accumulation Period for the Series 2005-1 Notes.
           “Series 2005-1 Available Subordinated Amount” means, for the first Determination Date, the Required Subordinated Amount and, on any subsequent Determination Date, an amount equal to the lesser of:

(a)	the Series 2005-1 Available Subordinated Amount for the preceding Determination Date, minus, the portion of Additional Noteholder Collections for the preceding Collection Period applied as the Required Subordinated Draw Amount on the preceding Payment Date, minus, the amount of Reallocated Principal Collections on the preceding Payment Date to the extent of the Series 2005-1 Available Subordinated Amount for the preceding Determination Date, plus, the amount of Series 2005-1 Non-Principal Collections, and Investment Proceeds on the preceding Payment Date treated as Available Noteholder Principal Collections pursuant to clause (6)(B) as described under “The Series 2005-1 Notes— Distributions from the Collection Account for the Series 2005-1 Notes; Reserve Account; Non-Principal Collections,” minus the Incremental Subordinated Amount for the preceding Determination Date plus the Incremental Subordinated Amount for the current Determination Date; and

(b)	the product of the Subordinated Percentage and the Series 2005-1 Invested Amount plus the Incremental Subordinated Amount for the current Determination Date;
However, once the Series 2005-1 Accumulation Period or any Early Amortization Period that is not cured as described in this prospectus shall have commenced, the Series 2005-1 Available Subordinated Amount will be calculated based on the Series 2005-1 Invested Amount on the last day of the Series 2005-1 Revolving Period.
           “Series 2005-1 Controlled Accumulation Amount” means an amount equal to:

(a)	the aggregate outstanding principal balance of the Series 2005-1 Notes as of the Payment Date immediately preceding the first day of the Series 2005-1 Accumulation Period (after giving effect to any changes therein on that Payment Date), divided by

(b)	four, or if the commencement of the Accumulation Period has been postponed pursuant to the Series 2005-1 Supplement, the number of full Collection Periods that would fall within the Accumulation Period.

           “Series 2005-1 Controlled Deposit Amount” for a Payment Date means the excess, if any, of:

•	the product of:

(a)	the Series 2005-1 Controlled Accumulation Amount, and

(b)	the number of Payment Dates from and including the first Payment Date with respect to the Series 2005-1 Accumulation Period through and including such Payment Date (but not in excess of the applicable number in clause (b) of the definition of Series 2005-1 Controlled Accumulation Amount), over,

•	the amount on deposit in the Series 2005-1 Principal Funding Account before giving effect to any withdrawals from or deposits to the Series 2005-1 Principal Funding Account on such Payment Date.
           “Series 2005-1 Excess Funding Account Allocation Percentage” means a number, represented as a percentage, equal to the Required Participation Amount for Series 2005-1 divided by the Trust Required Participation Amount.
           “Series 2005-1 Expected Principal Payment Date” means the July 2008 Payment Date.
           “Series 2005-1 Floating Allocation Percentage” means for any Collection Period, the percentage equivalent (which will never exceed 100%) of a fraction:

•	the numerator of which is the Series 2005-1 Invested Amount as of the most recent Reset Date, and

•	the denominator of which is the greater of (a) Pool Balance (excluding the amount on deposit in the Excess Funding Account, if any) as of that Reset Date and (b) the sum of the numerators of the Floating Allocation Percentages for all outstanding Series.
           “Series 2005-1 Initial Invested Amount” means $750,000,000.
           “Series 2005-1 Invested Amount” means for any date an amount equal to

•	the Series 2005-1 Initial Invested Amount, minus

•	the amount, without duplication, of principal payments made to Series 2005-1 Noteholders or deposited to the Series 2005-1 Principal Funding Account in respect of the Series 2005-1 Notes prior to the date of determination of the Series 2005-1 Invested Amount since the Closing Date, minus

•	the excess, if any, of:

(a)	the aggregate amount of Series 2005-1 Noteholder Charge-Offs for all Payment Dates preceding the date of determination of the Series 2005-1 Invested Amount, over

(b)	the aggregate amount of any reversals of Series 2005-1 Noteholder Charge-Offs for all Payment Dates preceding the date of determination of the Series 2005-1 Invested Amount.
           “Series 2005-1 Monthly Interest” for any Payment Date means the amount of interest accrued in respect of the Series 2005-1 Notes for the Payment Date.
           “Series 2005-1 Monthly Principal” with respect to any Payment Date relating to the Series 2005-1 Accumulation Period or any Early Amortization Period will equal Available Noteholder Principal Collections for the Payment Date, and when during an Early Amortization Period, Additional Noteholder Principal Collections except that for each Payment Date following the first Collection Period of the Series 2005-1 Accumulation Period, Series 2005-1 Monthly Principal shall equal to the lesser of the Series 2005-1

Controlled Deposit Amount (after giving effect to any deposits made from the Excess Funding Account) and the Series 2005-1 Invested Amount; and except that Series 2005-1 Monthly Principal will not exceed the Series 2005-1 Invested Amount.
           “Series 2005-1 Non-Principal Shortfall” means with respect to any Payment Date, an amount equal to the excess of (a) the amounts needed to make the payments required in clauses (1) through (7) under “The Series 2005-1 Notes—Distributions from the Collection Account for Series 2005-1 Notes; Reserve Account—Non-Principal Collections” over (b) the sum of the Series 2005-1 Noteholder Non-Principal Collections, any Servicer Advances, Investment Proceeds deposited in the Collection Account for the related Collection Period.
           “Series 2005-1 Noteholder” means a holder of a Series 2005-1 Note.
           “Series 2005-1 Noteholder Non-Principal Collections” means, with respect to any Payment Date, an amount equal to the product of the Series 2005-1 Floating Allocation Percentage for the related Collection Period and the aggregate amount of Non-Principal Collections for the related Collection Period.
           “Series 2005-1 Revolving Period” means the period:

•	beginning at the close of business on the Closing Date,

•	and terminating on the earlier of:

(a)	the close of business on the day immediately preceding the Series 2005-1 Accumulation Period Commencement Date, and

(b)	the close of business on the day an Early Amortization Period commences.
However, the Series 2005-1 Revolving Period may recommence upon the termination of an Early Amortization Period under the circumstances described in this prospectus. See “—Early Amortization Events”.
           “Series 2005-1 Stated Maturity Date” means the July 2010 Payment Date.
           “Servicer” shall mean, initially, VW Credit in its capacity as Servicer under the Trust Sale and Servicing Agreement, and any successor servicer.
           “Servicing Default” refers to any of the following events:

(1)	failure by the Servicer to make any payment, transfer or deposit, or to give instructions to the Owner Trustee or the Indenture Trustee to make any payment, transfer or deposit or as to any action to be taken under any Enhancement Agreement, on the date the Servicer is required to do so under the Trust Sale and Servicing Agreement, which is not cured within a five business day grace period;

(2)	failure on the part of the Servicer duly to observe or to perform any other covenants or agreements of the Servicer in the Trust Sale and Servicing Agreement which failure has a materially adverse effect on the Noteholders of any outstanding Series and which continues unremedied for a period of 30 days after the date written notice of the failure has been given to the Servicer by the Indenture Trustee or the Owner Trustee, or the Servicer delegates its duties under the Trust Sale and Servicing Agreement, except as specifically permitted thereunder;

(3)	any representation, warranty or certification made by the Servicer in the Trust Sale and Servicing Agreement or in any certificate delivered under the Trust Sale and Servicing Agreement proves to have been incorrect when made, has a materially adverse effect on the rights of the Noteholders of any outstanding Series, and the materially adverse effect continues for a period of 60 days after written notice thereof has been given to the Servicer by the Indenture Trustee or Owner Trustee; or

(4)	the occurrence of specified events of bankruptcy, insolvency or receivership for the Servicer.

However, a delay in or failure of performance referred to under clause (1) above for a period of ten business days or referred to under clauses (2) or (3) above for a period of 60 business days, will not constitute a Servicing Default if the delay or failure could not have been prevented by the exercise of reasonable diligence by the Servicer and was caused by an act of God, war, vandalism, sabotage, accidents, fires, floods, strikes, labor disputes, mechanical breakdown, shortages or delays in obtaining parts or suitable equipment, material, labor or transportation, acts of subcontractors, interruption of utility services, acts of any unit of governmental agency, or other similar or dissimilar occurrence.
           “Servicing Fee” means the Servicer’s compensation for its servicing activities and reimbursement for its expenses under the Transfer and Servicing Agreements, which will be a monthly servicing fee equal to the sum of the Monthly Servicing Fees.
           “Servicing Fee Rate” for the Series 2005-1 Notes means 1% or, for any Payment Date in respect of which the Monthly Servicing Fee has been waived, 0%.
           “Special Tax Counsel” means Mayer, Brown, Rowe & Maw LLP in its capacity as special tax counsel to the Transferor and the Trust.
           “Standard & Poor’s” means Standard & Poor’s Ratings Services, or its successor.
           “Subordinated Percentage” means the percentage equivalent of a fraction:

•	the numerator of which is the Subordination Factor, and

•	the denominator of which will be the excess of
                            (a)            100%, over
                            (b)            the Subordination Factor.
           “Subordination Factor” means, initially, 11.75% except that if at any time the rating of Volkswagen AG’s or VW Credit’s long term unsecured debt is lowered below BBB by Standard & Poor’s or withdrawn by Standard & Poor’s, the Subordination Factor will thereafter by increased to 12.75%, unless the Trust receives written confirmation from Standard & Poor’s that the failure to increase the Subordination Factor will not result in Standard & Poor’s lowering or withdrawing its rating on the Series 2005-1 Notes.
           “Successor Servicer” means a successor Servicer appointed by the Indenture Trustee following a Servicing Default and the delivery by the Indenture Trustee of a Termination Notice.
           “Tax Opinion” means with respect to any action, an opinion of counsel to the effect that, for U.S. federal income tax purposes that action will not cause a taxable event with respect to any Noteholders.
           “Termination Notice” means, a written notice from the Indenture Trustee, delivered following the occurrence of a Servicing Default, that the Servicer will be terminated.
           “Transfer and Servicing Agreements” means, collectively, the Receivables Purchase Agreement, the Trust Sale and Servicing Agreement, the Trust Agreement and the Administration Agreement.
           “Transfer Date” means, for a Receivable arising after the Initial Cut-Off Date, the date on which the Receivable is originated, unless the Receivable arose in an Additional Account prior to the applicable Addition Date, in which case “Transfer Date” means the Addition Date.
           “Transferor” means Volkswagen Dealer Finance, LLC, a Delaware limited liability company.
           “Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code from time to time.
           “Trust Adjusted Invested Amount” means, for any day, the sum of the Series Adjusted Invested Amounts for all outstanding Series.
           “Trust Agreement” means the Amended and Restated Trust Agreement, between the Transferor and The Bank of New York (Delaware), as Owner Trustee, dated the Closing Date.

           “Trust Available Subordinated Amount” means the aggregate Available Subordinated Amounts for all outstanding Series.
           “Trust Sale and Servicing Agreement” means the Amended and Restated Trust Sale and Servicing Agreement, dated as of the Closing Date, among the Transferor, the Trust and VW Credit as Servicer.
           “Underwriting Agreement” means the Underwriting Agreement among the Transferor, VW Credit and Morgan Stanley & Co. Incorporated, as representative of the several Underwriters.
           “Uniform Commercial Code” means, unless the context otherwise requires, the Uniform Commercial Code, as amended from time to time, in the relevant jurisdiction.
           “U.S. Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
           “Vehicles” means the motor vehicles securing the Receivables.
           “Volkswagen AG” means Volkswagen AG, a German resident company.
           “Volkswagen AG Group” means Volkswagen AG and its subsidiaries.
           “Volkswagen of America” means Volkswagen of America, Inc., a New Jersey corporation and an indirect wholly-owned subsidiary of Volkswagen AG.
           “VW Credit” means VW Credit, Inc., a Delaware corporation.

INDEX OF PRINCIPAL TERMS
           Set forth below is a list of certain of the more important capitalized terms used in this prospectus and the pages on which the definitions of those terms may be found.

Accounts	81
Accumulation Period	39
Accumulation Period Commencement Date	33
Addition Date	81
Additional Accounts	81
Additional Cut-Off Date	81
Additional Noteholder Collections	81
Additional Noteholder Non-Principal Collections	81
Additional Noteholder Principal Collections	81
Adjustment Payment	81
Administration Agreement	81
Administrator	81
Amortization Period	81
Auction Vehicles	20
Automatic Additional Accounts	60
Available Noteholder Principal Collections	81
Available Subordinated Amount	41
Bankruptcy Remote Party	82
Basic Documents	82
Benefit Plan	82
Cash Management Account	82
Cash Management Account Balance	82
Cede	82
Clearstream	82
Clearstream Participants	82
Closing Date	82
Collateral Security	82
Collection Account	35
Collection Period	82
Collections	82
Commission	1
Controlled Deposit Amount	39
Controlling Class	83
Customary Servicing Practices	83
Dealer Default	24
Dealer Group	83
Dealer LIBOR Rate	23
Dealer Overconcentration	83
Dealers	83
Defaulted Amount	83
Defaulted Receivables	83
Deficiency Amount	84
Definitive Notes	84
Deposit Date	84
Depositaries	53
Depository	84
Depository Agreement	84
Designated Accounts	84
Designated Balance	84
Determination Date	84
Disqualified Receivable	58
DTC	84
Early Amortization Events	45
Early Amortization Period	39
Eligible Account	85
Eligible Dealer	85
Eligible Deposit Account	85
Eligible Institution	85
Eligible Investments	85
Eligible Portfolio	28
Eligible Receivable	86
Enhancement	87
Enhancement Agreement	87
Enhancement Provider	87
ERISA	87
Euroclear Participants	87
Events of Default	87
Excess Accounts	62
Excess Funding Account	37
Excess Non-Principal Collections	88
Excess Principal Collections	88
Expected Principal Payment Date	39
Final Payment Date	88
Financing	88
Floating Allocation Percentage	88
Floating Rate	23
Fully Funded Date	88
Group I	88
Incremental Subordinated Amount	88

Indemnified Parties	64
Indenture	19
Indenture Trustee	52
Indirect Participants	53
Ineligible Account	88
Ineligible Receivables	88
Initial Accounts	88
Initial Closing Date	88
Initial Cut-Off Date	88
Initial Invested Amount	89
Initial Payment Date	89
Insolvency Laws	89
Interest Period	89
Investment Proceeds	89
Investor Charge-Offs	89
IRS	89
LIBOR	89
LIBOR Business Day	89
LIBOR Determination Date	90
Miscellaneous Payments	90
Monthly Payment Rate	90
Monthly Servicing Fee	90
Moody’s	90
New Vehicles	20
Non-Principal Collections	90
Non-Principal Shortfalls	90
Non-Vehicle Collateral Security	90
Note Owners	53
Note Rate	90
Noteholder Default Amount	90
Noteholder Monthly Servicing Fee	90
Noteholders	90
Notes	90
OID	74
Omnibus Amendment	90
Out of Trust Account	91
Overconcentration Amount	91
Owner Trustee	91
Participants	53
Payment Date	91
Payment Date Statement	47
Pool Balance	91
Pool Data Date	91
Prime Rate	23
Principal Allocation Percentage	91
Principal Collections	91
Principal Commencement Date	91
Principal Funding Account Balance	91
Principal Receivables	91
Principal Shortfalls	91
PTCE	77
QSI	74
Rating Agencies	91
Rating Agency	91
Rating Agency Condition	92
Reallocated Principal Collections	41
Rebate Payment	92
Receivables	92
Receivables Purchase Agreement	92
Record Date	43
Regulation	76
Related Document	92
Removal and Reassignment Date	92
Removal Commencement Date	92
Removal Date	92
Removal Notice	92
Removed Account	61
Required Participation Amount	92
Required Participation Percentage	92
Required Rating	92
Required Subordinated Amount	93
Required Subordinated Draw Amount	93
Reserve Account	41
Reserve Account Deposit Amount	93
Reserve Account Required Amount	93
Reset Date	93
Residual Interest	93
Residual Interest Percentage	93
Residual Interestholder	93
Residual Participation Amount	93
Revolving Period	39
SEC	93
Series	19
Series 2005-1 Accumulation Period	94
Series 2005-1 Available Subordinated Amount	94
Series 2005-1 Controlled Accumulation Amount	94
Series 2005-1 Controlled Deposit Amount	95

Series 2005-1 Excess Funding Account Allocation Percentage	95
Series 2005-1 Expected Principal Payment Date	95
Series 2005-1 Floating Allocation Percentage	95
Series 2005-1 Initial Invested Amount	95
Series 2005-1 Invested Amount	95
Series 2005-1 Monthly Interest	95
Series 2005-1 Monthly Principal	95
Series 2005-1 Non-Principal Shortfall	96
Series 2005-1 Noteholder	96
Series 2005-1 Noteholder Charge-Off	43
Series 2005-1 Noteholder Non Principal Collections	96
Series 2005-1 Notes	19
Series 2005-1 Principal Funding Account	42
Series 2005-1 Revolving Period	96
Series 2005-1 Stated Maturity Date	96
Series 2005-1 Supplement	32
Series Adjusted Invested Amount	94
Series Allocation Percentage	94
Series Invested Amount	94
Series Supplement	19
Service Transfer	68
Servicer	96
Servicer Advance	36
Servicing Default	96
Servicing Fee	97
Servicing Fee Rate	97
Special Tax Counsel	97
Standard & Poor’s	97
Subordinated Percentage	97
Subordination Factor	97
Successor Servicer	97
Tax Opinion	97
Termination Notice	97
Transfer and Servicing Agreements	97
Transfer Date	97
Transfer Deposit Amount	59
Transferor	97
Treasury Regulations	97
Trust	18
Trust Adjusted Invested Amount	97
Trust Agreement	97
Trust Available Subordinated Amount	98
Trust Sale and Servicing Agreement	98
U.S. Internal Revenue Code	98
U.S. Wholesale Portfolio	19
Unallocated Principal Collections	38
Underwriters	78
Underwriting	1
Underwriting Agreement	98
Used Vehicles	20
Vehicles	98
Volkswagen AG	98
Volkswagen AG Group	98
Volkswagen of America	98
VW Credit	98
VW Credit’s Other Loans	70

$750,000,000
Floating Rate Auto Dealer Loan Backed Notes, Series 2005-1
Volkswagen Credit Auto Master Owner Trust
Issuer
Volkswagen Dealer Finance, LLC
Transferor
VW Credit, Inc.
Servicer

PROSPECTUS

MORGAN STANLEY	SG CORPORATE & INVESTMENT BANKING

DRESDNER KLEINWORT WASSERSTEIN	WACHOVIA SECURITIES
You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with other or different information.
We are not offering the notes in any jurisdiction where the offer is not permitted.
Until                     , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and regarding their unsold allotments or subscriptions.